Exhibit 4.9

SHARE PURCHASE AGREEMENT

by and among

Perion Network Ltd.
a company formed under the laws of Israel,

 SweetIM ltd.
an international business company formed under the laws of Belize,

SweetIM Technologies ltd.
a company formed under the laws of Israel,

the Shareholders of SweetIM Ltd.

and

Nadav Goshen
as Shareholders’ Agent

___________________________

Dated as of November 7, 2012
___________________________

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made and entered into as of November 7, 2012 (the “Agreement Date”), by and among Perion Network Ltd., a company formed under the laws of Israel (“Purchaser”), SweetIM Ltd., an international business company formed under the laws of Belize (the “Company”), SweetIM Technologies Ltd., a company formed under the laws of Israel (the “Israeli Subsidiary”), the Company Shareholders listed on Exhibit A, and Nadav Goshen as “Shareholders’ Agent”.  Certain other capitalized terms used in this Agreement are defined in Exhibit B.

Recitals

A.	The Company Shareholders collectively are the holders and the record and beneficial owners of all of the Company Share Capital.

B.
Each Company Shareholder is the record and beneficial owner of the number of Company Shares (as defined below) set forth opposite such Company Shareholder’s name on Schedule 2.2 of the Company Disclosure Letter.

C.
Purchaser desires, subject to the terms and conditions set forth in this Agreement, to, purchase from the Company Shareholders and each Company Shareholder desires to sell to Purchaser all Company Share Capital owned by such Company Shareholder subject to the terms and conditions set forth in this Agreement (the “Share Purchase”).

D.	The Company, the Company Shareholders and Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.

E.
The board of directors of the Company (the "Company Board of Directors") has carefully considered the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby, are fair to and in the best interests of, and are advisable to, the Company, the Company Securityholders and the Company's employees and creditors, has approved this Agreement and the transactions contemplated hereby and has recommended that the Company Shareholders approve this Agreement and the transactions contemplated hereby and execute this Agreement.

F.
Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Company shall have obtained and delivered to Purchaser a true, correct and complete copy of a unanimous written consent of the Company Shareholders evidencing the adoption and approval of this Agreement (the “Company Shareholder Approval”), signed by all of the Company Shareholders in accordance with the Company’s Charter Documents and the Belize International Business Companies Act (the “IBCA”) (the “Requisite Shareholder Approval”).

G.
Concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each key employee and consultant of the Israeli Subsidiary listed in Exhibit C hereto has executed a termination and waiver agreement with the Company and an employment agreement (including a retention plan) with Purchaser (the "Key Employee Agreements"), to be effective upon the Closing;

H.
The board of directors of Purchaser has carefully considered the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby are in the best interests of, and are advisable to, Purchaser and has approved this Agreement and the transactions contemplated hereby.

Now, Therefore, in consideration of the representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Purchase and Sale

1.1             The Share Purchase.

(a)        Company Share Capital.  On the terms and subject to the conditions of this Agreement, each Company Shareholder, severally and not jointly, agrees to sell, transfer and deliver to Purchaser at the Closing, and Purchaser agrees to purchase from such Company Shareholder, all of the Company Shares owned by such Company Shareholder as of immediately prior to the Closing, as set forth on the spreadsheet (the “Signing Spreadsheet”) attached hereto as Exhibit D, free and clear of all Encumbrances, in exchange for the applicable consideration (whether in Cash Consideration and/or Purchaser Ordinary Shares) for each Company Share, as set forth on the Signing Spreadsheet, subject to Section 1.1(h).  In addition, and with respect to each Company Shareholder, severally and not jointly, Purchaser may deduct any withholding amounts as further described in this ARTICLE 1.

(b)        Company Options.  No Company Option (whether vested or unvested) that is outstanding immediately prior to the Closing shall be assumed by Purchaser. Each Company Option (whether vested or unvested) will automatically, and without any further action on the part of any holder thereof, be cancelled immediately prior to the Closing and in consideration for such cancellation each holder thereof shall be included in the disbursement of the Closing Payment, Deferred Payment, Contingent Payment (if any) and Contingent Ruling Payment (if any), as and when such disbursements are made to the Company Shareholders, plus the applicable portion of any amounts required to be disbursed from the Set-off Amount to the Company Shareholders in accordance with the terms of this Agreement, with respect to its Company Options, an amount, in Cash Consideration (without interest), equal to the respective amount (if any) set forth opposite such holder’s name on the Signing Spreadsheet, subject to Section 1.1(h) (such amount herein referred to as the "Option Amount" per Company Optionholder, and such aggregate amount, the “Aggregate Option Amount”).  At or prior to the Closing, the Company shall take all actions under the Company Option Plan and otherwise to cause each of the Company Options to be canceled and extinguished as of the Closing Date. In addition, and with respect to each Company Optionholder, severally and not jointly, Purchaser may deduct any withholding amounts as further described in this ARTICLE 1.

(c)        Withholding; Certain Tax Matters.

(i)           Each of Purchaser, the Paying Agent, the 102 Trustee, the Company and the Israeli Subsidiary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Company Shareholder and Company Optionholder such amounts that are required to be deducted or withheld therefrom or in connection therewith under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement, including, without limitation, the Israeli Income Tax Ordinance [New Version] 1961 (the “Israeli Income Tax Ordinance”) at the applicable rate for such withholding.  To the extent such amounts were so deducted or withheld, such amounts shall be (i) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (ii) remitted in accordance with the applicable Legal Requirements by Purchaser, the Paying Agent, the 102 Trustee, the Company or the Israeli Subsidiary, to the applicable Governmental Entity.  In the case of any amounts withheld pursuant to or in accordance with this Agreement, the withholding party shall promptly provide to the Company Shareholders and Company Optionholders from which such amounts were withheld written confirmation of the amount so withheld. To the extent that such amounts are required to be deducted or withheld, such amounts will be withheld first from the cash amount payable to a Company Shareholder or Company Optionholder subject to withholding rather than the Purchaser Ordinary Shares payable to a Company Shareholder or Company Optionholder. In the event such amounts required to be deducted or withheld by Purchaser, the Paying Agent, the 102 Trustee, the Company or the Israeli Subsidiary exceed the cash amount payable to a Company Shareholder or Company Optionholder subject to withholding, Purchaser shall be entitled to repurchase (and Purchaser, the Paying Agent, the 102 Trustee, the Company or the Israeli Subsidiary, as the case may be, is authorized to sell to Purchaser, on behalf of a Company Shareholder or Company Optionholder), the portion of the Purchaser Ordinary Shares otherwise deliverable to a Company Shareholder or Company Optionholder, to enable the withholding party to comply with such deduction or withholding requirement. The repurchase of any Purchaser Ordinary Shares will be based on the Market Value of the Purchaser Ordinary Shares.  In the event that Purchaser, in its sole discretion, elects to sell, or cause the sale of, any of such Purchaser Ordinary Shares, Purchaser, the 102 Trustee, the Company or the Israeli Subsidiary shall notify the relevant Company Shareholder or Company Optionholder that such sale and withholding or deduction was made and remit to such Company Shareholder or Company Optionholder any balance of the proceeds of such sale not applied to the payment of Taxes less any costs or expenses incurred by Purchaser, the Paying Agent, the 102 Trustee, the Company or the Israeli Subsidiary in connection with such sale.  It is clarified that the transfer to a Company Shareholder or Company Optionholder of its entire portion of the Closing Payment Cash Consideration and its entire portion of its Aggregate Share Consideration shall be made at the same time, and a Company Shareholder or Company Optionholder shall not be entitled to receive its portion of the Closing Payment Cash Consideration prior to receipt of its portion of the Aggregate Share Consideration.

(ii)           Notwithstanding the provisions of Section 1.1(c)(i) above, with respect to Israeli Tax, the Aggregate Consideration payable hereunder to each of the Company Shareholders and non-Israeli Company Optionholders , shall be paid to and retained by the Paying Agent for the benefit of each such Company Shareholder and non-Israeli Company Optionholder, if any, for a period of 180 days from the Closing Date, the Deferred Payment Date or the Contingent Payment Date, as applicable, or an earlier date required in writing by a Company Shareholder or non-Israeli Company Optionholder (the “Withholding Drop Date”) (during which time neither Purchaser nor the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each Company Shareholder and non-Israeli Company Optionholder may obtain a certification or ruling (the “Qualified Withholding Certificate”) issued by the Israeli Tax Authority (“ITA”), in form and substance reasonably acceptable to Purchaser, (x) exempting Purchaser from the duty to withhold Israeli Taxes with respect to such Company Shareholder and non-Israeli Company Optionholder or (y) determining the applicable rate of Israeli Tax to be withheld from such Company Shareholder and non-Israeli Company Optionholder.  In the event that no later than five (5) Business Days before the Withholding Drop Date, a Company Shareholder and/or non-Israeli Company Optionholder submits a Qualified Withholding Certificate, in form and substance reasonably acceptable to Purchaser, the Paying Agent shall withhold and transfer to the ITA such amount of withholding due from such Company Shareholder and/or non-Israeli Company Optionholder as specified in such Qualified Withholding Certificate, and shall pay to such Company Shareholder and/or non-Israeli Company Optionholder only the balance of the payment due to such Company Shareholder and/or non-Israeli Company Optionholder that is not so withheld.  If any Company Shareholder and/or non-Israeli Company Optionholder (A) does not provide the Paying Agent with a Qualified Withholding Certificate, in form and substance reasonably acceptable to Purchaser, no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release his portion of the Aggregate Consideration prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, in form and substance reasonably acceptable to Purchaser, then the amount to be withheld from such Company Shareholder’s and/or non-Israeli Company Optionholder’s portion of the Aggregate Consideration shall be calculated according to the applicable withholding rate as reasonably determined by Purchaser (plus applicable linkage differences and interest as defined in Section 159A of the Israeli Income Tax Ordinance for the time period between the 15th calendar day of the month following the month during which the Closing Date, the Deferred Payment Date or the Contingent Payment Date, as applicable, occurs and the time the relevant payment is made, and calculated in NIS based on the US$:NIS exchange rate not lower than the rate at the Closing Date, the Deferred Payment Date or the Contingent Payment Date, as applicable) which amount (the “Tax Amount”) shall be delivered to the ITA by the Paying Agent and Purchaser shall pay to such Company Shareholder and/or non-Israeli Company Optionholder the balance of the payment due to such Company Shareholder and/or non-Israeli Company Optionholder that is not so withheld.

(iii)           The provisions of Section 1.1(c)(ii) above shall not apply with respect to any payments made to the 102 Trustee (in respect of Company Shares subject to the provisions of Section 102(b) and in relation to Company Options granted to Israelis), or the Israeli holders of Company Options, and applicable amounts will be deducted or withheld under the Israeli Income Tax Ordinance, unless, with respect to Israeli holders of Company Options or of shares deriving therefrom addressed in the Israeli Options Tax Ruling or any interim Israeli Options Tax Ruling (as defined below) - the Israeli Options Tax Ruling (or any interim Israeli Options Tax Ruling) shall have been obtained before the 15th of the calendar month following the month during which Closing occurs, which ruling shall provide that Purchaser, the Paying Agent and anyone acting on their behalf shall be exempt from Israeli withholding tax with respect to any of the payments made pursuant to this Agreement to the 102 Trustee or the Paying Agent, as applicable, and further instructing the 102 Trustee or the Paying Agent, as applicable, on the withholding of Israeli tax on such payments; provided, however, that in any event in which a Company Shareholder and/or Israeli Company Optionholder submits a Qualified Withholding Certificate, prior to any payment hereunder, in form and substance reasonably acceptable to Purchaser, the Paying Agent shall withhold and transfer to the ITA such amount of withholding due from such Company Shareholder and/or Israeli Company Optionholder as specified in such Qualified Withholding Certificate.

(iv)           Notwithstanding the foregoing, the parties agree that the party withholding any amount may convert into NIS any US$ on or prior to the date of the original payment in such amount as Purchaser deems adequate in order to meet its withholding obligations including to cover for any deficiencies due to exchange rate fluctuations.

(v)            Israeli Options Tax Ruling. As soon as reasonably practicable after the Agreement Date, the Company shall cause its Israeli counsel and/or Israeli consultants in full coordination with Purchaser and its Israeli counsel, to prepare and file with the ITA an application for a ruling in relation to the Company Shares subject to the provisions of Section 102(b) and in relation to Company Options held by Israeli tax residents confirming that:  (A) the payment of the Aggregate Consideration for Company Shares which remain subject to the statutory minimum trust period under such Section 102(b) and the exchange of Company Options for the Option Amount under Section 1.1(b) above will not constitute a violation of the requirements of Section 102(b); and (B) Purchaser and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding tax in relation to any payments or consideration, including transfer of the Aggregate Consideration and Option Amount transferred to the 102 Trustee in relation to Company Shares subject to Section 102(b) and Company Options; and (C) that the Deferred Payments and Contingents Payments in respect of Company Shares subject to Section 102(b) and Company Options shall not be subject to Israeli Tax until actually received by the applicable Company Securityholders; and (D) that payment of the Special Cash Dividend for Company Shares subject to Section 102(b) of the Israeli Income Tax Ordinance is eligible for the preferable tax rates provided in Section 102(b) of the Israeli Income Tax Ordinance; which ruling may be subject to customary conditions regularly associated with such a ruling (the “Israeli Options Tax Ruling”).  The parties will cause their respective Israeli counsel, advisors and accountants to cooperate and provide all information required and which is in their possession with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Options Tax Ruling. The Company, its representatives and advisors shall not make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Israeli Options Tax Ruling without prior coordination with, and approval by, Purchaser or its representatives and advisors, and will enable Purchaser's representatives and advisors to participate in all discussions and meetings relating thereto.  To the extent that Purchaser's representative and advisors elect not to participate in any meeting or discussion, the Company's representatives and advisors shall update Purchaser regarding the discussions held.  In any event, the final text of the Israeli Options Tax Ruling shall be subject to the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(1)           The parties hereto understand and acknowledge that the Israeli Options Tax Ruling may not be granted prior to Closing in which case the Company's advisors shall seek to receive an interim ruling which will determine that Purchaser and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding tax in relation to any payments or consideration, including transfer of the Aggregate Consideration and Option Amount transferred to the 102 Trustee in relation to Company Shares subject to Section 102(b) and Company Options and may further require an initial tax payment to be made to the ITA prior to receipt of the Israeli Options Tax Ruling.

(2)           The parties hereto understand and acknowledge that the Israeli Options Tax Ruling may not be obtained or may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above.  The parties further understand and acknowledge that the benefits to holders contemplated in this Section 1.1(c) may not be granted, or may not be granted in full.  Subject to obtaining the Interim Option Ruling, the parties agree that in the event that the Israeli Options Tax Ruling is not obtained within the applicable timeframe prescribed by the Interim Option Ruling, and unless this period is extended by mutual consent of Purchaser and the Shareholders’ Agent, the Section 102 Trustee shall be entitled to withhold any amount as may be required under applicable laws and in accordance with applicable laws. Whereas in the event that the ITA prescribes provisions, terms or conditions that differ from those detailed above, the Section 102 Trustee shall act in accordance with the provision, terms and conditions of the Israeli Options Tax Ruling.

(d)        104(h) Tax Pre-Ruling.  The Company and the Company Shareholders and Company Option Holders may prepare and file with the ITA an application for a ruling permitting any Company Shareholder and Company Option Holder who elect to become a party to such a tax pre-ruling (the “Electing Holder”), to defer any applicable Israeli tax with respect to any consideration in Purchaser Ordinary Shares that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Purchaser Ordinary Shares by such Electing Holder or such other date set forth in Section 104(h) of the Israeli Income Tax Ordinance (the “104(h) Tax Pre-Ruling”). Purchaser shall cooperate with the Company, Company Shareholders, and Company Option Holders and its Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104(h) Tax Pre-Ruling. Subject to the terms and conditions hereof, the parties shall use their best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104(h) Tax Pre-Ruling, as promptly as practicable.  If the 104(h) Tax-Pre Ruling shall be received and delivered to Purchaser prior to the applicable withholding date, then the provisions of the 104(h) Tax-Pre Ruling shall apply notwithstanding any provision in Section 1.1(c)(i) or (ii) to the contrary and all applicable withholding and reporting procedures shall be made in accordance with the provisions of the 104(h) Tax Pre-Ruling and Section 104(h) of the Israeli Income Tax Ordinance.

(e)       Treatment of Company Share Capital Owned by the Company.  At the Closing, all shares of Company Share Capital that are owned by the Company immediately prior to the Closing, if any, shall be canceled and extinguished without any conversion thereof.

(f)        Aggregate Consideration.  The maximum consideration payable as set forth in this Agreement in connection with the Share Purchase for all of the issued and outstanding capital stock of the Company on a Fully Diluted Basis as of the Closing Date shall be: (i) ten million U.S. Dollars ($10,000,000) in cash (subject to Section 1.3(a)(iv)) and one million nine hundred ninety thousand (1,990,000) Purchaser Ordinary Shares (subject to Section 1.2(d)) payable at the Closing (the “Closing Payment”); (ii) up to seven million five hundred thousand U.S. Dollars ($7,500,000) in cash payable pursuant to Section 1.3(b) (the “Deferred Payment”); and (iii) up to seven million five hundred thousand U.S. Dollars ($7,500,000) in cash payable pursuant to Section 1.6 (the “Contingent Payment”), subject to adjustment and payable as provided in this Agreement.

(g)       Closing.  The consummation of the Share Purchase (the “Closing”) shall take place at the offices of Goldfarb Seligman & Co., Electra Tower, 98 Yigal Alon Street, Tel-Aviv, Israel, or at such other location as the parties hereto agree at 10:00 a.m. local time on a date to be mutually agreed upon by Purchaser and the Company, which date shall be no later than the second Business Day after all of the conditions set forth in ARTICLE 7 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing), or at such other time and place as Purchaser and the Company shall mutually agree to ensure a month-end Closing or otherwise.  The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

(h)       Closing Spreadsheet.  The information set forth in the Signing Spreadsheet is an estimate only, and the actual amounts to be paid to the Company Shareholders and Company Optionholders shall be as set forth in the Closing Spreadsheet (as defined in Section 6.9), subject to adjustments in accordance with the terms of this Agreement.

(i)        Adjustments.  In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into capital shares), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares or Purchaser Ordinary Shares occurring after the Agreement Date and prior to the Closing, all references in this Agreement and the Signing Spreadsheet to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.2             Closing Deliveries.

(a)       Purchaser Deliveries.  Purchaser shall deliver to the Company (or such other Person as specified below), at or prior to the Closing, each of the following:

(i)           the Closing Payment (including both the Purchaser Ordinary Shares and cash portions thereof) to the Paying Agent and the 102 Trustee for distribution to the Company Shareholders and the Company Optionholders pursuant to Section 1.4(a)(i) and the Closing Spreadsheet, and in accordance with the provisions of the Paying Agent Agreement to be entered between Purchaser, the Paying Agent and the Shareholders’ Agent (the “Paying Agent Agreement”), in each case subject to Section 1.1(c), and less any Transaction Expenses that shall not have been paid prior to the Closing and the Working Capital Shortfall, if any.

(ii)           a certificate, dated as of the Closing Date, executed on behalf of Purchaser by a duly authorized officer of Purchaser to the effect that each of the conditions set forth in clause (a) of Section 7.2 have been satisfied.

(iii)           Registration Rights Agreement duly executed by Purchaser and the Company Shareholders listed in Schedule 1.2(a)(iii) hereof, in the form attached here as Exhibit E.

(iv)           a legal opinion of Goldfarb Seligman & Co., legal counsel to Purchaser, in the form attached hereto as Exhibit F.

(b)       Company Deliveries.  The Company or the Company Shareholders, as applicable, shall deliver to Purchaser, at or prior to the Closing,

(i)            all of the certificates or instruments, which immediately prior to the Closing represented issued and outstanding Company Share Capital (the “Converting Instruments”), together with duly executed share transfer deeds, in a form that is reasonably acceptable to Purchaser;

(ii)           a certificate, dated as of the Closing Date and executed on behalf of the Company and the Israeli Subsidiary by the Israeli Subsidiary's chief executive officer (in his capacities as the authorized person by the Company Board of Directors and the chief executive officer of the Israeli Subsidiary) (the "Authorized Person"), to the effect that each of the conditions set forth in clauses (a), (c), (d), (e), (f), (i) and (k) of Section 7.3 have been satisfied;

(iii)           a certificate, dated as of the Closing Date and executed on behalf of the Company by the Authorized Person, certifying (A) the Articles of Association, including all amendments thereto, of the Company and the Israeli Subsidiary, as amended to date (together, the “Charter Documents”), (B) the resolutions of the Company Board of Directors approving the Share Purchase, this Agreement, the Special Cash Dividend, the ratification of certain matters, and that no further Company Options will be granted pursuant to the Company Employee Plans, (C) the resolutions of the Israeli Subsidiary Shareholder approving this Agreement, the Special Cash Dividend and ratifying certain matters, (D) the unanimous written consent of the Company Shareholders evidencing the Company Shareholder Approval and ratifying certain matters, and (E) the resolutions of the board of directors of the Israeli Subsidiary approving this Agreement,the Special Cash Dividend, ratifying certain matters, and that no further Company Options will be granted pursuant to the Company Employee Plans;

(iv)          a written opinion from the Company’s legal counsel, covering the matters set forth on Exhibit G, dated as of the Closing Date and addressed to Purchaser;

(v)           evidence satisfactory to Purchaser of the resignation of each of the directors of the Company and the Israeli Subsidiary in office immediately prior to the Closing as directors of the Company and the Israeli Subsidiary effective no later than immediately prior to the Closing;

(vi)           a certificate issued under the hand and seal the Secretary of State (or the Registrar of Companies or the like) of Belize dated within three days prior to the Closing Date certifying that the Company is in good standing and that all applicable Taxes and fees of the Company, up to and including the Closing Date, have been paid;;

(vii)         a  duly notarized Certificate of Incumbency issued and signed by the Registered Agent of the Company, dated within three days prior to the Closing Date, certifying: (i) the date of incorporation of the Company, (ii) the registered address of the Company, (iii) the name and address of the registered agent of the Company, (iv) that the Company is in good standing, (v) the name and address of each director of the Company, (vi) the name and address of each Company Shareholder, (vii) the number of Company Shares held by each Company Shareholder, (viii) whether any of the Company Shares are under any lien or are unpaid, and (ix) whether the Company maintains a register of mortgages and charges, and whether there are any entries therein and if so, to state such entries;

(viii)        the Closing Spreadsheet (as such term is defined in Section 6.9) completed to include all of the information specified in Section 6.9 in a form acceptable to Purchaser and a certificate executed by the Authorized Person, dated as of the Closing Date, certifying that such Closing Spreadsheet is true, correct and complete;

(ix)           the Company Net Working Capital Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Purchaser to verify and determine the amount of Company Net Working Capital;

(x)            the Transaction Expenses Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Purchaser to verify and determine the amount of Transaction Expenses;

(xi)           the shareholders registry of the Company certified as true and complete by the Authorized Person, evidencing the transfer and ownership of all of the Company Shares to Purchaser;

(xii)          fully executed Closing Allocation Certificates from each Company Shareholder and each Company Optionholder;

(xiii)         fully executed Optionholder Instruments from each Company Optionholder outstanding at Closing; and

(xiv)         the certificates accompanying the Closing Financial Statements and the accounts receivable pursuant to Section 7.3(j) and 7.3(l), respectively.

(c)        Rights Not Transferable.  The rights of the Company Securityholders under this Agreement as of immediately prior to the Closing are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(d)        Fractional Shares.  No fractional shares of Purchaser Ordinary Shares will be issued in connection with the Share Purchase, and any fractional share that would otherwise be due to a any Company Shareholder or Company Optionholder pursuant to this Agreement (after aggregating all fractional shares to be received by such Person) shall be rounded to the nearest whole share, and each of the Signing Spreadsheet and the Closing Spreadsheet shall be prepared accordingly.

1.3             Payment of Consideration.

(a)        Payment Procedures.

(i)           At the Closing, Purchaser shall cause to be deposited with a paying agent, the identity of which to be mutually agreed upon by the parties as soon as reasonably practicable following the Agreement Date and in no event later than ten (10) business days prior to the Closing (the “Paying Agent”), the cash portion of the Closing Payment and the Aggregate Share Consideration, as set forth on the Closing Spreadsheet. The Aggregate Share Consideration shall be delivered and deposited by Purchaser as follows: upon the Closing, Purchaser shall deliver to Purchaser’s transfer agent (with a copy to the Company) duly executed irrevocable instructions instructing the transfer agent to deliver, on an expedited basis, a certificate(s) evidencing a number of Purchaser Ordinary Shares equal to the Aggregate Share Consideration, registered in the name of the Paying Agent and, to the extent applicable, in the name of the 102 Trustee.  Purchaser shall pay the fees and expenses (excluding wire fees) of the Paying Agent in its capacity as the paying agent and not in its capacity as the 102 Trustee.

(ii)           The Paying Agent will be instructed to pay by wire transfer of same-day funds the applicable Cash Consideration and cash portion of the Option Amount (as set forth on the Closing Spreadsheet), in each case subject to Section 1.1(c), to each Company Shareholder and Company Optionholder.  Notwithstanding the foregoing, any Cash Consideration and Option Amount payable to Company Shareholders and Company Optionholders, as applicable, holding Company Shares and Company Options pursuant to Section 102(b) shall be paid to the 102 Trustee.   If any Converting Instrument shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by Purchaser, the payment of any reasonable fees, and the indemnity against any claim that may be made against it with respect to such document, the Paying Agent will issue in exchange for such lost, stolen, or destroyed document, the applicable consideration to which the holder is entitled pursuant to Section 1.1.

(iii)           As soon as reasonably practicable after the earlier of: (i) the Withholding Drop Date applicable to each Company Shareholder, (ii) delivery of a Qualified Withholding Certificate, and (iii) the written request of the Company Shareholder, the Paying Agent will cause to be delivered to such Company Shareholder the applicable Cash Consideration and a certificate representing the number of shares of Purchaser Ordinary Shares that such holder has the right to receive pursuant to Section 1.1, in accordance with the provisions of the Paying Agent Agreement, in respect of such holder’s Company Shares, in each case subject to Sections 1.1(a)-(c).

(iv)           A portion of the cash portion of the Closing Payment otherwise payable to the Company Shareholders equal to $200,000 (the “Rep Reimbursement Amount”), shall not be paid at the Closing to the Company Shareholders, but shall instead be deposited with the Paying Agent, to be used by the Shareholders’ Agent for the payment of expenses incurred by the Shareholders’ Agent in performing his duties pursuant to this Agreement. The portion of the Closing Payment to be contributed hereunder to the Rep Reimbursement Amount shall be based on the respective Pro Rata Share of each Company Shareholder. In the event that the Shareholders’ Agent has not used the entire Rep Reimbursement Amount at such time as the termination of the Set-off Right, any remaining amount shall be distributed by the Paying Agent to the Company Shareholders according to the respective Pro Rata Share. If the Rep Reimbursement Amount shall be insufficient to reimburse each of the Shareholders’ Agent’s expenses in accordance with this Agreement, then upon written request of the Shareholders’ Agent, each Company Shareholder shall make a payment of its respective share of such additional expenses to the Shareholders’ Agent, based on such Company Shareholder Pro Rata Share.

(b)        On the one-year anniversary of the Closing Date, or if such day is not a Business Day, on the first Business Day after the one-year anniversary of the Closing Date (the "Deferred Payment Date"), Purchaser shall deposit with the Paying Agent the Deferred Payment, as follows: cash in the amount of seven million five hundred thousand U.S. Dollars ($7,500,000), subject to adjustment as set forth in this Agreement, less any Set-off Amount and subject to Section 1.5(g).  Notwithstanding the foregoing, any Cash Consideration and Option Amount payable on the Deferred Payment Date to Company Shareholders and Company Optionholders, as applicable, holding Company Shares and Company Options pursuant to Section 102(b) shall be paid to the 102 Trustee.  The Deferred Payment, as adjusted if applicable, shall be distributed by the Paying Agent and the 102 Trustee to the Company Securityholders.  Any Set-off Amount shall be held by Purchaser and applied for the payment of indemnification obligations under ARTICLE 9 hereof.  Promptly following the receipt of the Deferred Payment by the Paying Agent, but in no event later than three Business Days thereafter, the Paying Agent shall cause each Company Securityholder to receive its portion of the Deferred Payment, pursuant to the Closing Spreadsheet, less any required Tax withholdings and Set-off Amounts. Notwithstanding the foregoing, upon the written notice of the Shareholders' Agent to Purchaser, the Deferred Payment Date shall be accelerated and the Deferred Payment shall be immediately due and payable if Purchaser shall publish (including by way of issuing a press release reporting its quarterly results) a consolidated balance sheet of Purchaser reflecting an aggregate amount of cash, cash equivalents and marketable securities (as determined in accordance with GAAP consistently applied) of less than four million U.S. Dollars ($4,000,000), unless Purchaser shall have delivered concurrently to the Shareholders' Agent a certificate signed by the Chief Financial Officer of Purchaser setting forth in reasonable detail that such shortfall has been remedied as of the date of such certificate, including by the immediate availability of a credit line in an amount that, together with the foregoing balance, exceeds four million U.S. Dollars ($4,000,000).  Notwithstanding the foregoing, in the event that the Deferred Payment Date is so accelerated, concurrently with the payment of the Deferred Payment, Purchaser shall deposit in escrow three million five hundred thousand U.S. Dollars ($3,500,000) of the Deferred Payment less any amount already set off pursuant to the Set-off Right, with an escrow agent to be mutually selected by the Shareholders' Agent and Purchaser, which escrow shall be used for the indemnification of the Indemnified Persons pursuant to an escrow agreement to be entered into by Purchaser and the Shareholders' Agent on terms substantially similar to those set forth in ARTICLE 9 hereof, mutatis mutandis.  In the event that Purchaser fails to make any portion of the Deferred Payment within seven (7) Business Days when due in breach of this Agreement, the unpaid amount shall bear interest at the rate of fifteen percent (15%) per year, computed on the basis of a 365-day year.

(c)        On the 18-month anniversary of the Closing Date, or if such day is not a Business Day, on the first Business Day after the 18-month anniversary of the Closing Date (the "Contingent Payment Date"), pursuant to and subject to Section 1.6 below, Purchaser shall transfer the amount of the Contingent Payment, if any, to the Paying Agent, less any Set-off Amount not previously deducted under Section 1.3(b). Notwithstanding the foregoing, any Cash Consideration payable on the Contingent Payment Date to Company Shareholders and Company Optionholders, as applicable, holding Company Shares and Company Options pursuant to Section 102(b) shall be paid to the 102 Trustee. Any Set-off Amount shall be held by Purchaser and applied for the payment of indemnification obligations under ARTICLE 9 hereof.  The Contingent Payment, as adjusted if applicable, shall be distributed by the Paying Agent and the 102 Trustee to the Company Securityholders, subject to Section 1.6 below. Promptly following the payment of the Contingent Payment, if any, but in no event later than three Business Days thereafter, the Paying Agent shall cause each Company Securityholder to receive its portion of the Contingent Payment, pursuant to the Closing Spreadsheet, less any required Tax withholdings, subject to Section 1.6 below.

(d)        If the Domiciliation Ruling is obtained by the Shareholders' Agent prior to the payment of the Special Cash Dividend, and in Purchaser's sole judgment, such ruling allows the Company to be treated as an Israeli resident for purposes of Purchaser's ability to amortize the Aggregate Consideration pursuant to Section 21 of the "Angels Law", then within seven (7) Business Days following the receipt of such ruling, Purchaser shall transfer one million U.S. Dollars ($1,000,000) to the Paying Agent (the "Contingent Ruling Payment"). Notwithstanding the foregoing, any amount of the Contingent Ruling Payment payable to Company Shareholders and Company Optionholders, as applicable, holding Company Shares and Company Options pursuant to Section 102(b) shall be paid to the 102 Trustee. The Contingent Ruling Payment shall be distributed by the Paying Agent and the 102 Trustee to the Company Securityholders. Promptly following the payment of the Contingent Ruling Payment, if any, but in no event later than three Business Days thereafter, the Paying Agent shall cause each Company Securityholder to receive its portion of the Contingent Ruling Payment, pursuant to the Closing Spreadsheet, less any required Tax withholdings.

(e)        Nine (9) months following the Closing Date, the Deferred Payment Date, the Contingent Payment Date or the date of payment of the Contingent Ruling Payment, as the case may be, Purchaser shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent that have not been disbursed to Company Securityholders, and thereafter such holders shall be entitled to look to Purchaser only as general creditors thereof with respect to the cash payable upon due surrender of their certificates or agreements.

(f)        Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Company Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)       With respect to the Purchaser Ordinary Shares that are being held by the Paying Agent pursuant to this Agreement: (A) any dividends that are paid in respect thereof shall be held in escrow by the Paying Agent and released at the same time and to the same Person as the underlying Purchaser Ordinary Shares; and (B) the Paying Agent shall vote such shares as instructed by Purchaser.

(h)       Except as set forth in the Paying Agent Agreement, no interest shall accumulate on any cash payable in connection with the Share Purchase.

1.4             No Further Ownership Rights in the Company Share Capital or Company Options.  The Aggregate Consideration paid or payable in accordance with the terms hereof shall be paid or payable in full satisfaction of all rights pertaining to the Company Share Capital and Company Options, and after the Closing there shall be no further issuances or registration of transfers on the records of the Company of shares of Company Share Capital which were issued and outstanding immediately prior to the Closing.  If, after the Closing, any Converting Instrument is presented to the Company or Purchaser for any reason, such Converting Instrument shall be canceled.

1.5             Company Net Working Capital Adjustment.

(a)       Pursuant to Section 6.12 hereof, not less than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a certificate executed by the Authorized Person detailing the Company’s good faith best estimate, as prepared by Brooks Keret (the "Company Accountant"), of (i) Company Net Working Capital of the Closing Date, including a draft of the Company’s and the Israeli Subsidiary's unaudited balance sheets as of the Closing Date prepared on a consistent basis with the Company Financial Statements, (ii) the Cash as of the Closing Date, and (iii) the Google Payments as of the Closing Date (the “Company Net Working Capital Certificate”).  The Company Net Working Capital Certificate shall be prepared by the Company in US Dollars, in accordance with GAAP and in accordance with Schedule 1.5(a) and shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company and the Israeli Subsidiary and the estimated Company Net Working Capital as of the close of business on the Closing Date.  The Company Net Working Capital Certificate may be used by the Purchaser to reduce the Aggregate Consideration payable pursuant to this Agreement to the extent, if any, that the amount of Company Net Working Capital set forth therein shall be less than one million U.S. Dollars ($1,000,000), including Cash of at least one million U.S. Dollars ($1,000,000) (the “Working Capital Target", and the amount of such deficiency, if any, being referred to herein as the “Working Capital Shortfall”), it being understood, for purposes of computing the Working Capital Shortfall and the Negative Adjustment Amount, that shortfall in the Cash target that results in a shortfall in the working capital target shall be counted only once.

“Company Net Working Capital” means (A) the Company’s total current assets as of the close of business on the Closing Date (in US dollars and as determined in accordance with GAAP) less (B) the Company’s total current liabilities as of the close of business on the Closing Date (in US dollars and as determined in accordance with GAAP), excluding any Transaction Expenses and an equal amount of Cash and excluding the current portions of liabilities that shall be reduced from the Special Cash Dividend pursuant to Section 6.18, to the extent known at such time.  The calculation of Company Net Working Capital shall be based on the books and records of the Company consistent with the Company Financial Statements and the methodology relating thereto is set forth in Schedule 1.5(a), which the parties agree will be the methodology used in determining the Company Net Working Capital.

“Google Payments” means the accounts receivable of the Company from Google Inc. as of the close of business on the Closing Date.

(b)       Within 90 days after the Closing, Purchaser may object to the Company Net Working Capital calculations (including the amount of Cash and the Google Payments) included in the Company Net Working Capital Certificate (the “NWC Calculations”) by delivering to the Shareholders’ Agent a certificate (the “Purchaser NWC Certificate”) executed by Purchaser’s Chief Financial Officer (in his or her capacity as such), setting forth Purchaser’s calculation of the Company Net Working Capital as of the close of business on the Closing Date and the amount by which Company Net Working Capital as calculated by Purchaser is less than the Company Net Working Capital set forth in the Company Net Working Capital Certificate.  Any Purchaser NWC Certificate shall be prepared in US Dollars and in accordance with GAAP consistent with the Company Financial Statements and in accordance with Schedule 1.5(a) and shall take into account any information not available to the parties at the time the Company Net Working Capital Certificate was delivered. If Purchaser fails to deliver the NWC Certificate within 90 days after the Closing, then the Company Net Working Capital reflected in the Company Net Working Capital Certificate shall be deemed as the final Company Net Working Capital.

(c)       Following the delivery by Purchaser of the Purchaser NWC Certificate, the Shareholders’ Agent and his representatives shall be given such access as they may reasonably require during Purchaser’s normal business hours (or such other times as the parties may agree) and upon reasonable notice to those books and records of the Company in the possession of, and/or under the control of, Purchaser, and access to such personnel or representatives of the Company and Purchaser as they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Purchaser NWC Certificate and/or the calculation of the Company Net Working Capital.

(d)       The Shareholders’ Agent may object to the Company Net Working Capital calculations set forth in the Purchaser NWC Certificate by providing written notice of such objection to Purchaser within 20 Business Days after Purchaser’s delivery of the Purchaser NWC Certificate (the “Notice of Objection”).

(e)       If the Shareholders’ Agent timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to 10 Business Days following Purchaser’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement, and any resolution by them shall be in writing and shall be final and binding.

(f)        If, after such 10 Business Day period, the Shareholders’ Agent and Purchaser cannot resolve any such disagreement, then the parties shall engage an auditing firm acceptable to both the Shareholders’ Agent and Purchaser (the “Reviewing Accountant”) to review the NWC Calculations. Each of the parties to this Agreement shall, and shall cause their respective officers, directors, employees and representatives to, provide full cooperation to the Reviewing Accountant.  The Reviewing Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision.  In the event that Purchaser and the Shareholders’ Agent shall submit any dispute to the Reviewing Accountant, each such party may submit a “position paper” to the Reviewing Accountant setting forth the position of such party with respect to such dispute, to be considered by such Reviewing Accountant as it deems fit.  The Reviewing Accountant shall promptly determine the Company Net Working Capital and such determination shall be final and binding on the parties.

(g)       If the Company Net Working Capital, as determined pursuant to Section 1.5(b) (in the event there is no Notice of Objection), Section 1.5(e) or Section 1.5(f), as the case may be, is less than the Working Capital Target (such difference, the “Negative Adjustment Amount”), then the amount of the Negative Adjustment Amount shall be offset against the Deferred Payment or against the payment required by Section 1.5(h) below, if any, except to the extent that any payment of Aggregate Consideration already made by Purchaser was reduced by all or a portion of the Working Capital Shortfall.

(h)       Without derogating from the right of the Purchaser to receive the Negative Adjustment Amount pursuant to Section (g), Purchaser shall pay the lower of (i) the amount by which the Company Net Working Capital is higher than the Cash as of the Closing Date, and (ii) the Google Payments actually received by the Company following the Closing. The Purchaser shall transfer such payment to the Paying Agent within 3 Business Days of final determination of the Company Net Working Capital under this Section 1.5 and shall instruct the Paying Agent to distribute such amounts to the Company Securityholders in accordance with the provisions of the Paying Agent Agreement and this Agreement, in accordance with each Company Securityholder's Pro Rata Share of such amount, less applicable withholdings.  Notwithstanding the foregoing, any Cash Consideration and Option Amount payable pursuant this Section 1.5(h) to Company Shareholders and Company Optionholders, as applicable, holding Company Shares and Company Options pursuant to Section 102(b) shall be paid to the 102 Trustee.

(i)         If a Reviewing Accountant is engaged resulting in a Negative Adjustment Amount, then the fees and expenses of the Reviewing Accountant shall be borne by the Company Securityholders by way of reduction of the Deferred Payment. Otherwise, such fees and expenses shall be borne by Purchaser.

(j)         Notwithstanding the foregoing, if the Deferred Payment shall be due and payable pursuant to Section 1.3(b) hereof prior to the final determination of Company Net Working Capital pursuant to this Section 1.5, then any amounts described herein as reducing the Deferred Payment, as reasonably estimated by Purchaser, may be withheld from the Deferred Payment by Purchaser pending the final determination of Company Net Working Capital.

1.6             Contingent Payment

(a)        The Contingent Payment shall be subject to the following conditions: (i) if the Higher Milestone (as defined in Schedule 1.6) shall have been met, then Purchaser shall make a cash payment for the benefit of the Company Securityholders in the amount of seven million five hundred thousand U.S. Dollars ($7,500,000) (the "Higher Milestone Payment"), and (ii) if the Higher Milestone shall not have been met, then the Contingent Payment shall be comprised of the following two components, which shall be independent of one another: (1) if the Lower Milestone (as defined in Schedule 1.6) is met, then Purchaser shall make a cash payment for the benefit of the Company Securityholders in the amount of two million five hundred thousand U.S. Dollars ($2,500,000) (the "Lower Milestone Payment"); and (2) if there shall have been no Applicable Change (as defined in Schedule 1.6), then Purchaser shall make a cash payment for the benefit of the Company Securityholders in the amount of five million U.S. Dollars ($5,000,000) (the "Applicable Change Payment").  For the avoidance of doubt, if there has been an Applicable Change, then Purchaser shall not be obligated to make the Applicable Change Payment.  The Contingent Payment may be reduced by the applicable Set-off Amount pursuant to ARTICLE 9.  All such payments shall be made by Purchaser to the Paying Agent and paid by the Paying Agent to the Company Securityholders in accordance with the terms of the Paying Agent Agreement.

(b)        In the event that the audited consolidated statements of income of Purchaser, prepared in accordance with GAAP consistently with past practice, for the year ended December 31, 2013 (the "2013 Financial Statements") shall not have been approved by Purchaser's board of directors prior to the Contingent Payment Date, then (i) if there shall have been no Applicable Change prior to the Contingent Payment Date, then the Applicable Change Payment shall be paid by Purchaser to the Paying Agent on the Contingent Payment Date and shall be distributed to the Company Securityholders pursuant to Section 1.3(c) and (ii) if either the Lower Milestone or the Higher Milestone (each, a "Milestone") is reasonably likely to be satisfied (based on Purchaser's internal financial information presented to Purchaser’s board of directors), Purchaser shall pay either the Higher Milestone Payment (less the amount of the Applicable Change Payment, if applicable) or the Lower Milestone Payment, as applicable (each, a "Milestone Payment") to the Paying Agent, and shall instruct the Paying Agent to distribute the applicable Milestone Payment to the Company Securityholders.  Promptly following the approval of the 2013 Financial Statements, Purchaser and the Securityholders shall conduct a final accounting to implement the terms of Section 1.6(a), to the extent necessary.

1.7             Waiver and Release of Claims.

(a)        Effective for all purposes as of the Closing, each Company Shareholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, affiliates, subsidiaries, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges the Company, each Company Securityholder and Purchaser (each a “Beneficiary”) and each of such Beneficiary’s respective subsidiaries, affiliates, directors, officers, employees, representatives, agents, members, shareholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Shareholder Claims such Releasing Party may have or assert against any of the Released Parties, from the beginning of time through the time of the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support a Shareholder Claim are known or should have been known, except with regard to its rights pursuant to this Agreement and the transactions contemplated hereby. In this Agreement a “Shareholder Claim” shall mean: (i) any claim or right to receive any Company Shares or Company Options other than the Company Shares or Company Options set forth next to such Person's name on the Signature Page of this Agreement and on the Signing Spreadsheet, as updated by the Closing Spreadsheet and such Person’s Closing Allocation Certificate; (ii) any claim or right to receive any portion of the Aggregate Consideration pursuant to the terms of this Agreement (or a different allocation between cash and Purchaser Ordinary Shares, including the possibility to receive only cash without any Purchaser Ordinary Shares), other than as specifically set forth in the Closing Spreadsheet and in such Person’s Closing Allocation Certificate and applicable to such Company Shareholder; (iii) any claim with respect to the authority or enforceability to enter into this Agreement, the Share Purchase or any of the transactions contemplated hereby; or (iv) any rights, licenses, claims or interest whatsoever, including without limitation, to royalties, fees or other compensation with respect to any Intellectual Property developed for the Company or the Israeli Subsidiary.

(b)        Each Company Shareholder hereby confirms, acknowledges, represents and warrants that he, she or it: (A) (i) is the holder of the number of Company Shares and/or Company Options set forth next to such Person's name on the Signature Page of this Agreement and on the Signing Spreadsheet, as updated by the Closing Spreadsheet and in such Person’s Closing Allocation Certificate; (ii) other than the number and class of Company Shares and/or Company Options set forth next to such Person's name on the Signature Page of this Agreement and on the Signing Spreadsheet, as updated by the Closing Spreadsheet and in such Person’s Closing Allocation Certificate, is not entitled to any additional Company Shares or Company Options or any other form of payment or equity securities including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into Company Share Capital; (iii) waives any right to receive any additional Company Shares or Company Options (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the Agreement Date and the Closing Date), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, rights to any liquidation preference (except for payment as part of the Aggregate Consideration as set forth in the Signing Spreadsheet, as updated by the Closing Spreadsheet), redemption rights and rights of notice of the Share Purchase, including but not limited to those set forth in the Charter Documents, any adjustment of the conversion price of any preferred share whatsoever or otherwise); (iv) fully, finally, irrevocably and forever waives any right to convert any of its Company Shares or Company Options into any other class or series of Company Shares presently and through the Closing, except as set forth next to such Person's name on the Signature Page of this Agreement and on the Signing Spreadsheet, as updated by the Closing Spreadsheet and on such Person’s Closing Allocation Certificate; (B) (i) examined the Signing Spreadsheet, the Closing Spreadsheet and such Person’s Closing Allocation Certificate and is entitled only to the distribution set forth in the Signing Spreadsheet, as updated by the Closing Spreadsheet and in such Person’s Closing Allocation Certificate (subject to any adjustments contemplated in this Agreement); (ii) waives any right to receive consideration other than as set forth in the Signing Spreadsheet, as updated by the Closing Spreadsheet and such Person’s Closing Allocation Certificate; (C) for as long as this Agreement is in force agrees not to sell, transfer, assign or convert any of its Company Shares and/or Company Options, or subject such Company Shares and/or Company Options to any Encumbrances, except pursuant to a transfer request of Company Shares provided to the Company and Purchaser prior to the Agreement Date; and (D) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

(c)        Each Company Shareholder holding Company Shares subject to the provisions of Section 102 hereby confirms, acknowledges, represents and warrants that: (i) the payments made to such Company Shareholder for his Company Shares and/or Company Options pursuant to this Agreement are outside of the scope of such Company Shareholder's employment and do not establish an employment relationship between such Company Shareholder and Purchaser; (ii) such Company Shareholder is responsible for any income Tax payments or other mandatory charges due with respect to the payments made to such Company Shareholder for his Company Shares and/or Company Options pursuant to this Agreement, under Israeli Tax law or any other federal, state or local Tax law ("Tax Liability"); (iii) to the extent withholding is required under Israeli Tax law or any other federal, state or local Tax law for the Tax Liability, such liability may be withheld from any payments made to such Company Shareholder for his Company Shares and/or Company Options pursuant to this Agreement; (iv) payments made for such Company Shareholder's Company Shares and/or Company Options subject to the provisions of Section 102(b) pursuant to this Agreement may have adverse Tax consequences; (v) neither Purchaser or any of its affiliates nor the Company or the Israeli Subsidiary take any responsibility or liability with respect to the loss of Tax qualified status of such Company Shareholder's Company Shares and/or Company Options under Section 102(b) of the Israeli Income Tax Ordinance (except as resulting from an act or omission of the Company or the Israeli Subsidiary with respect to grants of Company Options made by the Company or the Israeli Subsidiary under the current Company Employee Plan, to individuals who were either employees or directors on the date of grant); (vi) any payments with respect to such Company Shareholder's Company Shares and/or Company Options granted under Section 102 of the Israeli Income Tax Ordinance and that are held by the applicable 102 Trustee shall be paid to the 102 Trustee, who shall make such payments in accordance with the Israeli Options Tax Ruling, if obtained, and the Israeli Income Tax Ordinance; and (vii) such Company Shareholder has been given the opportunity and has been encouraged to consult with such Company Shareholder's own attorney and tax adviser prior to signing this Agreement.

(d)        Each Company Shareholder acknowledges that such Company Shareholder may hereafter discover facts in addition to or different from those which such Company Shareholder now knows or believes to be true with respect to the subject matter of this Agreement, but it is such Company Shareholder’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist or may exist or heretofore have existed between any Releasing Party and any Released Party with respect to the subject matter of this Agreement.  In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

(e)        Each Company Shareholder, on behalf of each Releasing Party, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Shareholder Claim released under this Section 1.7, and that each Releasing Party shall indemnify and hold harmless the Released Parties against any loss or liability on account of any actions brought by such Releasing Party or such Releasing Party’s assigns or prosecuted on behalf of such Releasing Party and relating to any Shareholder Claim released under this Section 1.6.

(f)        Notwithstanding anything in this Section 1.7, the foregoing releases and covenants shall not apply to any claims (i) relating to Purchaser's failure to pay and/or deliver the Aggregate Consideration in accordance with this Agreement; (ii) relating to Purchaser's failure to perform any of its obligations, undertakings or covenants set forth in this Agreement (including any exhibit hereto); (iii) relating to any employment payment, including salary, bonuses, accrued vacation, any other employee compensation and/or benefits, unreimbursed expenses and consulting fees and related benefits not relating to such Company Securityholders'  Company Shares and/or Company Options; (iv) relating to or arising from any commercial relationship such Company Shareholder may have with any of the Released Parties; (v) for indemnity by officers, employees and directors of the Company in their capacity as such in accordance with Section 6.15; and (vi) of any Company Shareholder as of the Record Date to receive its applicable portion of the Special Cash Dividend in accordance with Section 6.18.

(g)        Notwithstanding anything to the contrary: (i) the foregoing release is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with ARTICLE 8; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release.

1.8             Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed on a party to this Agreement in connection with this Agreement shall be paid by the respective party when due, and each such party, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

ARTICLE 2
Representations and Warranties of the Company and the Israeli Subsidiary

Subject to the disclosures set forth in the disclosure letter of the Company and the Israeli Subsidiary delivered to Purchaser concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this ARTICLE 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company and the Israeli Subsidiary to Purchaser under this ARTICLE 2), the Company and the Israeli Subsidiary, jointly and severally, represent and warrant to Purchaser, as of the Agreement Date, as follows:

2.1             Organization, Standing and Power.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the laws of Belize.  The Company has the requisite corporate power and authority to own, lease, license and use its properties and assets and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified, licensed or admitted to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the Company is qualified to do business as a foreign corporation and in each jurisdiction in which the ownership, leasing, licensing or use of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.  Schedule2.1(a) of the Company Disclosure Letter sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other state, province or country in which the Company owns, uses, licenses or leases its assets and properties, or conducts business or has employees or engages independent contractors.  The Company has delivered a true and correct copy of the governing documents of the Company, as amended to date, to Purchaser.  The Company is not in violation of any of the provisions of its governing documents.  Since incorporation, all of the Company's directors and officers were duly appointed in accordance with applicable law.

(b)        The Israeli Subsidiary, incorporated in Israel, is a company duly organized and validly existing under the laws of the State of Israel, and is and at all times has been the only entity that is a Subsidiary.  The Israeli Subsidiary has the requisite corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the Israeli Subsidiary is qualified to do business as a foreign corporation and in each jurisdiction in which the ownership, leasing, licensing or use of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.  The Company has delivered a true, correct and complete copy of the governing documents of the Israeli Subsidiary, as amended to date, to Purchaser.  The Israeli Subsidiary is not in violation of any of the provisions of its governing documents.  Except as disclosed in 2.1(b)(i) of the Company Disclosure Letter, the Company does not directly or indirectly own, and has not since the Company's inception directly or indirectly owned, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  All the outstanding share capital of the Israeli Subsidiary and any interest disclosed in Schedule 2.1(b)(i) of the Company Disclosure Letter is owned directly or indirectly by the Company free and clear of all Encumbrances and all claims or charges of any kind, and is validly issued, fully paid up and nonassessable. Schedule 2.1(b)(ii) of the Company Disclosure Letter sets forth each jurisdiction where the Israeli Subsidiary is so qualified, licensed or admitted to do business and separately lists each other state, province or country in which the Israeli Subsidiary owns, uses, licenses or leases its assets and properties, or conducts business or has employees or engages independent contractors.  The Israeli Subsidiary does not have ownership of any Subsidiary and there are no plans to establish a new Subsidiary. Since incorporation, all of the Israeli Subsidiary's directors and officers were duly appointed in accordance with applicable law.

(c)        Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Company Board of Directors (or similar body) and any committee thereof; (ii) the names of the members of the board of directors of the Israeli Subsidiary (or similar body) and any committee thereof; and (iii) the names and titles of the officers of the Company and the Israeli Subsidiary.

(d)        Neither the Company nor the Israeli Subsidiary has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.

2.2             Capital Structure.

(a)        The authorized share capital of the Company consists solely of 7,000,000 shares, (i) 4,150,000 of which are designated as Company Ordinary Shares, (ii) 1,050,000 of which are designated as Company Series A Preferred Shares and (iii) 1,800,000 of which are designated as Company Series B Preferred Shares.  A total of (i) 275,826 Company Ordinary Shares, (ii) 780,900 Company Series A Preferred Shares and (iii) 1,395,900 Company Series B Preferred Shares, are issued and outstanding as of the Agreement Date.  The Company holds no treasury shares.  There are no other issued and/or outstanding shares of share capital or other securities of the Company or the Israeli Subsidiary and no outstanding commitments or Contracts that obligate the Company or the Israeli Subsidiary to issue any shares of share capital or other securities of the Company or the Israeli Subsidiary or options or rights to acquire any Company Share Capital or Israeli Subsidiary Share Capital under any circumstances other than pursuant to the exercise of outstanding Company Options under the Company Option Plans and options to purchase Series A Preferred Shares and Series B Preferred Shares, in each case as set forth on the Signing Spreadsheet and as updated in the Closing Spreadsheet.  Schedule 2.2(a) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any Company Shares and the number of such shares so owned by such Person, and the number of Company Ordinary Shares that would be owned by such Person assuming conversion of all Company Shares so owned by such Person giving effect to all anti-dilution and similar adjustments.  To the Company’s knowledge, the number of such shares set forth as being so owned by such Person constitutes the entire beneficial interest of such person in the issued and outstanding share capital or voting securities of the Company.  All issued and outstanding shares of Company Share Capital and Israeli Subsidiary Share Capital are duly authorized, validly issued in compliance with all applicable laws, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents or any Contract to which the Company or the Israeli Subsidiary is a party or by which the Company or the Israeli Subsidiary is bound and, if transferred by a Company shareholder or a Company optionholder, were transferred in accordance with any Legal Requirement or Contract applicable to the Company, right of first refusal or similar right or limitation, including those in the Charter Documents, and, to the Company's knowledge, in accordance with any Legal Requirement or Contract applicable to the Company shareholder or Company optionholder.  Neither the Company nor the Israeli Subsidiary has ever declared or paid any dividends on any shares of Company Share Capital or Israeli Subsidiary Share Capital.  There is no liability for dividends accrued and unpaid by the Company or the Israeli Subsidiary.  Neither the Company nor the Israeli Subsidiary is under any obligation to register under applicable Israeli securities law any shares of Company Share Capital or Israeli Subsidiary Share Capital or any other securities of the Company or the Israeli Subsidiary, whether currently outstanding or that may subsequently be issued.  Except as set forth on Schedule 2.2(a) of the Company Disclosure Letter, each Company Preferred Share is convertible into Company Ordinary Shares on a one-for-one basis.  All issued and outstanding shares of Company Share Capital, all Company Options, and Israeli Subsidiary Share Capital were issued in compliance with all applicable Legal Requirements and all requirements set forth in all applicable Charter Documents and Contracts, all of which were provided to Purchaser.  All transfers of Company Securities since incorporation were to one of the Company Shareholders set forth on the Signing Spreadsheet.

(b)        As of the Agreement Date, the Company has reserved 560,563 Company Ordinary Shares for issuance to employees, directors and consultants of the Company or the Israeli Subsidiary pursuant to the Company Option Plans, of which 416,563 Company Ordinary Shares are subject to outstanding and unexercised Company Options, and 144,000 Company Ordinary Shares remain available for issuance thereunder.  Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options (including exercised Company Options), whether or not granted under the Company Option Plans, including the number of Company Ordinary Shares subject to each Company Option, the date of grant, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, whether each such Company Option was granted pursuant to Section 3(i) of the Israeli Income Tax Ordinance or Section 102(b) or Section 102(c) (or the corresponding status under applicable non-Israeli Tax law) and specifying the Section and subsection of the Israeli Income Tax Ordinance pursuant to which such Company Option was granted, the date on which such Company Option expires, the Company Option Plan from which such Company Option was granted, the date of commencement of the two year holding period with the 102 Trustee, if granted under Section 102(b) and whether the holder thereof is an employee, director or consultant of the Company or the Israeli Subsidiary (and the entity receiving services from such person), such person’s holding percentage in the Company (including on a fully diluted basis if it exceeds 5% of the outstanding share capital of the Company), whether such person has relocated from or to Israel and the date on which the grant of such securities was approved by the Company Board of Directors, Israeli Subsidiary Board of Directors, shareholders of the Company and/or the Israeli Subsidiary, as applicable, all as required under applicable Legal Requirements.  In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates which holders of outstanding Company Options that are held by Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company. Correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Share Capital purchased under such option) have been provided to Purchaser’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Purchaser’s counsel, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Purchaser’s counsel.  All tax rulings, opinions, correspondence and filings with the Israeli Tax Authority relating to the Company Option Plan and any award thereunder have been provided to Purchaser’s counsel. The terms of the Company Option Plans permit the acceleration, cancellation and exchange of Company Options to purchase Company Ordinary Shares as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Shareholders, or otherwise.  Other than as provided in this Agreement, no other outstanding Company Options, whether under the Company Option Plans or otherwise, will be accelerated in connection with the Share Purchase. A detailed capitalization table showing the numbers of outstanding shares or options held by each Company Shareholder and Company Optionholder, and the applicable vesting schedule, if any, is set forth in the Signing Spreadsheet.  Each grant of Company Options was validly issued and properly approved in compliance with all applicable Legal Requirements.  All Company Shares issued or issuable upon exercise of Company Options will be duly authorized, validly issued, fully paid and non-assessable and free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by any Legal Requirements or any Contract to which the Company or the Israeli Subsidiary is a party or by which the Company or the Israeli Subsidiary is bound, other than as set forth in the Charter Documents and the Company Option Plan.

(c)        Other than as set forth on Schedules 2.2(a) and 2.2(b) of the Company Disclosure Letter, no Person has any right to acquire any shares of Company Share Capital or any Company Options or other rights to purchase shares of Company Share Capital or other securities of the Company, from the Company or to the knowledge of the Company, from any Company Securityholder.

(d)        No bonds, debentures, notes or other Indebtedness of the Company or the Israeli Subsidiary (i) granting its holder the right to vote on any matters on which any Company Securityholder or Israeli Subsidiary Securityholder may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company or the Israeli Subsidiary, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e)        Except for the Company Options described in Schedule 2.2(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Share Capital, Company Options or other rights to purchase shares of Company Share Capital or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract.  All shares of Company Share Capital ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (i) all applicable law; and (ii) all requirements set forth in all applicable Charter Documents and Contracts.   There are no Contracts relating to voting, purchase, sale or transfer of any Company Share Capital (i) between or among the Company and any Company Securityholder, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders.  Except as set forth in Schedule 2.2(e), neither the Company Option Plans nor any Contract of any character to which the Company is a party to or by which the Company is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Share Purchase or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Purchaser or any Israeli Subsidiary, or any other event, whether before, upon or following the Share Purchase or otherwise.

(f)        100% of the issued and outstanding Company Share Capital, on an actual basis and on an as-converted (or as-exercised) basis, taking into consideration any and all convertible or exchangeable securities and other interests in the Company, is owned of record, and to the knowledge of the Company, beneficially, by the Company Securityholders as set forth in the Signing Spreadsheet, which includes the class of security and address of each such holder, and will be owned immediately following the Closing by Purchaser, to the knowledge of the Company, free and clear of all Encumbrances other than Encumbrances created by Purchaser.

(g)        The Signing Spreadsheet accurately sets forth as of the date hereof, and the Closing Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Share Capital and/or Company Options and the number and kind of such shares so owned, or subject to Company Options so owned, by such Person.  The number of such shares set forth as being so owned, or subject to Company Options so owned, by such Person will constitute the entire interest of such person in the issued and outstanding share capital, voting securities or other securities of the Company.  As of the date hereof, no other Person not disclosed in the Signing Spreadsheet, and as of the Closing, no other Person not disclosed in the Closing Spreadsheet will have a right to acquire any shares of Company Share Capital and/or Company Options from the Company.  In addition, the shares of Company Share Capital and/or Company Options disclosed in the Signing Spreadsheet is, as of the date hereof, and in the Closing Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by any Contract to which the Company is a party or by which it is bound.

2.3             Authority; Noncontravention.

(a)        The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  The Company Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board of Directors, has approved and adopted this Agreement and approved the Share Purchase and the other transactions contemplated hereby and determined that this Agreement and the terms and conditions of the Share Purchase and this Agreement are advisable, fair to and in the best interests of the Company, the Israeli Subsidiary  and the Company Shareholders, and directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and unanimously recommended that all of the Company Shareholders adopt this Agreement, which they adopted unanimously prior to the Agreement Date.

(b)        The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the properties or assets of the Company or the Israeli Subsidiary or any of the shares of Company Share Capital or the Israeli Share Capital, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Charter Documents or any resolution adopted by the Company Shareholders, Israeli Subsidiary Shareholder or Company Board of Directors or any committee thereof or the Israeli Subsidiary board of directors, (B) any Contract of the Company or the Israeli Subsidiary or any Contract applicable to any of its properties or assets, or (C)  any Legal Requirements applicable to the Company or the Israeli Subsidiary or any of its properties or assets, or (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, applicable law or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject.

(c)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not impair the Company’s ability to consummate the Share Purchase or to perform its obligations under this Agreement and would not prevent, alter or delay any of the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization from a Governmental Entity that is held by the Company or that otherwise relates to the Company’s Business or to any of the assets owned or used by the Company.

2.4             Company Financial Statements.
(a)        The Company has delivered to Purchaser, in U.S. Dollars in accordance with GAAP, (i) the audited financial statements of the Israeli Subsidiary for each of the two years ended December 31, 2011 and the audited balance sheet of the Israeli Subsidiary as of the end of December 31, 2009, together with the audit opinion thereon of Kost, Forer, Gabbay and Kasierer (a member of Ernst & Young Global) (the "Auditors"), (ii) the interim unaudited financial statements of  the Israeli Subsidiary for the six-month periods ended June 30, 2011 and 2012, and (iii) internally prepared (by the certified accountant of the Israeli Subsidiary), balance sheet and income statements of the Israeli Subsidiary as of September 30, 2012, and the three and nine-month periods then ended ("Q3 Statements") (collectively, the “Company Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter.  The Company Financial Statements (i) are derived from and in accordance with the books and records of the Company and the Israeli Subsidiary, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in U.S. Dollars, and (iv) are in accordance with GAAP applied on a consistent basis throughout the periods indicated (provided that the unaudited interim period financial statements and the Q3 Statements are subject to normal recurring year-end audit adjustments) and consistent with each other, (iv) fairly and accurately present the financial condition of the Company and the Israeli Subsidiary at the dates therein indicated and the results of operations and cash flows of the Company and the Israeli Subsidiary for the periods therein specified, and (v) are true, complete and correct in all material respects. The Company Financial Statements have been kept accurately in the ordinary course of business consistent with applicable law, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and the Israeli Subsidiary have been properly recorded therein. Since its inception, the Company (excluding the Israeli Subsidiary) has not carried out any business activities. Neither the Company nor any of its subsidiaries has “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).

(b)        Except as set forth in Schedule 2.4(b) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Company Financial Statements as of December 31, 2011 (the “Company Balance Sheet”); (ii) those incurred in the conduct of the Company’s and the Israeli Subsidiary's business since December 31, 2011 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice; (iii) obligations set forth on the face of the Material Contracts (other than Liabilities resulting from the breach or default of such Material Contract); and (iv) as disclosed in the interim financial statements. Without limiting the generality of the foregoing, neither the Company nor the Israeli Subsidiary has ever guaranteed any debt or other obligation of any other Person.

(c)        All Indebtedness of the Company and the Israeli Subsidiary (“Company Debt”) may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt. Schedule 2.4(c) of the Company Disclosure Letter accurately lists all Company Debt as of the Agreement Date, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt.

(d)        Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or the Israeli Subsidiary maintains accounts, as well as the current balances in such accounts, and the names of all persons authorized to make withdrawals therefrom.

(e)        Schedule 2.4(e) of the Company Disclosure Letter sets forth the amounts and an accurate aging of the Company’s and the Israeli Subsidiary's accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts, in each case as of September 30, 2012.  The accounts receivable shown on Schedule 2.4(e) of the Company Disclosure Letter arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof within 60 days of the Agreement Date, less an amount not in excess of the allowance for doubtful accounts provided for therein.  None of the accounts receivable of the Company or the Israeli Subsidiary, is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.  None of the accounts receivable of the Company or the Israeli Subsidiary is contingent upon the performance by the Company or the Israeli Subsidiary of any obligation or Contract and, other than in accordance with the provisions of the Contracts related to such accounts receivable, no agreement for deduction or discount has been made with respect to any of such accounts receivable.

(f)         Schedule 2.4(f) of the Company Disclosure Letter sets forth the amount of the Company’s and the Israeli Subsidiary's cash, cash equivalents and marketable securities, as determined in accordance with GAAP consistently applied (the “Company Cash”) as of the Agreement Date (the “Company Cash Statement”).

(g)        Neither the Company, the Israeli Subsidiary, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or the Israeli Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any director, executive officer, or inside legal counsel or, regarding any deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or the Israeli Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Israeli Subsidiary has engaged in questionable accounting or auditing practices.

(h)        As of the Closing, the Company (excluding the Israeli Subsidiary) shall have no Liabilities.

2.5             Litigation.  There is no action, claim, proceeding, suit, hearing, litigation, arbitration or audit (whether civil, criminal, administrative, judicial or investigative) or any appeal therefrom or, to the knowledge of the Company, any investigation, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel (a “Legal Proceeding”), or threatened, against the Company or the Israeli Subsidiary or any of its assets or properties, including without limitation, any Company Employee Plans, or any of its directors, officers, independent contractors or employees (in their capacities as such or relating to their employment, services or relationship with the Company or the Israeli Subsidiary).  There is no judgment, decree, rule, injunction or order against the Company or the Israeli Subsidiary, any of its assets or properties, or, to the knowledge of the Company, any of its directors, officers, independent contractors or employees (in their capacities as such or relating to their employment, services or relationship with the Company).  To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or the Israeli Subsidiary or any of its assets or properties or any of its directors, officers, independent contractors or employees (in their capacities as such or relating to their employment, services or relationship with the Company or the Israeli Subsidiary) based upon: (a) the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby; (b) any breach of a confidentiality or similar agreement entered into by the Company or the Israeli Subsidiary regarding its assets or properties; or (c) any claim that the Company or the Israeli Subsidiary has agreed to sell or dispose of any of its assets or properties to any party other than Purchaser, whether by way of merger, consolidation, sale of assets or otherwise.  There is no Legal Proceeding that the Company or the Israeli Subsidiary has pending or is currently planning to commence against any other Person.  The Company has provided Purchaser with all documentation relating to any Legal Proceeding and cease-and-desist letters involving the Company and/or the Israeli Subsidiary since March 1, 2010.  Schedule 2.5 of the Company Disclosure Letter sets forth a list of all Legal Proceedings and cease-and-desist letters involving the Company and/or the Israeli Subsidiary since March 1, 2010.  The Company and the Israeli Subsidiary have made the changes requested in the cease-and-desist letters set forth on Schedule 2.5 of the Company Disclosure Letter to the extent required by applicable Legal Requirements.

2.6             Restrictions on Business Activities.  There is no Contract, judgment, injunction, order or decree of or issued against the Company or the Israeli Subsidiary that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Share Purchase, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or the Israeli Subsidiary, any acquisition of property by the Company or the Israeli Subsidiary or the conduct or operation of Business or limiting the freedom of the Company or the Israeli Subsidiary to engage in the Business or any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person, including any grants by the Company or the Israeli Subsidiary of exclusive rights or exclusive licenses.

2.7             Compliance with Laws; Governmental Permits.

(a)        The Company and the Israeli Subsidiary have complied in all material respects with, are not in violation of, any Legal Requirement (which for purposes of this section 2.7(a) shall not include matters covered in Section 2.9(q)), including the Charter Documents. The Company and the Israeli Subsidiary have not received any notices of violation with respect to any Legal Requirement, including the Charter Documents.

(b)        The Company and the Israeli Subsidiary has obtained each national, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently and the Israeli Subsidiary operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s or the Israeli Subsidiary business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect.  Schedule 2.7(b) of the Company Disclosure Letter identifies each Company Authorization.  Neither the Company nor the Israeli Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization.  The Company and the Israeli Subsidiary have complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(c)        Except as set forth in Schedule 2.7(c) of the Company Disclosure Letter the Company has obtained all approvals necessary for (i) exporting and re-exporting the Company Products in accordance with all applicable export control regulations, and (ii) importing the Company Products into any country in which the Company Products are now sold or licensed for use.  All such export and import licenses and approvals throughout the world are valid, current, outstanding and in full force and effect, and the Company and the Israeli Subsidiary are in compliance with the terms of all such export and import licenses or approvals.  Except as set forth in Schedule 2.7(c) of the Company Disclosure Letter there are no pending Legal Proceedings, or threatened claims against the Company or the Israeli Subsidiary with respect to such export and import licenses and approvals.  There are no facts or circumstances which are reasonably expected to result in a Legal Proceeding against the Company or the Israeli Subsidiary or any of its businesses or assets or any of the directors or officers of the Company or the Israeli Subsidiary (in their capacity as directors or officers of the Company or the Israeli Subsidiary), pertaining to export or import transactions.  Neither the Company nor the Israeli Subsidiary use or develop, or engage in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under applicable law, and no Company or Israeli Subsidiary business requires the Company or the Israeli Subsidiary to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or Control of Products and Services Order (Export of Warfare Equipment and Defense Information), 1991, as amended.

2.8              Title to, Condition and Sufficiency of Assets.

(a)        Neither the Company nor the Israeli Subsidiary own any real property. The Company and/or the Israeli Subsidiary has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company and/or the Israeli Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.  Schedule 2.8 of the Company Disclosure Letter identifies each parcel of real property leased by the Company and/or the Israeli Subsidiary.  The Company has heretofore provided to Purchaser’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company or the Israeli Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.

(b)        The assets and properties owned or leased by the Company and the Israeli Subsidiary (i) constitute all of the assets and properties that are necessary for the Company and the Israeli Subsidiary, as applicable, to conduct, operate and continue the Business, and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties, and (ii) constitute all of the assets and properties that are used in the Business, without (A) the need for Purchaser to acquire or license any other asset, property or Intellectual Property, or (B) the breach or violation of any Contract.

2.9             Intellectual Property.

(a)        As used in this Agreement, the following terms have the meanings indicated below:

(i)             “Company Intellectual Property” means any and all Company Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to and/or used by the Company or the Israeli Subsidiary.

(ii)           “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or the Israeli Subsidiary is a party or bound by, except for non-disclosure agreements entered in the ordinary course of business, forms of which have been provided to Purchaser, and Contracts for Third Party Intellectual Property that is generally, commercially available software and (i) is not material to the Company or the Israeli Subsidiary; (ii) has not been modified or customized for the Company or the Israeli Subsidiary; and (iii) is licensed for a one time fee or an annual fee under $1,000 for a single user or work station, or $10,000 in the aggregate for all users and work stations.

(iii)           “Company Owned Intellectual Property” means any and all Intellectual Property that is owned by the Company or the Israeli Subsidiary.

(iv)           “Company Products” means all products or services produced, marketed, licensed, sold, distributed, offered, made available or performed by or on behalf of the Company or the Israeli Subsidiary and all products or services currently under development by the Company or the Israeli Subsidiary.

(v)           “Company Registered Intellectual Property” means Israeli, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; and (D) registered copyrights and applications for copyright registration; registered or filed in the name of, the Company or the Israeli Subsidiary.

(vi)           “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company Owned Intellectual Property or Company Products.

(vii)           “Company Trade Secrets” means all Trade Secrets owned by the Company or the Israeli Subsidiary.

(viii)           “Governmental Grant” means any grant, loan, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the OCS, the State of Israel, and other bi- or multi-national grant programs for the financing of research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.

(ix)           “Intellectual Property” means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

(x)           “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with Trade Secrets, confidential and proprietary information, know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

(xi)           “Intercompany Agreement” means that certain Research and Development Agreement, dated as of January 1, 2006, as amended on May 2011, between the Company and the Israeli Subsidiary.

(xii)          “Open Source Materials” means software or other material that is distributed as “free software” or “open source software” as such terms are defined by the Free Software Foundation, or under licensing or distribution terms substantially similar thereto, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

(xiii)         “Personal Data” means information from or about an individual person whose use,  aggregation, holding or management is restricted under any applicable law, including, but not limited to, an individual person’s: (a) personally identifiable information (e.g. name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person); (b) Internet Protocol address or other persistent identifier; and (c) “sensitive information” as defined by the Israeli Privacy Protection Law, 1981.

(xiv)         “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as Trade Secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xv)          “Third Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(xvi)        “Trade Secrets” means all non disclosed and non-public inventions (whether or not patentable) and improvements thereto, know-how, research and development information, business plans, specifications, designs, processes, process libraries, technical data, customer data, financial information, pricing and cost information, bills of material, or other confidential information exclusively owned by a Person, including any formula, pattern, compilation, program, device, method, technique, or process, that (i) provides an actual or potential independent economic value from not being generally known to and not being readily ascertainable by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)        Status.  The Company and the Israeli Subsidiary, as applicable, has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Encumbrances.  The Israeli Subsidiary did not make any use of the Company Intellectual Property, other than pursuant to the Business.  The Company Intellectual Property collectively constitutes all of the intangible assets, intangible properties, rights and Intellectual Property necessary or desirable for Purchaser’s conduct of, or that are used in or held for use for, the Business, without:  (i) the need for Purchaser to acquire or license any other intangible asset, intangible property or Intellectual Property Right, and (ii) the breach or violation of any Contract.  Neither the Company nor the Israeli Subsidiary has transferred ownership of, or agreed to transfer ownership of, or granted any exclusive licenses to, or agreed to grant any exclusive licenses to any Company Owned Intellectual Property to any third party.  No third party has any ownership right, title, interest, claim in or lien on any of the Company Owned Intellectual Property.

(c)        Company Registered Intellectual Property.  Schedule 2.9(c)  of the Company Disclosure Letter lists all Company Registered Intellectual Property, and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and all actions that are required to be taken by the Company and the Israeli Subsidiary within 120 days of the Agreement Date with respect to such Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.  Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in Israel and/or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording Company’s and the Israeli Subsidiary's ownership interests therein.

(d)        Governmental Grants. Except as mentioned in Schedule 2.9(d), the Company and the Israeli Subsidiary is not now and never was, directly or indirectly, an applicant, recipient or beneficiary of any Governmental Grant whatsoever. None of the Company Owned Intellectual Property was developed or derived from, in whole or in part, funding or resources provided by, or are subject to restriction, constraint, control, supervision or limitation imposed by, the OCS or any other Governmental Entity or regulatory authority. No Governmental Entity has awarded any participation or provided any support to the Company or the Israeli Subsidiary or is or may become entitled to receive any royalties or other payments from the Company or the Israeli Subsidiary. No consent of any Governmental Entity or other Person is required to be obtained prior to the consummation of the Share Purchase pursuant to the terms of this Agreement in order to comply with any applicable law.

(e)        Private Grants.  At no time during the conception of or reduction to practice of any of the Company Owned Intellectual Property was any developer, inventor or other contributor to such Company Owned Intellectual Property operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect, restrict or in any manner encumber the Company’s or the Israeli Subsidiary's rights in such Company Owned Intellectual Property.

(f)        Founders.  All rights in, to and under all Intellectual Property created by the Company Founders for or on behalf or in contemplation of the Company and/or the Israeli Subsidiary (i) prior to the inception of the Company and/or the Israeli Subsidiary or (ii) prior to their commencement of employment with the Company and/or the Israeli Subsidiary have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide the Company or Purchaser with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto.

(g)        Invention Assignment and Confidentiality Agreement.

(i)           The Company and the Israeli Subsidiary have secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or the Israeli Subsidiary (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property in such contribution and has obtained the waiver of all non-assignable rights.  No Author has retained or will retain any rights, licenses, claims or interest whatsoever, including without limitation, to royalties, fees or other compensation with respect to any Intellectual Property developed by the Author for the Company or the Israeli Subsidiary.  Without limiting the foregoing, the Company and the Israeli Subsidiary have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors.  The Company and the Israeli Subsidiary have provided to Purchaser copies of all such forms currently and historically used by the Company and the Israeli Subsidiary, as applicable, and each proprietary information and invention disclosure and Intellectual Property assignment executed by each Author conforms to the forms the Company has made available to Purchaser.

(ii)           The Company has secured from the Israeli Subsidiary, which has independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company, unencumbered and unrestricted exclusive ownership of, all of the Israeli Subsidiary's Intellectual Property in such contribution, except for the right to commercialize the Company Intellectual Property as set forth in the Intercompany Agreement.  The Israeli Subsidiary has not retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed.  Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from the Israeli Subsidiary.  The Company has provided to Purchaser copies of all such forms currently and historically used by the Company and the Israeli Subsidiary, as applicable, and each proprietary information and invention disclosure and Intellectual Property assignment executed conforms to the forms the Company has made available to Purchaser.

(h)        No Violation.  No current or former employee, consultant, advisor or independent contractor of the Company or the Israeli Subsidiary:  (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or the Israeli Subsidiary or using Trade Secrets or proprietary information of others without permission in connection with such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or the Israeli Subsidiary; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or the Israeli Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract of the type described in clause (i) of the foregoing sentence.

(i)        Confidential Information.  The Company and the Israeli Subsidiary have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company or the Israeli Subsidiary (including, without limitation, Company Trade Secrets) as well as confidential or non-public information provided by any third party (including, without limitation, Trade Secrets) to the Company or the Israeli Subsidiary under a written obligation of confidentiality (“Confidential Information”).  All current and former employees and contractors of the Company and the Israeli Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company or the Israeli Subsidiary, as applicable, a written legally binding agreement regarding the protection of such Confidential Information.  The Company and the Israeli Subsidiary have implemented and maintains a reasonable security plan consistent with industry practices of companies offering similar services.  To the knowledge of the Company, neither the Company nor the Israeli Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s or the Israeli Subsidiary's possession, custody or control.

(j)        Non-Infringement.  To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any third party.  Neither the Company nor the Israeli Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property.  Neither the Company nor the Israeli Subsidiary is infringing, misappropriating or violating and has not infringed, misappropriated or violated the Intellectual Property of any third party.  Neither the Company nor the Israeli Subsidiary has been sued in any action, suit or proceeding or received any written communications (including any third party reports by users) alleging that the Company or the Israeli Subsidiary have infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity.  No Company Owned Intellectual Property or Company Product is subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by the Company or the Israeli Subsidiary, or which may affect the validity, use or enforceability of any such Company Owned Intellectual Property.

(k)        Digital Millennium Copyright Act.  The Company and the Israeli Subsidiary operate and have operated their respective businesses in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (“DMCA”), including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States. Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA.

(l)        Licenses; Agreements.  Neither the Company nor the Israeli Subsidiary has granted, nor is the Company or the Israeli Subsidiary bound by, or a party to, any options, licenses or agreements of any kind relating to any Company Owned Intellectual Property outside of normal nonexclusive licenses to use the Company Products in the ordinary course (copies of which have been provided to Purchaser’s counsel).  Neither the Company nor the Israeli Subsidiary is or may be obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company Owned Intellectual Property or any other property or rights.  Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument to which the Company is a party.

(m)        Other Intellectual Property Agreements.  With respect to the Company Intellectual Property Agreements:

(i)             The Company is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in material breach of any Company Intellectual Property Agreement and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations, or remedies with respect to any material Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(ii)           Immediately following Closing, Purchaser (through the Company) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay;

(iii)           There are no unresolved disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder;

(iv)           No Company Intellectual Property Agreement requires the Company to include any Third Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(v)            None of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;

(vi)           None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property;

(vii)         The Company has obtained valid, written, perpetual non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property and for all Intellectual Property of another Person, included in the Third Party Intellectual Property, that is incorporated into, integrated or bundled by the Company with any of the Company Products or otherwise offered or made available by the Company, and such licenses are listed in Section 2.9(m)(vii) of the Company Disclosure Letter; and

(viii)        No third party that has licensed Intellectual Property Rights to the Company or the Israeli Subsidiary has ownership or license rights to improvements or derivative works made by the Company or the Israeli Subsidiary in the Third Party Intellectual Property that has been licensed to the Company or the Israeli Subsidiary.

(n)        Neither this Agreement nor the transactions contemplated by this Agreement, or the assignment to Purchaser by operation of law or otherwise of any Contracts to which the Company or the Israeli Subsidiary is a party, will result in: (i) Purchaser or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Purchaser or any of its Affiliates, other than those previously licensed by the Company or the Israeli Subsidiary (ii) Purchaser or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, other than those previously agreed to by the Company or the Israeli Subsidiary or (iii) Purchaser being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(o)        Source Code.  Neither the Company nor the Israeli Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or the Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products.  Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Company Source Code.

(p)        Open Source Software.Schedule 2.9(p) of the Company Disclosure Letter identifies all Open Source Materials used in any Company Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or the Israeli Subsidiary) and identifies the licenses under which such Open Source Materials were used.  The Company and the Israeli Subsidiary are materially in compliance with the terms and conditions of all licenses for the Open Source Materials.  Other than as described in Schedule 2.9 (p) of the Company Disclosure Letter neither the Company nor the Israeli Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Owned Intellectual Property or Company Products; (ii) distributed Open Source Materials which is bundled or incorporated within  any Company Owned Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company or the Israeli Subsidiary with respect to any Company Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in Source Code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(q)        Privacy.  The Company and the Israeli Subsidiary have established privacy policies with respect to the Personal Data which are in conformance with reputable industry practice and, in all material respects, all applicable laws and regulations. The Company and the Israeli Subsidiary are in compliance, in all material respects, with such privacy policies, with any contractual obligations relating to privacy, data protection, and the collection and use of the Personal Data and with all applicable laws and regulations relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by the Company or the Israeli Subsidiary or by third parties having authorized access to the records of the Company or the Israeli Subsidiary.  The execution, delivery and performance of this Agreement, will comply with all such applicable laws and regulations relating to privacy and with the Company’s and the Israeli Subsidiary's privacy policies.  Neither the Company nor the Israeli Subsidiary have received any complaint regarding the Company’s or the Israeli Subsidiary's collection, use or disclosure of Personal Data.

(r)        Personal Data.Schedule 2.8(r) of the Company Disclosure Letter identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company or the Israeli Subsidiary at any time (“Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database.  No breach or violation of any such security policy by the Company or the Israeli Subsidiary has occurred or is threatened, and to the Company’s knowledge, there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.  Neither the Company nor the Israeli Subsidiary collects information, personal or otherwise, that would require it to register a database under Israeli law.  Neither the Company nor the Israeli Subsidiary collects any information which can be used or de-anonymized to distinguish or trace an individual's identity, such as name, social security number, biometric records, etc. alone, or when combined with other personal or identifying information which is linked or linkable to a specific individual, such as date and place of birth, mother’s maiden name, etc.

2.10            Taxes.

(a)        Tax Returns and Payments.  All Tax Returns required to be filed by or on behalf of the Company or the Israeli Subsidiary (the “Company Returns”) have been timely and properly filed with the appropriate Tax Authorities and are true, accurate and complete in all material respects.  All Taxes of the Company and the Israeli Subsidiary that are due and payable have been timely and properly paid.  All Taxes required to be withheld by the Company or the Israeli Subsidiary have been properly and timely withheld and remitted.  The Company has delivered to Purchaser accurate and complete copies of all income and other material Tax Returns filed by the Company and the Israeli Subsidiary since inception.  Schedule 2.10(a) of the Company Disclosure Letter lists each jurisdiction in which the Company and the Israeli Subsidiary is required to file a Tax Return.  Neither the Company nor the Israeli Subsidiary has requested or been granted any extension of time to file a Tax Return, which Tax Return has not been filed.  To the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company or the Israeli Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The Company Financial Statements properly and adequately accrue or reserve for Tax liabilities in accordance with GAAP.

(b)        Audits; Claims.  No Company Return has ever been examined or audited by any Governmental Entity.  The Company and the Israeli Subsidiary have not received from any Governmental Entity any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment.  No extension or waiver of the limitation period for the assessment or collection of Tax has been granted by or requested from the Company or the Israeli Subsidiary.  No claim or Legal Proceeding is pending or threatened against the Company or the Israeli Subsidiary in respect of any Tax.  There are no liens for Taxes upon any of the assets of the Company or the Israeli Subsidiary except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c)        Sufficiency.  The total amounts set up as liabilities for current and deferred Taxes in the Company Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company or the Israeli Subsidiary up to and through the periods covered by the Company Financial Statements.

(d)        Closing Agreements; Etc.  Neither the Company nor the Israeli Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, closing agreement, installment sale or prepaid amount received for a taxable period ending on or prior to the Closing Date.  Neither the Company nor the Israeli Subsidiary is a party to or bound by any Tax allocation or sharing agreement.  Neither the Company nor the Israeli Subsidiary has never been a member of an affiliated, consolidated, combined, unitary or aggregate group for purposes of any Tax Return.

(e)        Transferee or Successor Tax Liability.  Neither the Company nor the Israeli Subsidiary has any Liability for the Taxes of any Person as a transferee or successor or otherwise by operation of law, by Contract or otherwise.

(f)         Withholding.  The Company and the Israeli Subsidiary have complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes, and has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation or payments to Securityholders and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including income Taxes and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

(g)        VAT.  The Company is not required to be duly registered for the purposes of Value Added Tax (“VAT”).  The Israeli Subsidiary is duly registered for the purposes of VAT, as defined in the relevant laws concerning VAT in its country of organization, if applicable.  The Israeli Subsidiary has complied in all material respects with all laws concerning VAT, including with respect to the making on time of accurate returns and payments and the maintenance of records.

(h)        Section 102 Options.  All Company Options which the Company or the Israeli Subsidiary has purported to grant pursuant to the "capital gains route" of Section 102(b) of the Israeli Income Tax Ordinance ("Section 102(b)") have been granted in compliance in all respects with the applicable requirements of Section 102(b), and the requirements of any rules or ITA policies relating to Section 102(b), including, without limitation, (i) the filing of applicable documents, applications and notices with the ITA, (ii) the appointment of an authorized trustee to hold the Company Options pursuant to Section 102(b), and (iii) the timely deposit of such Company Options with such trustee pursuant to the terms of Section 102(b).

(i)         Country of Organization.  The Company is not treated for any Tax purpose as a resident in a country other than the country of its organization and the Company has never had a branch, agency or permanent establishment in a country other than the country of its organization.  The Israeli Subsidiary is not treated for any Tax purpose as a resident in a country other than the country of its organization and the Israeli Subsidiary has never had a branch, agency or permanent establishment in a country other than the country of its organization.

(j)         Restructure Limitations.  Except in connection with the 104(h) Tax Pre-Ruling and the Domiciliation Ruling, the Company and the Company Shareholders (solely with respect to their holdings in the Company) are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.  The Israeli Subsidiary is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.

(k)        Tax Agreements and Rulings. Except as set forth in Schedule 2.10(k) of the Company Disclosure Letter and as contemplated under this Agreement, no closing agreements, rulings or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Entity with or in respect of the Company or the Israeli Subsidiary.  Neither the Company nor the Israeli Subsidiary has requested or received a ruling from any Tax authority (except for the election of tax route under Section 102(b)).  The Company has made available to Purchaser accurate and complete copies of any Tax ruling relating to the Company or the Israeli Subsidiary obtained from the Israeli Tax Authority and applications therefor, including with respect to Company Options, in each case since inception.

(l)         Transfer Pricing.  Any related party transactions subject to Section 85A of the Israeli Income Tax Ordinance conducted by the Company or the Israeli Subsidiary has been conducted on an arms-length basis in accordance with Section 85A of the Israeli Income Tax Ordinance and the regulations promulgated thereunder.

(m)       Tax Incentives. The Israeli Subsidiary is currently entitled to certain tax benefits or incentives under the Israeli Law for the Encouragement of Capital Investments, 1959 ("Tax Incentives"). Schedule 2.10(m) of the Company Disclosure Letter lists each Tax Incentive to which the Company and/or the Israeli Subsidiary is entitled under the laws of the State of Israel, the period for which such Tax Incentive applies, and the nature of such Tax Incentive.  Unless otherwise disclosed in Schedule 2.10(m) of the Company Disclosure Letter, no claim or challenge has been made, in writing, by any Governmental Entity with respect to the Company's or any of the Israeli Subsidiary's entitlement to any Tax Incentive, and consummation of the transactions contemplated by this Agreement will not adversely affect the continued qualification for the Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed Tax Incentive.

2.11           Employee Benefit Plans and Employee Matters.

(a)        Employee List.  Schedule 2.11(a) of the Company Disclosure Letter contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their name, title and dates of hire; (ii) scope of their position (full-time, part-time or temporary status), each Company Employee’s classification as either exempt or non exempt from the overtime requirements under any applicable law; (iii) their current monthly salary (divided into base salary and global overtime payment, if relevant) or hourly wage rate, as applicable; (iv) any other compensation payable to them including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund  (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee's entire salary and any additional payments that are part of the determining salary for social contributions are subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963  ("Section 14 Arrangement") from their commencement date of their employment and notice period entitlement; (v) any promises or commitments made to the Company Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits; and (vi) any material customs or customary practices regarding employees that could reasonably be deemed to be binding on the Company or the Israeli Subsidiary.

(b)        The Company and the Israeli Subsidiary are not and was never a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, trade union or other organization or body representing any of its Company Employees, or is otherwise required (under any legal requirement, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Company and the Israeli Subsidiary are not and was never a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company or the Israeli Subsidiary. Except as set forth in Schedule 2.11(b), the Company and the Israeli Subsidiary are not, and no Company Employee benefits from any extension order (tzavei harchava) except for extension orders which generally apply to all employees in Israel.  To the Company's and the Israeli Subsidiary's knowledge, there are no labor organizations representing or purporting to represent or seeking to represent any Company Employees. Neither the Company nor the Israeli Subsidiary has knowledge of any activities or proceedings of any labor union to organize any Company Employees.   Neither the Company nor the Israeli Subsidiary engaged, and neither has ever been engaged, in any unfair labor practice of any nature. Neither the Company nor the Israeli Subsidiary has had any strike, slowdown, work stoppage, lockout, job action, labor dispute, union organizing activity or any similar activity or dispute or threat thereof, or question concerning representation, by or with respect to any of the Company Employees.  To the Company's and the Israeli Subsidiary's  knowledge, no event has occurred and no condition or circumstances exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or  union organizing activity or any similar activity or dispute now or in the future.

(c)        No Company Employee or Consultant has been dismissed in the last twelve months or has given notice of termination of his or her employment or engagement with the Company or the Israeli Subsidiary, except as detailed in Schedule 2.11(c) of the Company Disclosure Letter. The Company and the Israeli Subsidiary do not have unsatisfied obligations of any nature to any of its former Company Employees, and their termination was in compliance with all applicable legal requirements and agreement.

(d)        Leave of Absence.  As of the date of this Agreement, there is no current Company Employee who is not fully available to perform work because of disability or other leave of more than 30 consecutive days (including unpaid leave).

(e)        At Will Employment.  Except as set forth in Schedule 2.11(e) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees, except as prescribed by applicable legal requirements or by any relevant applicable agreement according to which the employment of each of the current Company Employees is terminable by the Company or the Israeli Subsidiary, as applicable, with no more than 30 days prior notice.  The Company has delivered to Purchaser accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other material documents relating to the employment of the Company Employees and Consultants.

(f)        Employee Departures/Restrictions.  To the Company's and the Israeli Subsidiary's knowledge, no current Company Employee (i) intends to terminate his employment with the Company or the Israeli Subsidiary, as applicable; (ii) has received an offer to join a business that may be competitive with the Company’s or the Israeli Subsidiary's business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the Company or the Israeli Subsidiary) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or the Israeli Subsidiary; or (B) the Company’s or the Israeli Subsidiary's business or operations.

(g)        Employee Plans and Agreements.  All the Company Employees and Consultants have executed employment or consultancy agreements (as applicable), accurate and complete copies of which were provided to Purchaser. Schedule 2.11(g) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement and each Contract with any Consultant.  Neither the Company nor the Israeli Subsidiary intend nor has either committed to establish or enter into any new Company Employee Plan or Company Employee Agreement or any agreement with a Consultant, or to modify any Company Employee Plan or Company Employee Agreement or any agreement with a Consultant (except to conform any such Company Employee Plan or Company Employee Agreement or any agreement with a Consultant to the requirements of any applicable Legal Requirements).  With respect to the Company Employee Plan: (i) there are no funded benefit obligations for which contributions have not been made and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the Company Financial Statements, other than routine contribution obligations to be timely made in the normal course of business and consistent with past practice, and (ii) all reports and disclosures relating to the Company Employee Plan required to be filed with or furnished to any Governmental Entity have been filed or furnished in accordance with applicable law in a timely manner.

(h)        Delivery of Documents.  As applicable with respect to each Company Employee Plan (excluding any Company Employee Plan of a type of pension arrangement and any other provident fund), the Company has delivered to Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan, including a summary of each unwritten Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) all written Contracts relating to administrative service agreements, manpower contractors including their licenses and group insurance contracts; (iii) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or the Israeli Subsidiary; (iv) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; and (v) all insurance policies in the possession of the Company or the Israeli Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.

(i)        No Foreign Plans.  Except as set forth in Schedule 2.11(i) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary has established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Entity other than Israel; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of Israel; or (iii) any Company Employee Plan that covers or has covered Company Employees or Consultants whose services are or have been performed primarily outside of Israel.

(j)        Absence of Certain Retiree Liabilities.  No Company Employee Plan provides (except at no cost to the Company and the Israeli Subsidiary), or reflects or represents any liability of the Company or the Israeli Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements, a Company Employee Agreement or Company Employee Plan.

(k)        No Defaults.  The Company and the Israeli Subsidiary have performed all material obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement and they are not in default or violation of, and to the knowledge of the Company and the Israeli Subsidiary, no other party is in default or violation of, the terms of any Company Employee Plan and Company Employee Agreement.  Other than as set forth in Schedule 2.11(k)(i), each of the Company Employee Plans (excluding any Company Employee Plan of a type of pension arrangement and any other provident fund) has been operated and administered in all material respects in accordance with all applicable Legal Requirements.  All contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been fully and timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued liability on the Company Balance Sheet.  There are no audits, inquiries or Legal Proceedings pending or threatened by any Governmental Entity with respect to any Company Employee Plan.

(l)         No Conflict.  Except as set forth in Schedule 2.11(l) of the Company Disclosure Letter or as provided for in this Agreement, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or Consultant; (ii) create or otherwise result in any Liability with respect to any Company Employee Plan; or (iii) result in any obligation to pay any directors, officers, Company Employees, Consultants, former directors, officers, employees severance pay or termination, retention or any other benefits or payments.

(m)       Compliance.  Except as set forth in Schedule 2.11(m) of the Company Disclosure Letter, the Company and the Israeli Subsidiary: (i) have been and are currently in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Entity respecting employment, employment practices, terms and conditions of employment, wages, maximum hours of work, overtime, sick leave, annual leave, prior notice, severance payment, notice to employees or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations and termination of them, engagement with independent contractors, service providers, classification of employees and Consultants, enforcement of labor laws, leave of absence requirements, privacy, harassment, occupational safety and health, employee whistle-blowing, retaliation, immigration, contribution to managers’ insurance policy or pension plan, social benefits, wrongful discharge of Company Employees or Consultants or prospective Company Employees or Consultants; (ii) has timely withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries bonus benefits, commission, and other payments to any Company Employee or Consultant, including as required by the Israeli Income Tax Ordinance, as amended, and the rules and regulations promulgated thereunder, and the National Insurance Law of Israel or otherwise; (iii) all amounts that the Company and the Israeli Subsidiary is legally or contractually required to deduct from Company Employees’ salaries or Consultant's consideration (as applicable) or to transfer to such Company Employees' Plan, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor the Israeli Subsidiary have any outstanding obligations to make any such deduction, transfer, withholding or payment all other than routine contributions and benefit obligations to be timely made in the normal course of business and consistent with past practice; (iv) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (v) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee or Consultant (other than routine payments to be made in the normal course of business and consistent with past practice).

(n)        Labor Relations.  The Company and the Israeli Subsidiary have good labor relations, and, except as set forth in Schedule 2.11(n) of the Company Disclosure Letter, to the Company’s and the Israeli Subsidiary's knowledge (i)  there are no facts indicating that the consummation of the Transactions will have a material adverse effect on the labor relations of any of the Company or the Israeli Subsidiary, and (ii) no Company Employees or Consultants have notified the Company or the Israeli Subsidiary with respect to his or her intention to terminate his or her employment or engagement with the Company or the Israeli Subsidiary.

(o)        Company Options.  Except as set forth in Schedule 2.11(o) of the Company Disclosure Letter, all Company Options granted by the Company and the Israeli Subsidiary to its directors, officers and employees in Israel were granted under employee option plans approved by the Israeli Tax authorities under Section 102(b).  Except as set forth in Schedule 2.11(o) of the Company Disclosure Letter the Company has complied with all requirements of such Section 102(b) and the regulations promulgated thereunder in all respects.

(p)        Consultants.  Schedule 2.11(p) of the Company Disclosure Letter accurately sets forth, with respect to each current Consultant providing services of the nature of "personal services" directly or via an entity: (i) the name of such Consultant, title,  and the date as of which such Consultant was originally engaged by the Company or the Israeli Subsidiary, (ii) any compensation payable to such Consultant including fees, consideration, compensation payable pursuant to bonus, deferred compensation or commission arrangements, (iii) whether any of such Consultant  is not fully available to perform work because of disability or other leave (and the basis of such disability or other leave) and (iv) any promises or commitments made to such Consultant, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Except as set forth on Schedule 2.11(p) of the Company Disclosure Letter all Consultants and former Consultants are and were rightly classified as independent contractors and would not reasonably be expected to be misclassified by the courts or any other authority as employees of the Company or the Israeli Subsidiary. No Consultant or former Consultant is entitled to any rights under the applicable labor law.  All the current and former Consultants have received all their rights to which they are and were entitled to according to any applicable law or agreement with the Company or the Israeli Subsidiary. Except as set forth in Schedule 2.11(p) of the Company Disclosure Letter, each current Consultant’s agreement or engagement with the Company or the Israeli Subsidiary can be terminated immediately and with no more than 30 days prior notice. Except as set forth in Schedule 2.11(p) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary engage manpower employees.

(q)        Labor-Related Claims.  Except as set forth in Schedule 2.11(q) of the Company Disclosure Letter, there is no Legal Proceeding, claim, labor dispute or grievance pending or threatened, in writing, or to the Company’s or the Israeli Subsidiary's knowledge, orally, relating to (i) any employment Contract, service agreement with Consultant or similar Contract, compensation, wages and hours, working during overtime hours, leave of absence, plant closing notification, employment statute, rightly classified as independent contractors or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, social benefits, termination of employment, safety, retaliation, immigration or discrimination matter involving any Company Employee, or Consultant, including charges of unfair labor practices or harassment complaints or any other labor related issue, or (ii) any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company or the Israeli Subsidiary, or the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan; and there are no facts or circumstances which would reasonably be expected to form the basis for any such claims or Legal Proceedings

(r)         There are no unwritten policies, practices or customs of the Company or the Israeli Subsidiary that are material or that entitle any Company Employee to benefits which are reasonably expected to result in annual cash payments of more than $10,000 or any payment of Company Share Capital or Israeli Subsidiary Share Capital, in addition to what such Company Employee is entitled to by applicable law or under the terms of such Company Employee’s employment agreement or any other binding source  (including unwritten customs or practices, including concerning bonuses, the payment of statutory severance pay when it is not required under applicable law)

(s)        The Company (excluding the Israeli Subsidiary) does not have, and never has had, any employees or Consultants.

2.12           Interested Party Transactions.

(a)        Except as set forth on Schedule 2.12(a) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary is indebted to any current or former director, officer, employee, consultant, shareholder or related party of the Company or the Israeli Subsidiary (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and no such Person is indebted to the Company or the Israeli Subsidiary.

(b)        To the Company's knowledge, no officer, director or shareholder of the Company or the Israeli Subsidiary owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of, any Person that is a competitor, lessor, lessee, customer or supplier of the Company or the Israeli Subsidiary or which conducts a business similar to any business conducted by the Company or the Israeli Subsidiary.

(c)        No officer, director or shareholder of the Company or the Israeli Subsidiary owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property.

(d)        To the Company’s knowledge, no officer, director, employee, consultant or shareholder of the Company or the Israeli Subsidiary, (i) has any claim, charge, action or cause of action against the Company or the Israeli Subsidiary, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan or consulting agreement existing on the date hereof (or as set forth on Schedule 2.12(d)(i) of the Company Disclosure Letter), (ii) has made, on behalf of the Company or the Israeli Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise Contract to purchase or obtain any goods or services from, any other Person of which any officer, director or shareholder of the Company or the Israeli Subsidiary (or, to the knowledge of the Company, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) or (iii) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or the Israeli Subsidiary.

(e)        All transactions since incorporation of the Israeli Subsidiary between the Israeli Subsidiary and interested parties that require approval pursuant to Sections 268 to 284 of the Israel Companies Law, 1999, or pursuant to the Charter Documents or Contracts have been approved or ratified in accordance with such requirements.

2.13           Insurance.  The Company and the Israeli Subsidiary maintain the policies of insurance and bonds set forth in Schedule 2.13 of the Company Disclosure Letter, including all legally required insurance.  Schedule 2.13 of the Company Disclosure Letter sets forth all claims made under such policies and bonds since March 1, 2010, including all pending claims.  The Company has provided to Purchaser’s counsel correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or the Israeli Subsidiary.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and the Company and the Israeli Subsidiary are otherwise in compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.14           Books and Records.  The Company has provided to Purchaser, its counsel or other advisors correct and complete copies of each document that has been requested by Purchaser, its counsel and other advisors in connection with their legal and accounting review of the Company and the Israeli Subsidiary (other than any such document that does not exist or is not in the Company’s possession or subject to its control).  Without limiting the foregoing, the Company has provided to Purchaser or its counsel complete and correct copies of (a) all Material Contracts of the Company and the Israeli Subsidiary and all other documents listed on the Company Disclosure Letter, (b) the Charter Documents of the Company and the Israeli Subsidiary, in each case as amended to date and as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Company Board of Directors and the board of directors of the Israeli Subsidiary (the "Israeli Subsidiary Board of Directors"), committees of the Company Board of Directors and Israeli Subsidiary Board of Directors and Company Shareholders of the Company, (d) the shareholders register, journal and other records reflecting all share issuances and transfers and all share option grants and agreements of the Company and the Israeli Subsidiary and a document setting forth all transfers and issuances of any capital stock of the Company from incorporation to the Agreement Date, attached hereto as Schedule 2.14(d) of the Company Disclosure Letter, (e) all permits, orders and consents issued by any regulatory agency with respect to the Company or the Israeli Subsidiary, or any securities of the Company or the Israeli Subsidiary, and all applications for such permits, orders and consents, and (f) all agreements relating to Intellectual Property.  The minute books of the Company provided to Purchaser contain a complete and accurate, in all material respects, summary of all meetings of directors and Company Shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement.  The minute books of the Israeli Subsidiary provided to Purchaser contain a complete and accurate summary, in all material respects, of all meetings of directors and Israeli Subsidiary Shareholder or actions by written consent since the time of incorporation of the Israeli Subsidiary through the date of this Agreement.  There has not been any violation of any of the provisions of the Charter Documents, including all amendments thereto, and the Company and the Israeli Subsidiary have not taken any action that is inconsistent in any respect with any resolution adopted by its respective shareholders or board of directors, as applicable.  The books, records and accounts of the Company and the Israeli Subsidiary (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect, in all material respects, all of the transactions and dispositions of the assets and properties of the Company and the Israeli Subsidiary, and (iv) accurately and fairly reflect the basis for the Company Financial Statements. No unrecorded fund or asset of the Company or the Israeli Subsidiary has been established for any purpose, no accumulation or use of corporate funds of the Company or the Israeli Subsidiary has been made without being properly accounted for in the books and records of the Company or the Israeli Subsidiary, and no payment has been made by or on behalf of the Company or the Israeli Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment.

2.15           Material Contracts.
(a)        Schedules 2.15(a) through (xix) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company and/or the Israeli Subsidiary is a party (“Material Contracts”):

(i)             any Contract providing for payments by or to the Company or the Israeli Subsidiary in an aggregate amount of $50,000 or more;

(ii)            any dealer, distributor or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market or sell its products or services to any other Person or relating to the advertising or promotion of the business of the Company or the Israeli Subsidiary or pursuant to which any third parties advertise on any websites operated by the Company or the Israeli Subsidiary providing for payments to or by the Company or the Israeli Subsidiary annually in an aggregate amount of $25,000 or more;

(iii)           (1) any joint venture Contract, (2) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, (3) any Contract that involves the payment of royalties to any other Person or (4) any Contract between the Company and the Israeli Subsidiary;

(iv)          any Contract for or relating to the employment or service of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants, as the case may be;

(v)           any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, or containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property; or limits the freedom of the Company or the Israeli Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or Company Intellectual Property, or to make use of any Company Intellectual Property Rights;

(vi)          other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Company or the Israeli Subsidiary is a party and pursuant to which the Company or the Israeli Subsidiary acquired or is authorized to use any Third Party Intellectual Property rights used in the development, marketing or licensing of the Company Products;

(vii)         any license, sublicense or other Contract to which the Company or the Israeli Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property Rights;

(viii)        any license, sublicense or other Contract pursuant to which the Company or the Israeli Subsidiary has agreed to any restriction on the right of the Company or the Israeli Subsidiary to use or enforce any Company Owned Intellectual Property Rights or pursuant to which the Company or the Israeli Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company Owned Intellectual Property Rights;

(ix)           any Contracts relating to the membership of, or participation by, the Company or the Israeli Subsidiary in, or the affiliation of the Company or the Israeli Subsidiary with, any industry standards group or association;

(x)            any Contract providing for the development of any of the software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company or the Israeli Subsidiary (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s or the Israeli Subsidiary's standard form of agreement, copies of which have been provided to Purchaser’s counsel);

(xi)           any confidentiality, secrecy or non-disclosure Contract, except if entered in the ordinary course of business;

(xii)          any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;

(xiii)         any agreement containing any support, maintenance or service obligation or cost on the part of the Company or the Israeli Subsidiary providing for payments by the Company or the Israeli Subsidiary annually in an aggregate amount of $25,000 or more;

(xiv)         any settlement agreement providing for payments to or by the Company or the Israeli Subsidiary annually in an aggregate amount of $25,000 or more

(xv)          any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Share Purchase or other transactions contemplated hereunder, either alone or in combination with any other event;

(xvi)         any Company Product warranty providing for payments to or by the Company or the Israeli Subsidiary, annually in an aggregate amount of $25,000 or more;

(xvii)        any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Share Capital or Israeli Subsidiary Share Capital or any other securities of the Company or the Israeli Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) of the Company Disclosure Letter;

(xviii)       any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xix)         any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);

(b)        The Company or the Israeli Subsidiary has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract.  Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.  There exists no default or event of default or event, occurrence, act or condition, with respect to the Company or the Israeli Subsidiary, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or the Israeli Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract.  Neither the Company nor the Israeli Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.  Neither the Company nor the Israeli Subsidiary has any Liability for renegotiation of Government Contracts.  Correct and complete copies of all Material Contracts have been provided to Purchaser prior to the Agreement Date.

2.16         Absence of Certain Changes.  During the period between the Company Balance Sheet Date and the Agreement Date, each of the Company and the Israeli Subsidiary has conducted its business only in the ordinary course consistent with past practice and except as set forth in Schedule 2.16 of the Disclosure Letter:

(a)       there has not occurred a Material Adverse Effect on the Company or the Israeli Subsidiary;

(b)       neither the Company nor the Israeli Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company or the Israeli Subsidiary (other than the sale or nonexclusive license of Company Products to its customers in the ordinary course of its business consistent with its past practice);

(c)       except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or the Israeli Subsidiary or any revaluation by the Company or the Israeli Subsidiary of any of its assets;

(d)       there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company or the Israeli Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or the Israeli Subsidiary of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(e)        neither the Company nor the Israeli Subsidiary has entered into, amended or terminated any Material Contract and there has not occurred any default under any Material Contract to which the Company or the Israeli Subsidiary is a party or by which it is, or any of its assets and properties are, bound;

(f)        there has not occurred any amendment or change to the Charter Documents or other equivalent organizational or governing documents of the Company or the Israeli Subsidiary;

(g)       there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or the Israeli Subsidiary to any of its directors, officers, employees or consultants, any material modification of any nonqualified deferred compensation plan, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or the Israeli Subsidiary consistent with past practice), and the Company and the Israeli Subsidiary have not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(h)       there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or the Israeli Subsidiary;

(i)        there has not occurred any change in title, office or position, or reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or the Israeli Subsidiary, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company or the Israeli Subsidiary;

(j)         neither the Company nor the Israeli Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person;

(k)        neither the Company nor the Israeli Subsidiary has paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;

(l)         neither the Company nor the Israeli Subsidiary has incurred any Liability to its directors, officers or shareholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice);

(m)       neither the Company nor the Israeli Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;

(n)        neither the Company nor the Israeli Subsidiary has made any change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(o)        there has been no damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or the Israeli Subsidiary;

(p)        neither the Company nor the Israeli Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property (other than in the ordinary course of business consistent with past practice, or has acquired or licensed from any Person any Intellectual Property) or sold, disposed of, transferred or provided a copy of any Company Source Code to any Person; and

(q)        there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or the Israeli Subsidiary to do any of the things described in the preceding clauses (a) through (p) (other than negotiations and agreements with Purchaser and their representatives regarding the transactions contemplated by this Agreement).

2.17           Transaction Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Israeli Subsidiary or its Affiliates.  Set forth in Schedule 2.17 to the Company Disclosure Letter is the Company’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future) as of the Agreement Date.

2.18           Product Release.  The Company has provided Purchaser a schedule of product releases, which schedule is attached as Schedule 2.18 of the Company Disclosure Letter (the “Roadmap”). The Roadmap has been prepared in good faith and with reasonable care by the Company and, subject to allocating appropriate resources, the Company has a good faith reasonable belief that it can achieve the release of products as described in the Roadmap, provided, however, that no assurance can be or is given that such release will be attained.

2.19           Environmental Matters.

(a)        Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or the Israeli Subsidiary to any Liability, no Hazardous Materials are present on any real property currently owned, operated, occupied, controlled or leased by the Company or the Israeli Subsidiary or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or the Israeli Subsidiary.  There are no aboveground or underground storage tanks, asbestos, or polychlorinated biphenyls present on or under any leased real property.

(b)        The Company and the Israeli Subsidiary have conducted all Hazardous Material Activities relating to its business in compliance with all applicable Environmental Laws.  Neither the Company nor the Israeli Subsidiary has exposed its employees or others to Hazardous Materials in violation of any applicable law or in a manner that would result in any Liability to the Company or the Israeli Subsidiary.

(c)        Neither the Company nor the Israeli Subsidiary has, and they are not required to have, any permits pursuant to Environmental Laws in connection with its business or facilities.  Neither the Company nor the Israeli Subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of or relating to the Hazardous Materials Activities of the Company or the Israeli Subsidiary or any third party.

(d)        The Company and the Israeli Subsidiary have made available to Purchaser all environmental audits, environmental assessments, and documents relating to non-compliance with Environmental Laws in the possession, custody or control of the Company or the Israeli Subsidiary.

2.20           Propriety of Past Payments.  None of the Company, the Israeli Subsidiary, any director, officer, employee or agent of the Company or the Israeli Subsidiary or any other Person for whom the Company may be responsible under applicable Legal Requirements or acting for or on behalf of the Company or the Israeli Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any Company Shareholder, the Company, the Israeli Subsidiary or any affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any Company Shareholder, the Company, the Israeli Subsidiary or any affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Company Shareholder, the Company, the Israeli Subsidiary or any affiliate of the Company or (iv) otherwise for the benefit of any Company Shareholder, the Company, the Israeli Subsidiary or any affiliate of the Company in violation of any U.S. federal, state, local, municipal, non-U.S., international, multinational or other Legal Requirement.  None of the Company, the Israeli Subsidiary or to the Company’s knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company or the Israeli Subsidiary, has used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.  The Company and the Israeli Subsidiary are in compliance in all respects with all material statutory and regulatory provisions under the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.) and international anti-bribery conventions and local anti-corruption and anti-bribery Legal Requirements in each jurisdiction in which the Company and the Israeli Subsidiary do business (including, but not limited to, laws based on the Anti-Bribery Convention of the Organization for Economic Co-operation and Development, Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law – 2000.

2.21           Company Contracts.  Other than the Contracts listed on Schedule 2.21 of the Company Disclosure Letter and Contracts for engagement of professional advisors and directors, the Company (excluding the Israeli Subsidiary) has never been and is currently not a party to any Contracts.

2.22           Representations Complete.  None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company or the Israeli Subsidiary pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of fact, or omits to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.23           No Other Representations. Except for the representations and warranties expressly and specifically made by the Company and/or the Israeli Subsidiary in this Agreement or certificates delivered by the Company and/or the Israeli Subsidiary pursuant to this Agreement, neither the Company nor the Israeli Subsidiary make any express or implied representation or warranty, and the Company and the Israeli Subsidiary hereby disclaim all other representations and warranties of any kind or nature, express or implied.

ARTICLE 3
Representations and Warranties of Company Shareholders

Each of the Company Shareholders represent and warrant to Purchaser, severally and not jointly, as of the Agreement Date and as of the Closing Date, as follows:

3.1             Power and Capacity.  Such Company Shareholder possesses all requisite capacity necessary to carry out the transactions contemplated by this Agreement.

3.2             Enforceability; Noncontravention.

(a)        This Agreement has been duly executed and delivered by such Company Shareholder.  This Agreement is a valid and legally binding obligation, enforceable against such Company Shareholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

(b)        The execution, delivery and performance by such Company Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Company Shares pursuant to (i) any Contract, order, judgment or decree to which the Company Shareholder is subject or (ii) any applicable Legal Requirements.

(c)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to such Company Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would reasonably be expected to adversely affect the ability of such Company Shareholder to consummate the Share Purchase or any of the other transactions contemplated hereby.

3.3             Title to Shares.  Such Company Shareholder owns of record and beneficially the Company Shares and Company Options (if any) as set forth opposite such Company Shareholder's name on the Signing Spreadsheet, the Signature Page of this Agreement and on Schedule 2.2(a) and Schedule 2.2(b) of the Company Disclosure Letter, and has good and valid title to such Company Shares and Company Options, and other than the restrictions on future transfers set forth in the Charter Documents and the Company Option Plans, such Company Shares and Company Options are currently free and clear of all Encumbrances, preemptive rights, rights of first refusal or similar right or limitation or “put” or “call” rights created by  any Legal Requirements or any Contract to which such Company Shareholder is a party or by which such Company Shareholder is bound and, if transferred and/or sold to such Company Shareholder, were transferred in accordance with any Legal Requirement, right of first refusal or similar right or limitation, including those set forth in the Charter Documents, and, at Closing, shall deliver to Purchaser good and valid title to such Company Shares and any Company Shares received upon exercise of Company Options, free and clear of Taxes of the Selling Shareholder, all Encumbrances (other than Encumbrances created by Purchaser or set forth in the Charter Documents or Company Option Plans), pre-emptive rights and rights of first refusal or similar right or limitation or “put” or “call” rights created by any Legal Requirements or any Contract to which such Company Shareholder is a party or by which such Company Shareholder is bound.  Such Company Shareholder does not own, and does not have the right to acquire, directly or indirectly, any other shares of Company Share Capital or Company Options, except as set forth on such Company Shareholder's Signature Page of this Agreement.  Such Company Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Company Shareholder to sell, transfer, or otherwise dispose of any Company Share Capital or Company Options (other than this Agreement) and no Person has any right to acquire any shares of Company Share Capital or any Company Options or other rights to purchase shares of Company Share Capital or other securities of the Company or the Israeli Subsidiary, from such Company Shareholder.  Such Company Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

3.4             Litigation.  There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the knowledge of such Company Shareholder, threatened against such Company Shareholder that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

3.5             Securities Laws.  If such Company Shareholder shall receive Purchaser Ordinary Shares as part of the Aggregate Consideration, such Company Shareholder hereby represents, warrants and covenants with respect to itself that:

(a)        Such Company Shareholder is acquiring the Purchaser Ordinary Shares for such Company Shareholder’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

(b)        Such Company Shareholder is (i) an accredited investor within the meaning of Regulation D prescribed by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act (a “Regulation D Investor”), and/or (ii) not a U.S. Person as defined in Regulation S promulgated under the Securities Act (a “Regulation S Investor”).  If such Company Shareholder is a Regulation D Investor, such Company Shareholder also represents that: (x) it can afford to bear the economic risk of holding the Purchaser Ordinary Shares for an indefinite period and can afford to suffer the complete loss of such Company Shareholder’s investment in the Purchaser Ordinary Shares; (y) its knowledge and experience in financial and business matters is such that such Company Shareholder is capable of evaluating the risks of the investment in the Purchaser Ordinary Shares; (z) only to the extent that such Company Shareholder is not an individual, it has not been organized for the purpose of acquiring the Purchaser Ordinary Shares, then all the equity owners of such Company Shareholders are Regulation D Investors.  If such Company Shareholder is a Regulation S Investor, such Company Shareholder also represents that: (1) it is not a U.S. Person, (2) it was not organized under the laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act, (3) on the Agreement Date, the Regulation S Investor is outside the United States, (4) the Company Shareholder is not acquiring the Purchaser Ordinary Shares for the account or benefit of any U.S. Person, (5) it will not, during the forty-day period starting on the date of such Company Shareholder’s purchase and receipt of the Purchaser Ordinary Shares, offer or sell any of the Purchaser Ordinary Shares (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws, (6) it will, after the expiration of such forty-day period, offer, sell, pledge or otherwise transfer the Purchaser Ordinary Shares (or create or maintain any derivative position equivalent thereto) only pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable state securities laws and (7) that the offer and issuance of the Purchaser Ordinary Shares to such Company Shareholder was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and such Company Shareholder is not acquiring the Purchaser Ordinary Shares for the account or benefit of any U.S. Person.  Such Company Shareholder has confirmed on the signature page hereto whether such Company Shareholder is a Regulation D Investor and/or a Regulation S Investor. In addition, such Company Shareholder that is a resident of the State of Israel has indicated on the signature page hereto whether or not such Company Shareholder is a qualified investor under the First Addendum to the Israeli Securities Law, 5728-1968; each such qualified investor understands the meaning of being so qualified, agrees to such designation and acknowledges that Purchaser may rely thereon to conduct a securities offering in Israel without a prospectus.  Such Company Shareholder represents and warrants that the information set forth on its respective signature page is true and correct.

(c)        Such Company Shareholder understands that, in connection with the acquisition of the Purchaser Ordinary Shares as contemplated herein, the Purchaser Ordinary Shares have not been and will not be registered under the Securities Act or registered or qualified under the securities laws of any U.S. state or other jurisdiction, in each case by reason of specific exemptions from the registration provisions of the Securities Act and the securities laws of such states or other jurisdictions, the availability of which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Company Shareholder’s representations as expressed herein and in response to Purchaser’s inquiries, if any.  Moreover, such Company Shareholder understands that Purchaser is under no obligation to register the Purchaser Ordinary Shares with the SEC.

(d)        Such Company Shareholder understands that the Purchaser Ordinary Shares that such Company Shareholder is acquiring pursuant to this Agreement are and will be “restricted securities” under the Securities Act in that such securities will be acquired from Purchaser in a transaction not involving a public offering under the Securities Act, and that under U.S. federal and state laws and applicable regulations, such Purchaser Ordinary Shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such securities must be held indefinitely.  In this connection, the Company Shareholder represents that it understands the resale limitations imposed by the Securities Act and is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for that rule to be available for resale of “restricted securities.”  Such Company Shareholder also acknowledges that such Company Shareholder may deemed to be an Affiliate of Purchaser and that, if so, certain resale limitations thereunder shall apply to such Company Shareholder for so long as such Company Shareholder remains an Affiliate and for three months thereafter.

(e)        Such Company Shareholder has received and reviewed information about Purchaser, including the reports filed by Purchaser with the SEC, and has had an opportunity to discuss Purchaser’s business, management and financial affairs with its management. Such Company Shareholder is aware of Purchaser’s business affairs and financial condition and has acquired sufficient information about Purchaser to reach an informed and knowledgeable decision to acquire the Purchaser Ordinary Shares.

(f)        Such Company Shareholder acknowledges that at no time was such Company Shareholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Purchaser Ordinary Shares.

(g)        Such Company Shareholder acknowledges that such Company Shareholder is fully aware of: (i) the speculative nature of the Purchaser Ordinary Shares; and (ii) the qualifications and backgrounds of the management of Purchaser.

(h)        Such Company Shareholder has had an opportunity to review with his own Tax advisors the Tax consequences to him of the transactions contemplated by this Agreement, including the receipt of Purchaser Ordinary Shares. Such Company Shareholder understands that such Company Shareholder must rely solely on his advisors and not on any statements or representations by Purchaser, the Company or any of their respective attorneys, investment advisors, accountants or other agents with respect to Tax matters

(i)         Such Company Shareholder acknowledges that such Company Shareholder either alone or with his purchaser representative(s) (as defined in Rule 501(h) of Regulation D, promulgated under the Securities Act), has such knowledge and experience in financial and business matters that such Company Shareholder is capable of evaluating the merits and risks of the Share Purchase, has the capacity to protect such Company Shareholder’s own interests in connection with this transaction, and is financially capable of bearing a total loss of the Purchaser Ordinary Shares.

3.6             No Other Representations. Except for the representations and warranties expressly and specifically made by the Company Shareholder in this Agreement or certificates delivered by the Company pursuant to this Agreement, such Company Shareholder does not make any express or implied representation or warranty, and such Company Shareholder hereby disclaims all other representations and warranties of any kind or nature, express or implied.

ARTICLE 4
Representations and Warranties of Purchaser

Purchaser represents and warrants to the Company and to the Company Shareholders as follows:

4.1             Organization and Standing.  Purchaser is a company duly organized and validly existing under the laws of its jurisdiction of organization.  Purchaser is not in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.

4.2             Authority; Noncontravention.

(a)        Purchaser, has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser, and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)        The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Purchaser, in each case as amended to date, or (ii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Purchaser’s ability to consummate the Share Purchase or to perform its respective obligations under this Agreement.

(c)        Except as required by applicable law or United States federal and state securities laws in connection with the issuance of the Purchaser Ordinary Shares, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby that would reasonably be expected to adversely affect the ability of Purchaser to consummate the Share Purchase or any of the other transactions contemplated hereby.

4.3             Capitalization; Valid Issuance.

(a)        The authorized share capital of Purchaser consists of 40,000,000 Purchaser Ordinary Shares, of which 10,042,077 Purchaser Ordinary Shares were issued and outstanding as of November 5, 2012. As of November 5, 2012, there were outstanding options to purchase an aggregate of 2,042,543 Purchaser Ordinary Shares (of which options to purchase an aggregate of 883,990  Purchaser Ordinary Shares were exercisable).

(b)        The Purchaser Ordinary Shares comprising the Aggregate Share Consideration, when issued by Purchaser in accordance with the terms of this Agreement, will be free and clear of any Encumbrances, pre-emptive rights and rights of first refusal, duly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties of the Company Shareholders in Section 3.5 and on the Company Shareholder signature pages of this Agreement, issued in compliance with applicable law (including Israeli and United States federal and state securities laws).

4.4             Cash Resources.  Purchaser has sufficient cash resources to pay the Closing Payment.

4.5             Purchaser SEC Documents; Purchaser Financial Statements.

(a)        Purchaser has timely filed all forms, reports and documents required under the Exchange Act to be filed with the SEC since January 1, 2010 (the “Purchaser SEC Documents”). Each of the Purchaser SEC Documents complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports, and documents were filed, and no such statement or report contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)        The consolidated financial statements of Purchaser and its consolidated subsidiaries for the year ended December 31, 2011 and the unaudited consolidated financial statements of Purchaser for the six months ended June 30, 2012 included in the Purchaser SEC Documents (the “Purchaser Financial Statements”) (i) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments, and (ii) fairly present the consolidated financial position of Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its subsidiaries for the periods covered thereby, and (iii) are true, complete and correct in all material respects. Except as reflected or reserved against in the Purchaser Financial Statements, Purchaser has no material liabilities, except liabilities and obligations (i) incurred in the ordinary course of business or (ii) that would not be required to be reflected or reserved against the balance sheet of Purchaser prepared in accordance with GAAP. Neither the Purchaser nor any of its subsidiaries has “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).

(c)        Purchaser and its subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Purchaser and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC. Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)        Purchaser's internal control over financial reporting was effective as of September 30, 2012.  Purchaser has not identified any material weakness in its internal control over financial reporting in the nine-month period ended September 30, 2012.

4.6             Litigation. There is no pending Legal Proceeding, and (to the knowledge of Purchaser) no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Purchase. To the knowledge of Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.7             Transaction Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or its Affiliates.

4.8             No Other Representations. Except for the representations and warranties expressly and specifically made by Purchaser in this Agreement or certificates delivered by the Company pursuant to this Agreement, Purchaser does not make any express or implied representation or warranty, and Purchaser hereby disclaims all other representations and warranties of any kind or nature, express or implied.

ARTICLE 5
Conduct Prior to the Closing

5.1             Conduct of Business of the Company.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser, which consent shall not be unreasonably withheld or delayed):

(a)        each of the Company and the Israeli Subsidiary shall conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including spending on customer acquisition costs in accordance with the Marketing Budget, on a pro rata basis and consistent with past practice) and in compliance with all applicable Legal Requirements; and

(b)        each the Company and the Israeli Subsidiary shall use commercially reasonable best efforts consistent with past practice to (A) pay and perform all of its debts and other obligations (including Taxes) when due, (B) collect accounts receivable when due and not extend credit outside of the ordinary course of business, (C) sell Company Products consistent with past practices as to license, service and maintenance terms, incentive programs, and revenue recognition and (D) preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

(c)        the Company shall promptly notify Purchaser of any change, occurrence or event not in the ordinary course of its Business or the Israeli Subsidiary’s business, or of any change, occurrence or event which, in each case, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or the Israeli Subsidiary or cause any of the conditions to closing set forth in ARTICLE 7 not to be satisfied.

5.2             Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, except as set forth on Schedule 5.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall cause the Israeli Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser, which consent shall not be unreasonably withheld):

(a)        Charter Documents. Cause or permit any amendments to the Charter Documents or equivalent organizational or governing documents;

(b)        Dividends; Changes in Share Capital.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, or repurchase or otherwise acquire, directly or indirectly, any shares of its share capital except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, except that (i) the Special Cash Dividend may be declared (but not paid) and (ii) outstanding Company Options may be exercised subject to Section 6.16;

(c)        Material Contracts. Enter into any Contract that would constitute a Material Contract or a Contract requiring a novation or consent in connection with the Share Purchase, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any of its Material Contracts, other than as required for the Company or the Israeli Subsidiary’s spending on customer acquisition costs in accordance with the budget attached hereto as Schedule 5.2(c) (the “Marketing Budget”), on a pro rata basis and consistent with past practice;

(d)        Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of Company Share Capital or Israeli Subsidiary Share Capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Company Share Capital pursuant to the exercise of Company Options that are outstanding as of the Agreement Date; and (ii) the issuance of Company Ordinary Shares upon conversion of Company Preferred Shares outstanding on the Agreement Date;

(e)        Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or the Israeli Subsidiary, (iii) other than as required pursuant to Section 7.3(f) hereof, enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement;

(f)         Loans and Investments.  Make any loans or advances (other than routine expense advances to employees of the Company or the Israeli Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Indebtedness for borrowed money;

(g)        Intellectual Property.  Transfer or license from any Person any rights to any Intellectual Property, other than in the ordinary course of business consistent with past practice, or transfer or license to any Person any rights to any Company Intellectual Property, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or the Israeli Subsidiary or any contractor or commercial partner of the Company or the Israeli Subsidiary)  (other than providing access to Company Source Code to current employees and consultants of the Company or the Israeli Subsidiary involved in the development of the Company Products on a need to know basis, consistent with past practices);

(h)        Patents.  Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;

(i)         Dispositions.  Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(j)         Indebtedness.  Incur any Indebtedness for borrowed money or guarantee any such Indebtedness;

(k)        Payment of Obligations.  Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or Company Shareholder of the Company (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(l)         Capital Expenditures.  Incur or make any capital expenditures, capital additions or capital improvements, other than in the ordinary course of business and not exceeding $100,000;

(m)       Insurance.  Materially change the amount of any insurance coverage;

(n)        Termination or Waiver.  Cancel, release or waive any claims or rights held by the Company;

(o)        Company Employee Plans; Pay Increases. Except in each case as required pursuant to this Agreement, under applicable Legal Requirements, or as set forth on Schedule 5.2(o): (i) adopt or amend any Company Employee Plan or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, (ii) pay or accrue any special bonus or special remuneration to any employee or non-employee director or consultant (provided that Purchaser is provided notice of such bonus or remuneration), or (iii) other than as required pursuant to Section 7.3(f) hereof, increase the salaries, wage rates or fees of its employees or consultants (other than as disclosed to Purchaser and as set forth on Schedule 5.2(o));

(p)        Severance Arrangements.  Except in each case as required under applicable Legal Requirements, grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (whether in cash or equity), or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration which have been disclosed to Purchaser and are set forth on Schedule 5.2(p) of the Company Disclosure Letter);

(q)        Lawsuits; Settlements.  (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company or the Israeli Subsidiary in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Purchaser prior to the filing of such a suit), or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(r)         Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(s)        Taxes.  Other than as required under applicable law or with respect to any Tax ruling contemplated in or in accordance with this Agreement, including the Domiciliation Ruling, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to any Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption or other action would have the effect of increasing the Tax liability of the Company or the Israeli Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or the Israeli Subsidiary existing on the Closing Date that would result in a Tax liability of the Company or the Israeli Subsidiary after the Closing Date;

(t)         Accounting.  Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Purchaser;

(u)        Real Property.  Enter into any agreement for the purchase, sale or lease of any real property;

(v)        Encumbrances.  Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(w)        Warranties, Discounts.  Change the manner in which it provides warranties, discounts or credits to customers;

(x)        Interested Party Transactions.  Enter into any Contract in which any officer, director, employee, agent or Company Shareholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.11(a) of the Company Disclosure Letter; and

(y)        Other.  Agree, resolve or commit to do any of the actions described in clauses (a) through (x) in this Section 5.2.

5.3             Notices of Certain Events. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company, the Israeli Subsidiary and each Company Shareholder (as it relates to information about such Company Shareholder only) shall promptly notify Purchaser, and Purchaser shall promptly notify the Company and the Shareholders' Agent of:

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Share Purchase or this Agreement;

(b)        any notice or other communication from any Governmental Entity (i) delivered in connection with the Share Purchase or this Agreement, or (ii) indicating that a Company Authorization is revoked or about to be revoked or that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to the Company or Purchaser, as the case may be;

(c)        any actions, suits, claims, investigations or proceedings commenced or, to their respective knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Israeli Subsidiary or Purchaser, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the Agreement, as the case may be, or that relate to the consummation of the Share Purchase;

(d)        any inaccuracy in or breach of any of their respective representations, warranties or covenants contained in this Agreement;

(e)        any breach of any material covenant or obligation of the relevant party;

(f)         any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be seen as likely to cause or constitute, an inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement; and

(g)        any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in ARTICLE 7 impossible or unlikely.

ARTICLE 6
Additional Agreements

6.1              Agreements Pertaining to the Aggregate Consideration.

(a)        Restrictions on Transfer.  Any transfer of Purchaser Ordinary Shares issued pursuant to this Agreement must comply with all applicable securities laws (and Purchaser may require that Company Securityholders provide a satisfactory opinion of counsel to this effect, except for transfers pursuant to Rule 144).  Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent to prevent the violation of applicable securities laws.

(b)        Legends.  The certificates evidencing the Purchaser Ordinary Shares issued pursuant to this Agreement will bear the following legend reflecting the foregoing restrictions on the transfer of such securities, in addition to any legend required by applicable U.S. state securities laws:

(i)            “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER MAY REQUIRE AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

(ii)           Removal of Legend.  The Purchaser Ordinary Shares issued pursuant to this Agreement will no longer be subject to the legends referred to in clause (i) above upon the termination or lapse of all restrictions and conditions on transfer  under applicable securities laws or pursuant to a disposition that is permitted thereunder.  After such time, and upon a Company Securityholder's request, a new certificate or certificates representing the Purchaser Ordinary Shares held in such Company Securityholder's name not repurchased or paid to the Company pursuant to ARTICLE 9 shall be issued without the legends referred to above and delivered to such Company Securityholder, provided that Purchaser is provided with all certificates, opinions and other information it may reasonably request in connection with such request.

6.2              Filings and Consents.

(a)        Filings.  Each party shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Share Purchase and other transactions contemplated hereunder (the “Transactions”), and to submit promptly any additional information requested by any such Governmental Entity.  The Company and Purchaser shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity in connection with antitrust or related matters.  Subject to the confidentiality provisions of the Confidentiality Agreement (as defined in Section 6.4(b)), Purchaser and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.2(a).  Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Purchaser with respect to any filings with any Governmental Entity made by Purchaser in connection with the Transactions; (ii) permit Purchaser to review (and consider in good faith the views of Purchaser in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Transactions; (iii) inform Purchaser of any payments, fees or penalties required by any Governmental Entity in connection with any such filings and (iv) promptly provide Purchaser with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Company with or to any Governmental Entity in connection with the Transactions.  Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, Purchaser shall: (i) cooperate with the Company, the Shareholders’ Agent and the Company Shareholders with respect to any filings with any Governmental Entity made by the Company, the Shareholders’ Agent and/or the Company Shareholders in connection with the Transactions; (ii) provide the Company and the Shareholders’ Agent a reasonable opportunity to review (and consider in good faith any comments of the Company and the Shareholders’ Agent in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Transactions; and (iii) promptly provide the Company and the Shareholders’ Agent with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Purchaser with or to any Governmental Entity in connection with the Transactions.

(b)        Efforts.  Subject to Section 6.2(c), Purchaser, the Company and the Israeli Subsidiary, as applicable, shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Transactions.  Without limiting the generality of the foregoing, but subject to Section 6.2(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions; and (ii) shall use commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transactions.

(c)        Limitations.  Notwithstanding anything to the contrary contained in Section 6.2(b) or elsewhere in this Agreement, Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other action or to agree (or cause any of its subsidiaries to agree) to any limitation or restriction on any of its businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Transactions.

6.3              No Solicitation.

(a)        From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE 8, none of the Company Shareholders nor the Company nor the Israeli Subsidiary will, nor will any of them authorize or permit any of their respective officers, directors, or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of Company or the Israeli Subsidiary or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Share Purchase.  Each of the Company Shareholders, the Company and the Israeli Subsidiary will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.3(a)6.2(c) not to authorize or permit such Company Representative to take, then the Company or the Company Shareholders shall be deemed for all purposes of this Agreement to have breached this Section 6.2(c).

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Purchaser), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company or the Israeli Subsidiary, or from the Company Shareholders, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or the Israeli Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or the Israeli Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company or the Israeli Subsidiary; or (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company or the Israeli Subsidiary in any single transaction or series of related transactions.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b)        The Company and any Company Shareholder shall immediately (but in any event, within 24 hours) notify Purchaser orally and in writing after receipt by the Company or the Israeli Subsidiary or such Company Shareholder (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Company or the Israeli Subsidiary or for access to any of the properties, books or records of the Company or the Israeli Subsidiary by any Person or Persons other than Purchaser.  Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.  The Company shall keep Purchaser fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Purchaser a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

6.4              Confidentiality; Public Disclosure.

(a)        The parties hereto acknowledge that Purchaser and the Company have previously executed a non-disclosure Agreement, dated May 9, 2012, as amended on July 17, 2012 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms.  The Shareholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Shareholders’ Agent were a party thereto.  With respect to the Shareholders’ Agent, as used in the Confidentiality Agreement the term “Confidential Information” shall include information relating to the Share Purchase or this Agreement received by the Shareholders’ Agent after the Closing or relating to the period after the Closing; provided however that such limitation shall not prevent the Shareholders’ Agent from filing any lawsuits to enforce this Agreement.

(b)        The Company shall not issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Purchaser’s name or refer to Purchaser directly or indirectly in connection with Purchaser’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Purchaser, unless required by law and except as reasonably necessary for the Company to obtain the consents and approvals of Company Shareholders and other third parties contemplated by this Agreement.  Notwithstanding anything herein or in the Confidentiality Agreement, Purchaser and the Company shall mutually agree on the content of the press release, blog post or other public statement announcing the Share Purchase and thereafter Purchaser may make such other public statements regarding this Agreement or the transactions contemplated hereby as Purchaser may determine is reasonably appropriate

(c)        Purchaser shall be permitted to issue any press release or publicly file any information as is required by any Legal Requirement or stock market rule.  The parties agree to announce this Agreement and the consummation of the Transactions to the Company’s employees, customers, vendors and strategic partners at such time and in such form as is mutually agreed upon by all parties to this Agreement.

6.5              Reasonable Efforts.  Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 7, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably required for effecting completely the consummation of the  Share Purchase and the other transactions contemplated hereby.

6.6              Third Party Consents; Notices.

(a)        The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Purchaser at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date).

(b)        The Company shall give all notices and other information required to be given to the employees of the Company and any collective bargaining unit representing any group of employees of the Company, under any applicable Legal Requirements in connection with the Transactions.

6.7              Litigation.  Until the Closing, the Company will (i) notify Purchaser in writing promptly after learning of any Legal Proceeding initiated by or against it or the Israeli Subsidiary, or known by the Company to be threatened against the Company or the Israeli Subsidiary, or any of their respective directors, officers, employees or Company Shareholders in their capacity as such (a “New Litigation Claim”), (ii) notify Purchaser of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Purchaser regarding the conduct of the defense of any New Litigation Claim.

6.8              Access to Information.

(a)        During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access upon reasonable notice and during business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirement) of the Company as Purchaser may reasonably request, and (ii) the Company shall provide to Purchaser and its accountants, counsel and other representatives correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party  and (D) receipts for any Taxes paid to Tax Authorities.

(b)        Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Purchaser with one or more representatives of Purchaser to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c)        No information or knowledge obtained by Purchaser during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 6.8 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

6.9              Closing Spreadsheet.  The Company shall prepare and deliver to Purchaser, at or prior to the Closing, a spreadsheet, certified as complete and correct by the Authorized Person as of the Closing Date (the “Closing Spreadsheet”) in a form reasonably satisfactory to Purchaser prior to the Closing, which Closing Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing: (a) the names of all the Company Shareholders and Company Optionholders and their respective street and email addresses (if available), telephone number (if available), Israeli identification number (if available), taxpayer identification numbers (if any), bank information (if available) (including the respective bank name and number, branch name and address, swift number and account number) and for each current or previous Company Optionholder receiving payment hereunder, such additional details reasonably required by Purchaser or the Paying Agent so as to properly compute any applicable withholding Taxes for payroll deductions, if and to the extent applicable; (b) the number and class of Company Shares (including exercised Company Options) held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (c) the number of Company Shares subject to and the exercise price per share in effect for each Company Option held by each Company Optionholder, the expiration date of each Company Option, the date of commencement of the two year holding period with the 102 Trustee, if granted under Section 102(b) and whether the Optionholder is an employee of the Company and specifying the Section and subsection of the Israeli Income Tax Ordinance pursuant to which such Company Option was granted; (d) a calculation of the portion of the Aggregate Consideration (including the number of Purchaser Ordinary Shares each Company Shareholder and Company Optionholder will be entitled to receive out of the Aggregate Share Consideration, and the portion of the Aggregate Cash Consideration each Company Securityholder will be entitled to receive in each of the Closing Payment, the Deferred Payment, the Contingent Payment and the Contingent Ruling Payment (assuming full payment of each)) payable to such Company Shareholder or Company Optionholder, as applicable, pursuant to this Agreement; (e) a calculation of the Aggregate Cash Consideration, Aggregate Share Consideration, Aggregate Consideration, Fully-Diluted Company Ordinary Shares, Option Amount, and Pro Rata Share; (f) the amount of the Aggregate Cash Consideration and the Aggregate Share Consideration to be paid by Purchaser to the Paying Agent and to the 102 Trustee; and (g) a calculation of the portion of the Special Cash Dividend each Company Securityholder will be entitled to receive upon payment of the Special Cash Dividend (assuming full payment of such).

6.10            Expenses.  All other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.

6.11            Employees.

(a)         The Company acknowledges and agrees that, notwithstanding any confidentiality, non-compete or intellectual property ownership obligations of any Company Employee and Consultants, the Company Employees and Consultants shall be permitted to engage in the business of the Company on behalf of Purchaser.

(b)         The Company shall continue to pay until the Closing Date all salaries, benefits and other entitlements to its Company Employees and Consultants in a timely manner.  The Company shall continue to set aside until the Closing Date all benefits under the Company Employee Plans to which any Company Employee or former Company Employee is or may be entitled including, inter alia, severance pay, termination notice, accrued and unpaid vacation days, leave and health.

(c)          Purchaser shall present a retention package to the Employees listed in Schedule 7.3(f)(i), pursuant to the terms listed in Schedule 6.11(c).

6.12            Certain Closing Certificates and Documents.  The Company shall prepare and deliver to Purchaser, a draft of each of the Company Net Working Capital Certificate, Transaction Expenses Certificate and the Closing Spreadsheet not later than three (3) Business Days prior to the Closing Date.  The Company shall prepare and deliver the final Company Net Working Capital Certificate, the Transaction Expenses Certificate and the Closing Spreadsheet to Purchaser at or prior to the Closing.  Without limiting the generality or effect of the foregoing or the provisions of Section 6.8, Company shall provide to Purchaser, promptly after Purchaser’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate, as well as the draft Closing Spreadsheet and the final Closing Spreadsheet delivered pursuant to Section 6.9 hereof.

6.13            Tax Matters.

(a)         Purchaser, the Company Securityholders and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser, the Company Securityholders and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(b)         Purchaser and the Company shall, and the Company shall cause each Company Securityholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company or any Company Securityholder (including with respect to the transactions contemplated hereby).

6.14           Repayment of Company Debt.  Prior to or concurrent with the Closing, the Company and the Israeli Subsidiary shall repay all Company Debt, including those listed on Schedule 2.4(c) of the Company Disclosure Letter, in each case without any further liability to the Purchaser.

6.15           Indemnification of Officers and Directors.

(a)        If the Share Purchase is consummated, then until the seventh anniversary of the Closing Date, Purchaser shall, or shall cause the Company to, fulfill and honor in all respects the obligations of the Company and the Israeli Subsidiary to the individuals who are or were directors and/or officers as of or prior to the Closing (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Charter Documents as in effect on the Agreement Date and pursuant to any indemnification agreements listed on Schedule 2.12 of the Company Disclosure Letter, with respect to claims arising out of matters occurring at or prior to the Closing (subject to applicable Legal Requirements).  The Charter Documents of the Company and the Israeli Subsidiary will contain provisions with respect to the exculpation and indemnification and expense advancement that are substantially the same as were in effect as of immediately prior to the Closing for the Company, which provisions will not be amended in any respect that would adversely affect the rights thereunder of the Company Indemnified Parties until seven (7) years from the Closing Date.

(b)        Prior to the Closing, the Company or the Israeli Subsidiary will purchase, for the benefit of the Company Indemnified Parties, policies of directors’ and officers’ and fiduciary liability “tail” or “run-off” insurance providing for such coverage as the Company may determine in its sole discretion prior to the Closing; provided, however, that any costs and expenses related thereto shall be considered a Transaction Expense.  Purchaser shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c)        The provisions of clauses (a) and (b) of this Section 6.15 are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party.

(d)        The covenants under this Section 6.15 shall not provide indemnification with respect to a Company Indemnified Party’s liability for a claim for indemnification made by an Indemnified Person for breaches of this Agreement by such Indemnified Person pursuant to ARTICLE 9 of this Agreement.

(e)        In the event that the Company or any of its respective successors or assigns consolidates with or merges into any other Person and is not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of their properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provisions to be made so that the successors and assigns of the Company shall assume and succeed to the obligations set forth in this Section 6.16. The obligations of Purchaser and the Company under this Section 6.15 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.16applies without the express written consent of such affected Company Indemnified Party.

(f)        Notwithstanding anything in this Section 6.15 to the contrary, no Person shall be entitled to indemnification pursuant to this Section 6.15 for any matter involving fraud by such Person in connection with this Agreement or the transactions contemplated thereby.

6.16           Closing Allocation Certificate; Exercise of Options; Optionholder Instrument. The Company shall cause each of the holders of Company Options to execute (i) a Closing Allocation Certificate, in substantially the form attached hereto as Exhibit H (ii) a joinder to this Agreement, in substantially the form attached hereto as Exhibit I, in the event such holder exercises any portion of his Company Options prior to the Closing, and (iii) an Optionholder Instrument, in substantially the form attached hereto as Exhibit J (the “Optionholder Instrument”), in the event such Optionholder shall not exercise all of his Company Options prior to the Closing.

6.17           Domiciliation Ruling. The Company has filed the Domiciliation Application with the ITA on August 14, 2012, a true and correct copy thereof is attached as Schedule 6.17 hereto. The parties will cause their respective Israeli counsel and their respective advisors and accountants to cooperate and provide all information required and which is in their possession with respect to the Company’s preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Domiciliation Ruling. The Company (prior to the Closing) and the Shareholders' Agent (following the Closing), its representatives and advisors shall not make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the subject matter of the Domiciliation Ruling without prior coordination with Purchaser or its representatives and advisors, and will enable Purchaser's representatives and advisors to participate in all discussions and meetings relating thereto.  To the extent that Purchaser's representative and advisors elect not to participate in any meeting or discussion, the representatives and advisors of the Company or the Shareholders' Agent, as the case may be, shall update Purchaser regarding the discussions held.  In any event, the final text of the Domiciliation Tax Ruling shall be subject to the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, it being understood that Purchaser will give such consent if the Domiciliation Ruling does not affect post-Closing tax periods     Notwithstanding the foregoing, in the event that the Shareholders' Agent requests the payment of the Special Cash Dividend prior to the receipt of the Domiciliation Ruling pursuant to Section 6.18(b), Purchaser shall be entitled to continue to pursue the Domiciliation Ruling in its sole discretion, provided that the Domiciliation Ruling would not increase the Liability of the Company or the Israeli Subsidiary for a pre-Closing tax period, without the prior written consent of the Shareholders' Agent, which consent will not be unreasonably withheld or delayed.

6.18           Special Cash Dividend.

(a)         In order to dispose of its surplus cash, prior to the Closing Date the Company and the Israeli Subsidiary shall declare a special cash dividend to their respective shareholders with a record date that is prior to the Closing Date (the “Record Date”), in an amount to be equal to the maximum amount of cash reserves of the Company and the Israeli Subsidiary (provided that the Company and the Israeli Subsidiary shall satisfy the Working Capital Target and comply with all applicable Legal Requirements that limit the amount of permitted distributions) (the “Special Cash Dividend”). For all purposes of this Agreement, the Company Net Working Capital shall not include the declared amount of the Special Cash Dividend.  Prior to the Closing, the Israeli Subsidiary shall deposit the cash proposed to be distributed as the Special Cash Dividend in a dedicated account of the Israeli Subsidiary with an Israeli bank approved by Purchaser over which (i) one individual approved by Purchaser and (ii) the Shareholders' Agent shall have the joint signing authority (the "Dividend Account"). Following the Closing, the Shareholders' Agent shall follow the instructions of Purchaser and enable the Israeli Subsidiary to withdraw funds from the Dividend Account, in accordance with Section 6.18(c).

(b)        Subject to the provisions of Section 6.18(a), the Israeli Subsidiary may file an application to approve the Special Cash Dividend pursuant to Section 303 of the Companies Law (the “Capital Reduction Application”), which shall be in a form reasonably accepted to Purchaser. The parties will cooperate and provide all information reasonably required and which is in their possession with respect to the Israeli Subsidiary’s preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the approval of the Capital Reduction Application (including providing reasonable assistance for preparation of an economic opinion related to the Israeli Subsidiary). The Israeli Subsidiary (prior to the Closing) and the Shareholders' Agent (following the Closing), its representatives and advisors shall manage the proceedings related to the Capital Reduction Application with Purchaser or its representatives and advisors, and will enable Purchaser's representatives and advisors to participate in all discussions and meetings relating thereto.  To the extent that Purchaser's representative and advisors elect not to participate in any meeting or discussion, the representatives and advisors of the Company or the Shareholders' Agent, as the case may be, shall update Purchaser regarding the discussions held.  For the avoidance of doubt, any damages, liabilities and expenses (including reasonable attorneys' fees) incurred by the Israeli Subsidiary (before or after the Closing) in preparation and pursuing the Capital Reduction Application, or arising out of or in connection therewith, shall be deemed Indemnifiable Transaction Expenses.

(c)        Following the Closing, Purchaser shall (i) cause the Israeli Subsidiary to hold the cash proposed to distributed as the Special Cash Dividend in the Dividend Account and not to be used for any purpose whatsoever other than as set forth pursuant to this Section 6.18 and (ii) cause the Israeli Subsidiary to pay the Special Cash Dividend to the Company and cause the Company to pay the Special Cash Dividend to the Paying Agent for further disbursement to holders of record of outstanding Company Shares as of the Record Date, subject to the deduction and withholding of Taxes pursuant to Section 1.1(c), within ten (10) Business Days following the receipt by Purchaser of a written instruction from the Shareholders’ Agent to pay the Special Cash Dividend, provided that unless the Domiciliation Ruling has been obtained, such request shall not be made before a period of four (4) months shall have lapsed from the Closing.  Notwithstanding the foregoing, Purchaser shall be entitled to cause the Company and/or the Israeli Subsidiary to reduce the amount of the Special Cash Dividend by (without duplication) (i) the amount of Tax liabilities recognized pursuant to FASB Interpretation No. 48 as set forth in the Closing Financial Statements, (ii) the amount of deferred Tax liabilities set forth in the Closing Financial Statements, (iii) any actual or contingent costs, liabilities or losses (including non-cash charges) of Purchaser, the Company or the Israeli Subsidiary for periods before the Closing Date with respect to actions or inactions that took place prior to the Closing Date (but including the transfer of the Company Intellectual Property from the Company to the Israeli Subsidiary) as a result of the terms and conditions of the Domiciliation Ruling, or as a result of its not being received prior to the payment of the Special Tax Dividend, in comparison to the effect on Purchaser, the Company or the Israeli Subsidiary had the Domiciliation Application been approved in full by the ITA, and (iv) if the Domiciliation Ruling is not received prior to the earlier of (x) the payment of the Special Cash Dividend or (y) the 12-month anniversary of the Closing Date, or if the Domiciliation Ruling does not include both (A) the recognition of the Company as an Israeli tax resident, effective no later than ninety (90) days following the Closing Date, and (B) the tax-free transfer of the Company Intellectual Property from the Company to the Israeli Subsidiary pursuant to Section 104A of the Israeli Income Tax Ordinance, an amount equal to seven hundred fifty thousand U.S. Dollars ($750,000).

(d)        In the event that Purchaser shall make any reduction of the Special Cash Dividend as aforesaid, Purchaser shall deliver to the Shareholders' Agent a notice setting forth the amount of such reduction and an explanation thereof in reasonable detail (the "Reduction Notice").  The Shareholders’ Agent may object in a written notice signed by the Shareholders’ Agent (a “Disagreement Notice”) to all or a portion of such reduction, provided that such written Disagreement Notice shall have been delivered to Purchaser prior to the expiration of ten (10) Business Days following the delivery of the Reduction Notice (the "Disagreement Period").  Failure of the Shareholders’ Agent to deliver such Disagreement Notice within such Disagreement Period shall be deemed a consent of the Shareholders' Agent to Purchaser's reduction of the amount of the Special Cash Dividend.  The Shareholders' Agent may not deliver a Disagreement Notice after the Disagreement Period. Any reductions specified in the Reduction Notice to which there is no Disagreement Notice delivered by the Shareholders' Agent by the expiration of the Disagreement Period, shall be deemed final and binding.

(e)        If the Shareholders’ Agent delivers a Disagreement Notice within the Disagreement Period, Purchaser and the Shareholders’ Agent shall attempt in good faith for 45 days after Purchaser’s receipt of such Disagreement Notice to resolve such objection.  If Purchaser and the Shareholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties setting forth the agreement. For the avoidance of doubt, the resolution of a contingent liability set forth in the Reduction Notice and related Disagreement Notice (a "Contingent Liability Claim") may be deferred by an agreement between Purchaser and the Shareholders' Agent to wait for the contingency to be finally resolved.

(f)        After the final resolution of any issue specified in a Disagreement Notice, Purchaser shall transfer to the Paying Agent (for distribution to the holders of record of outstanding Company Shares as of the Record Date) the applicable portion of the Special Cash Dividend, if so required by said memorandum.

(g)        Should Purchaser and the Shareholders’ Agent be unable to agree as to any particular reduction amount or amounts specified in the Disagreement Notice within the time period specified above, then Purchaser shall be required to submit the matter to arbitration within twenty (20) Business Days, unless the reduction amount that is at issue is a Contingent Liability Claim, in which event arbitration shall not be commenced but may be requested by Purchaser only within twenty (20) Business Days after such amount is finally ascertained or both parties agree in writing to arbitration.  The terms and conditions of such arbitration shall be governed by Section 9.5(c).

(h)        To the extent the Special Cash Dividend shall have been reduced pursuant to this Section 6.18, the cash in the Dividend Account equal to such reduction shall be unrestricted. In the event that the amount of the final tax liability as determined by the ITA following a tax audit or upon expiration of the applicable statute of limitations, with respect to any matter set forth in Section 6.18(b) (other than clause (iv) thereof), is lower than the amount by which the Special Cash Dividend was reduced in respect of such matter, Purchaser shall cause the Israeli Subsidiary to pay the balance to the Paying Agent for distribution to the Company Shareholders as of the Record Date, subject to applicable withholding Taxes.

ARTICLE 7
Conditions to the Share Purchase

7.1             Conditions to Obligations of Each Party to Effect the Share Purchase.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)        Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase, which makes the consummation of the Share Purchase illegal.

(b)        Governmental Approvals.  Purchaser and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of the Share Purchase and the other transactions contemplated hereby, as set forth on Schedule 7.1(b) to this Agreement.

7.2              Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a)        Representations, Warranties and Covenants.  The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).  Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)        Receipt of Closing Deliveries.  The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.2(a).

(c)        Receipt of Closing Payment.  The Paying Agent shall have received the Closing Payment from Purchaser and shall have provided the parties written evidence thereof.

7.3              Additional Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Purchaser and may be waived by Purchaser in writing in their sole discretion without notice or Liability to any Person):

(a)        Representations, Warranties and Covenants.  The representations and warranties of the Company and the Company Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).  Notwithstanding the foregoing, with respect to the representations and warranties of the Company in Section 2.4 of this Agreement being true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date, "Company Financial Statements" shall be replaced with "Closing Financial Statements". The Company, the Israeli Subsidiary and each of the Company Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company, the Israeli Subsidiary or such Company Shareholder, as applicable, at or prior to the Closing.

(b)        Receipt of Closing Deliveries.  Purchaser shall have received each of the agreements, instruments and other documents set forth in Section 1.2(b); provided, however, that such receipt shall not be deemed to be an agreement by Purchaser that the amounts set forth on the Company Net Working Capital Certificate, Transaction Expenses Certificate or the Closing Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.2(b) is accurate and shall not diminish Purchaser’s remedies hereunder if any of the foregoing documents is not accurate.

(c)        Injunctions, Restraints or Litigation.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser’s ownership of Company Shares or the conduct or operation of the business of the Company or the Israeli Subsidiary following the Closing shall be in effect nor shall there be pending any litigation by any Person seeking any of the foregoing or seeking the recovery of a material amount of damages in connection with the Share Purchase.

(d)        No Material Adverse Effect.  There shall not have been any Material Adverse Effect on the Company or the Israeli Subsidiary.

(e)        No Outstanding Securities.  Other than the securities to be purchased by Purchaser pursuant to this Agreement as set forth on the Closing Spreadsheet, there shall be no outstanding securities, warrants, options, commitments or Contracts of the Company or the Israeli Subsidiary immediately prior to the Closing that purport to obligate the Company or the Israeli Subsidiary to issue any shares of Company Share Capital or options or rights to acquire any Company Share Capital, Israeli Subsidiary Share Capital, Company Options, or any other securities under any circumstances.

(f)        Employees.

(i)            At least the number of employees as set forth on Schedule 7.3(f)(i) shall have signed and delivered to Purchaser the executed retention plan agreement between such employee and the Israeli Subsidiary, in form and substance reasonably acceptable to Purchaser, each of which, as well as each of the Key Employee Agreements shall continue to be in full force and effect and no action shall have been taken by any  individual party to any of such agreements to rescind any of such agreements;

(ii)           at least the number of employees per department as set forth in the last column on Schedule 7.3(f)(ii) hereto shall be employees of the Israeli Subsidiary ("Continuing Employees"), and none of such employees shall have given any notice or other indication that he or she is not willing to remain employed by the Israeli Subsidiary following the Closing. This condition shall not derogate from the right of Purchaser to terminate the employment of any employees, in its sole discretion, following the Closing.

(g)        Payment of Debt.  The Company shall have delivered to Purchaser documentation reasonably satisfactory to Purchaser evidencing the Company’s and the Israeli Subsidiary's repayment in full of all Company Debt pursuant to Section 6.14, as well as the repayment of all Indebtedness of any current or former shareholder, director, officer, employee, consultant or related party of the Company or the Israeli Subsidiary (or any affiliate of the foregoing) owing to the Company or the Israeli Subsidiary, as applicable, including any intercompany debt between the Company and the Israeli Subsidiary, any all Taxes and interest related to all of the foregoing Indebtedness.

(h)        Consents. All Consents required to be obtained by the Company or the Israeli Subsidiary in connection with the transactions contemplated by this Agreement, as set forth on Schedule 7.3(h) hereof, shall have been obtained in a form satisfactory to Purchaser, been delivered to Purchaser, and shall be in full force and effect.

(i)          No Liens.  Other than as set forth on Schedule 7.3(i) hereof, all Encumbrances on any assets of the Company or the Israeli Subsidiary shall have been terminated effective immediately prior to the Closing, other than liens for Taxes not yet due and payable.

(j)          Closing Financial Statements.  The Company shall have delivered to Purchaser (i) the audited consolidated financial statements, in U.S. Dollars and in accordance with GAAP, of the Company, including the statement of income, statement of cash flows and statement of shareholder’s equity of the Company for the years ended December 31, 2010 and 2011 and the audited balance sheet of the Company as of December 31, 2009, 2010 and 2011, together with the audit opinion thereon of the Auditors, (ii) ten days prior to Closing, the unaudited consolidated financial statements, as examined by the Auditors for integrity, in U.S. Dollars and in accordance with GAAP, of the Company, including the statement of operations, statement of shareholders’ equity and statement of cash flows of the Company the three-month and nine-month periods ended September 30, 2011 and September 30, 2012, and a balance sheet as of the end of such periods, and (iii) internally prepared statements of income as prepared by the Company’s certified accounting firm, balance sheet and income statement of the Company for every complete month following September 30, 2012 up and until the Closing Date,(collectively, the "Closing Financial Statements") in each case, certified by the Authorized Persons that such financial statements: (1) present fairly in all material respects the financial position of the Company and the Israeli Subsidiary as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of the Company and the Israeli Subsidiary for the periods covered thereby, (2) have been prepared in accordance with GAAP consistently applied throughout the periods covered and (3) other than with respect to Section 7.3(j)(iii), comply with the requirements of all applicable law and regulations, including SEC Regulation S-X, subject to year-end audit adjustments being prepared in accordance with GAAP consistently applied.

(k)        Working Capital Target.  The Company Net Working Capital reflected in the Company Net Working Capital Certificate shall be equal to or greater than the Working Capital Target.

(l)         Accounts Receivable.  The Company shall have delivered a certificate signed by the Authorized Person setting forth the amounts and an accurate aging of the Company’s and the Israeli Subsidiary's accounts receivable in the aggregate and by customer, and indicating the amounts of allowances for doubtful accounts, in each case as of September 30, 2012 and each month-end thereafter prior to the Closing Date and certifying that the representations and warranties set forth in Section 2.4(e) are true and correct in all material respects with respect to such data (substituting "Closing Date" for "Agreement Date").

ARTICLE 8
Termination, Amendment and Waiver

8.1              Termination.  At any time prior to the Closing, this Agreement may be terminated and the Share Purchase abandoned by authorized action taken by the terminating party:

(a)        by mutual written consent duly authorized by Purchaser and the Company;

(b)        by either Purchaser or the Company, if the Closing shall not have occurred within 60 days following the Agreement Date or such other date that Purchaser and the Company may agree upon in writing (the “Agreement Termination Date”); provided, however, that if the required consent listed in Schedule 7.3(h) shall not be obtained within such 60 days period, the Agreement Termination Date shall be extended by 30 days; and provided, further, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Agreement Termination Date;

(c)        by either Purchaser or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and nonappealable;

(d)        by Purchaser, if it is not in material breach of its obligations under this Agreement, if (i) the Company or the Company Shareholders shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 20 Business Days after receipt by the Company of written notice of such breach and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) there shall have been a Material Adverse Effect with respect to the Company or the Israeli Subsidiary, or (iii) the Company or the Israeli Subsidiary shall have breached Section 6.3 (No Solicitation) or Section 6.4 (Confidentiality; Public Disclosure)(provided that the termination right under clause (iii) may be exercised only within ten (10) days of Purchaser first becoming aware of the breach of such provisions and as long as the closing conditions set forth in Section 7.1 and Section 7.3 have not been satisfied); or

(e)        by the Company, if it is not in material breach of its obligations under this Agreement, if Purchaser shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 20 Business Days after receipt by Purchaser of written notice of such breach and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied.

8.2             Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company, the Company Shareholders or their respective officers, directors, shareholders or affiliates; provided, however, that (a) the provisions of Section 6.4 (Confidentiality; Public Disclosure), Section 6.10 (Expenses), Section 8.2 (Effect of Termination), ARTICLE 10 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

8.3             Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Shareholders’ Agent (acting exclusively for and on behalf of all of the Securityholders).

8.4             Extension; Waiver.  The Shareholders’ Agent and Purchaser may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such Person contained herein.  Any agreement on the part of a party hereto or the Shareholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 9
Indemnification AND SET-OFF

9.1              Indemnification.

(a)        Subject to the limitations set forth in this ARTICLE 9, from and after the Closing, the Company Shareholders and Company Optionholders (the “Indemnifying Parties”), shall severally and not jointly, in proportion to each such Indemnifying Party’s Pro Rata Share, indemnify and hold harmless Purchaser, the Company and the Israeli Subsidiary and their respective Representatives, successors and permitted assigns, and each Person, if any, who controls or may control Purchaser within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against, any and all direct claims, losses, Liabilities, damages, actions, fees, lost profit, Tax, deficiencies, assessments, judgments, awards, claim of any kind, interest, penalties, reductions in value, costs and expenses, including, without limitation, reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, whether or not due to a third party claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company, subject to the IP Infringement Qualifier, or any of the Company Shareholders in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), or made by any Company Optionholder by way of an Optionholder Instrument, to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Purchaser pursuant to Section 1.2(b) of this Agreement (other than the Closing Spreadsheet, the Company Net Working Capital Certificate, the Company Cash Statement or the Transaction Expenses Certificate) to be true and correct as of the date such certificate is delivered to Purchaser, (iii) any inaccuracies in the Closing Spreadsheet, the Company Net Working Capital Certificate, the Company Cash Statement or the Transaction Expenses Certificate (without duplication to the working capital adjustment pursuant to Section 1.5), (iv) any breach of any of the covenants or agreements made by the Company, the Israeli Subsidiary or the Company Shareholders in this Agreement or any other agreements contemplated by this Agreement or the Share Purchase, (v) any Indemnifiable Transaction Expenses, (vi) the Specified Litigation Matters (as defined in Schedule 1.6), (vii) any Taxes for which the Company or the Israeli Subsidiary is or becomes liable for any Tax period ending on or before the Closing Date and which are not reflected in the Company Financial Statements (without duplication with Section 6.18), (viii) any amounts that are paid to any Person pursuant to any indemnification provisions under the Charter Documents as in effect on the Agreement Date and pursuant to any indemnification agreements listed on Schedule 2.12 of the Company Disclosure Letter (the “Indemnification Agreements”), with respect to claims arising out of matters occurring at or prior to the Closing, (ix) any fraud of a Company Shareholder or the Company or the Israeli Subsidiary or either of such entity's officers, directors or employees that would qualify as a breach of a representation or warranty under subsection (i) above, (x) to the extent not covered by any of the foregoing clauses, any claim by a Person alleging to be a holder of securities of the Company or the Israeli Subsidiary, and (xi) to the extent not covered by any of the foregoing clauses, any Legal Proceeding commenced by any Indemnified Person for the purpose of enforcing its rights under this ARTICLE 9.  For purposes of this ARTICLE 9, materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall not be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, or in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.  No Indemnifying Parties shall have any right of contribution, indemnification or right of advancement from the Company or Purchaser with respect to any Indemnifiable Damages claimed by an Indemnified Person for breaches of this Agreement by such Indemnifying Party, notwithstanding anything to the contrary in the Indemnification Agreements.

(b)        Notwithstanding the aforesaid, in the event of a breach by any Company Shareholder of any of his, her or its respective representations and warranties (the “Breaching Shareholder”), Purchaser or any Indemnified Person shall only be entitled to present a demand, bring a claim, or be entitled to any remedy against the Breaching Shareholder (or from the portion of the Set-off Amount attributable to the Breaching Shareholder, as the case may be), and none of the other Indemnifying Parties will be liable for such a breach (and each Breaching Shareholder will indemnify and reimburse the Indemnifying Parties and any of their respective directors, officers, controlling persons, for Indemnifiable Damage incurred by such Indemnifying Party or any such director, officer, or controlling person in connection with any loss, claim, damage, liability or action, as incurred by them as a result of such a breach).

(c)        From and after the Closing Date and until the first anniversary of the Closing Date, Purchaser shall hold harmless and indemnify the Securityholders from and against, and shall compensate and reimburse the Securityholders for, any Indemnifiable Damages arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by Purchaser in this Agreement to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any breach of any of the covenants or agreements made by Purchaser in this Agreement or any other agreements contemplated by this Agreement or the Share Purchase. A claim under this Section 9.1(c) may only be brought by the Shareholders' Agent.  Notwithstanding the foregoing, no indemnification payment shall be required to be made by Purchaser to any Securityholder pursuant to Section 9.1(c)(i) above unless and until the aggregate amount of Indemnifiable Damages sustained by all Securityholders exceeds the Basket Amount.  If the total amount of such Indemnifiable Damages exceeds the Basket Amount then the Securityholders shall be entitled to be indemnified against and compensated and reimbursed the entire amount of such Indemnifiable Damages including the Basket Amount. Except in the case of fraud by Purchaser and any failure of any of the representations and warranties contained in Section 4.2 (Authority; Noncontravention), Section 4.3(b) (Valid Issuance) and Section 4.4 (Capital Resources) (the "Special Purchaser Representations") to be true and correct as aforesaid, the maximum aggregate liability of Purchaser under this Section 9.1(c) shall not exceed three million five hundred thousand U.S. Dollars ($3,500,000).  In the case of any failure of any of the Special Purchaser Representations to be true and correct as aforesaid, the maximum aggregate liability of Purchaser under this Section 9.1(c) shall not exceed the difference between the total amount of the Aggregate Consideration that Purchaser is then currently obligated to pay pursuant to this Agreement less any amount of the Aggregate Consideration already paid by Purchaser.  If the Share Purchase is consummated, recovery by way of the indemnification right pursuant to this Section 9.1(c) shall constitute the sole and exclusive monetary remedy of the Securityholders for the matters set forth in this Section 9.1(c), except in the event of fraud by Purchaser.

9.2             Indemnifiable Damage Threshold; Other Limitations.

(a)         Purchaser (on its behalf or on behalf of other Indemnified Persons) shall be entitled to set off up to three million five hundred thousand U.S. Dollars ($3,500,000) (the "Maximum Set-off Amount") due to the Indemnified Persons pursuant to and in accordance with this ARTICLE 9 against a portion of the Deferred Payment and, subject to Sections 9.3, 9.4(b) and 10.1, the Contingent Payment, if any, payable by Purchaser to the Company Securityholders pursuant to this Agreement against Indemnifiable Damages  (the "Set-off Right"). The amount set off by Purchaser pursuant to the Set-off Right shall be referred to as the "Set-off Amount".

(b)        If the Share Purchase is consummated, recovery by way of the Set-off Right shall constitute the sole and exclusive monetary remedy of the Indemnified Persons for the indemnity obligations under this Agreement for the matters listed in Section 9.1(a)(i) and (ii) (the “General Indemnification Cap”), except (i) any failure of any of the representations and warranties contained in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3 (Authority; Noncontravention), Section 2.9 (Intellectual Property), subject to the IP Infringement Qualifier, Section 2.10 (Taxes), Section 3.1 (Power and Capacity), Section 3.2 (Enforceability; Noncontravention), Section 3.3 (Title to Shares and Section 3.5 (Securities Laws) (to the extent such failure would negatively impact an exemption from registration of the issuance of Purchaser Ordinary Shares pursuant to applicable securities laws) (collectively, the “Special Representations”) to be true and correct as aforesaid and (ii) the matters listed in clauses (iii) – (xi) of Section 9.1(a) (clauses (i) and (ii) collectively, the “Fundamental Claims”), for which the Indemnified Persons shall first have the right to obtain indemnification by way of the Set-off Right, and second, bring a claim against the Indemnifying Parties, all in accordance with this ARTICLE 9.

(c)        In the case of any Fundamental Claim and subject to Section 9.1(b), after Purchaser (on behalf of itself or other Indemnified Persons) shall have set off the Maximum Set-off Amount by way of the Set-off Right (after taking into account all other claims made by way of the Set-off Right) (in the case of a Fundamental Claim during the Set-off Period), each Indemnifying Party shall be liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to: (i) in case of breach of the representations and warranties contained in Section 2.9, 60% of such Person’s Pro Rata Share of the Aggregate Consideration actually received by such Indemnifying Party, and (ii) in case of other Fundamental Claims, such Person’s Pro Rata Share of the Aggregate Consideration actually received by such Indemnifying Party, except that in the case of a breach of any of the representations and warranties contained in Section 3.3 (Title to Shares), such Person’s Pro Rata Share of the Aggregate Consideration plus the reasonable fees and expenses and other costs incurred by Purchaser to cure such breach.

(d)        Notwithstanding anything contained herein to the contrary and subject to limitations set forth in clauses (b) and (c) above, in no event shall the maximum aggregate liability of all the Indemnifying Parties together under this Agreement exceed the Aggregate Consideration actually paid to the Indemnifying Parties (other than, with respect to such Indemnifying Party, for any fraud committed by such Indemnifying Party or as a result of the final clause of Section 9.2(c)).

(e)        Notwithstanding anything contained herein to the contrary, for purposes of computing the amount of any Indemnifiable Damages incurred, there shall be deducted an amount equal to the amount of:

(i)            any insurance proceeds actually received from any third-party insurer in connection with such Indemnifiable Damages prior to the end of the applicable Set-off Period;

(ii)           indemnity or contribution amounts actually received from third parties (net of applicable costs of recovery or collection thereof) prior to the end of the applicable Set-off Period; and

(iii)           any Tax benefit actually realized as a result of the Indemnifiable Damages, i.e., the amount of Tax then required to be paid has been reduced below the amount of Tax that otherwise would have been payable but for the deductibility of, or other Tax benefit arising from, such Indemnifiable Damages.

(f)         Other than in the case of the Specified Litigation Matters, the Indemnifying Parties shall not be obligated or required to make any indemnification payment nor would they be subject to any liability pursuant to clause (i) of Section 9.1(a) until such time as the total amount of all Indemnifiable Damages that have been suffered or incurred by any Indemnified Persons exceeds an amount equal to $200,000 (the “Basket Amount”). If the total amount of such Indemnifiable Damages exceeds the Basket Amount, then the Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Indemnifiable Damages, including the Basket Amount.

(g)        Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit Purchaser's right to specific performance or injunctive relief, or any right or remedy arising by reason of any claim of fraud or intentional misrepresentation with the respect to this Agreement or any of the other ancillary agreements.

9.3             Period for Claims by way of Set-off Right.  Subject to the other provisions of this ARTICLE 9, the Set-off Right shall be used to indemnify Purchaser (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Indemnifying Parties.  In the event that an Applicable Change did not take place within the 12-month period after the Closing, the period during which claims for Indemnifiable Damages may be made and consideration set off for Indemnifiable Damages by way of the Set-off Right (the “Set-off Period”) shall commence on the Closing Date and terminate on the 12–month anniversary of the Closing Date (the “Initial Set-off Period”).  In the event that an  Applicable Change Announcement (as defined in Schedule 1.6), if such announcement ultimately results in an Applicable Change (as such terms are defined in Section 1.6(c)), shall occur during the Initial Set-off Period, then the Set-off Period shall be extended until the 18–month anniversary  of the Closing Date.  For the avoidance of doubt, the Indemnified Persons may make a claim for Indemnifiable Damages in respect of any Fundamental Claim even after the applicable Set-off Period, but in such event, any amounts to be paid by the Indemnifying Parties will be paid directly by the Indemnifying Parties and not from the Set-off Amount, subject to the provisions of Section 9.2 and Section 10.1.  Notwithstanding anything contained herein to the contrary, such portion of the Set-off Amount as in the reasonable judgment of Purchaser may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Shareholders' Agent prior to the expiration of the applicable Set-off Period shall be held by Purchaser until such claims for Indemnifiable Damages have been resolved or satisfied.

9.4              Claims.

(a)        On or before the last day of the applicable Set-off Period, Purchaser may in good faith deliver to the Shareholders' Agent a certificate signed by any officer of Purchaser (a “Claim Certificate”):

(i)            stating that an Indemnified Person has incurred, paid, reserved or accrued (in accordance with GAAP), or in good faith believes that it is likely to incur, pay, reserve or accrue (in accordance with GAAP), Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Purchaser or its Subsidiaries, which could give rise to Indemnifiable Damages);

(ii)           stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, is likely to be the maximum amount believed by Purchaser (acting in good faith) to be incurred, paid, reserved or accrued (in accordance with GAAP); and

(iii)           specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b)        If Purchaser shall have delivered a Claim Certificate to the Shareholders' Agent, Purchaser may set off from the Deferred Payment, or in the event that an Applicable Change shall have occurred during the Initial Set-off Period, from the Contingent Payment, if any, an amount of cash equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate, provided, however, that Purchaser may not hold back more than the Maximum Set-off Amount from the Deferred Payment or more than two million five hundred thousand U.S. Dollars ($2,500,000) from the Contingent Payment, if any, provided, further, that in any case Purchaser may not set off pursuant to the Set-off Right an aggregate amount in excess of the Maximum Set-off Amount.

(c)        The Shareholders’ Agent may object in a written statement signed by the Shareholders’ Agent (an “Objection Certificate”) to any claim or claims made in a Claim Certificate, provided that such written Objection Certificate shall have been delivered to Purchaser prior to the expiration of 20 Business Days following the delivery of such Claim Certificate (the "Objection Period").  Failure of the Shareholders’ Agent to deliver such Objection Certificate within such Objection Period shall be deemed consent of Shareholders' Agent to Purchaser's set off of the Set-off Amount.  Shareholders' Agent may not deliver an Objection Certificate after the Objection Period. Claims specified in any Claim Certificate to which there is no Objection Certificate delivered by the Shareholders' Agent by the expiration of the Objection Period, shall be deemed final and binding.

(d)        In the case of any claim in excess of the Maximum Set-off Amount or made after the Set-off Period, if Purchaser believes it is entitled to indemnification pursuant to this ARTICLE 9, Purchaser may make an indemnification claim by delivering a Claim Certificate to the Shareholders' Agent, which Claim Certificate shall include the information set forth in subsections 9.4(a)(i)-(iii). The Shareholders' Agent may object in an Objection Certificate to any claim or claims made in a Claim Certificate, provided that such written Objection Certificate shall have been delivered to Purchaser prior to the expiration of the Objection Period.  Failure of the Shareholders’ Agent to deliver such Objection Certificate within such Objection Period shall be deemed consent of Shareholders' Agent to Purchaser's claim.  Shareholders' Agent may not deliver an Objection Certificate after the Objection Period. Claims specified in any Claim Certificate to which there is no Objection Certificate delivered by the Shareholders' Agent by the expiration of the Objection Period, shall be deemed final and binding.  If the Shareholders’ Agent delivers such Objection Certificate within the Objection Period, Purchaser and the Shareholders’ Agent shall attempt in good faith for 45 days after Purchaser’s receipt of such Objection Certificate to resolve such objection.  If they shall succeed in reaching agreement on their respective rights with respect to any of such claims, Purchaser and the Shareholders' Agent shall promptly prepare and sign a memorandum setting forth such agreement.  If Purchaser and the Shareholders' Agent reach an agreement with respect to any claim brought by Purchaser, the Shareholders' Agent shall instruct each Indemnifying Party to pay Purchaser such Person’s Pro Rata Share of the amount of Indemnifiable Damages agreed upon or, if the claim is covered by Section 9.1(b), the Shareholders' Agent shall instruct the Breaching Shareholder to pay the amount of Indemnifiable Damages agreed upon.  Should they be unable to agree as to any particular item or items or amount or amounts within such time period, then such dispute shall be resolved in accordance with Section 9.5 below.

9.5             Resolution of Objections to Claims.

(a)        If the Shareholders’ Agent delivers such Objection Certificate within the Objection Period, Purchaser and the Shareholders’ Agent shall attempt in good faith for 45 days after Purchaser’s receipt of such Objection Certificate to resolve such objection.  If Purchaser and the Shareholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties setting forth the approved portion of the Set-off Amount, if any, with respect to the claim and objection so resolved. For the avoidance of doubt, the resolution of a contingent liability set forth in a Claim Certificate and related Objection Certificate (a "Contingent Claim") may be deferred by an agreement between Purchaser and the Shareholders' Agent to wait for the contingency to be finally resolved.

(b)        After the final resolution of any item specified in an Objection Certificate, Purchaser shall pay to the Paying Agent (for distribution to the Company Securityholders pursuant to their respective Pro Rata Shares) the excess of the Set-off Amount over the approved portion of the Set-off Amount, if any (the "Set-off Excess") less that portion of the Set-off Excess that is determined, in the reasonable judgment of Purchaser, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to Shareholders’ Agent prior to the end of the applicable Set-off Period, if any.  Any Set-off Excess after the resolution of all such objections following the applicable Set-off Period shall be paid to the Paying Agent and distributed to the Company Securityholders in accordance with their respective Pro Rata Shares.

(c)        Should Purchaser and the Shareholders’ Agent be unable to agree as to any particular item or items or amount or amounts specified in an Objection Certificate within the time period specified in Section 9.5(a), then Purchaser shall be required to submit the matter to arbitration in accordance with this subsection (c), within 20 Business Days (the amount of indemnification sought in such arbitration, the "Disputed Amount"), unless the amount of the Indemnifiable Damages that is at issue is a Contingent Claim, in which event arbitration shall not be commenced but may be requested by Purchaser only within 20 Business Days after such amount is finally ascertained or both parties agree in writing to arbitration. In the event the matter is submitted to arbitration, it shall be settled by arbitration conducted in English by one arbitrator mutually agreeable to Purchaser and the Shareholders’ Agent.  In the event that, within 10 calendar days after submission of any dispute to arbitration as set forth above, Purchaser and the Shareholders’ Agent cannot mutually agree on one arbitrator, then, within 15 calendar days after the end of such 10-calendar day period, Purchaser and the Shareholders’ Agent shall each select one nominee.  The two nominees so selected shall select the arbitrator, who shall have relevant experience, to conduct the arbitration.  Any such arbitration shall be held in Tel Aviv, Israel, under the Israel Arbitration Law, 5728-1968 (as amended, the “Arbitration Law”).  The arbitrator shall not be bound by procedural law or rules of evidence, but will rule consistent with the substantive law of the State of Israel. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fees.  The parties agree to use all reasonable efforts to cause the arbitrator to set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator as to any particular item or items or amount or amounts specified in a Claim Certificate shall be final, binding, and conclusive upon the Indemnifying Parties (as a single group, if applicable) and the Indemnified Person (the amounts so determined, the “Awarded Indemnifiable Damages”). Such decision with respect to the Awarded Indemnifiable Damages shall be written and shall be supported by written findings of fact and conclusions of law which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Any ruling or decision of the arbitrator may be enforced in any court of competent jurisdiction. Either party shall be entitled to appeal to the District Court of Tel Aviv any manifest error by the arbitrator in the application of applicable law in accordance with Section 29B of the Arbitration Law.  This section constitutes an Arbitration Agreement in accordance with the Arbitration Law.  In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

9.6             Shareholders’ Agent.

(a)        At the Closing, Nadav Goshen shall be constituted and appointed as the Shareholders’ Agent and Nadav Goshen shall be the appointed representative on behalf of the Company Shareholders.  Should the Company Shareholders, by a majority vote (based on their respective holdings of Company Shares immediately prior to the Closing), decide to replace Nadav Goshen as their appointed representative, it shall so notify the parties hereto in accordance with the provisions of Section 10.2 hereof.  For purposes of this Agreement, the term “Shareholders’ Agent” shall mean the agent for and on behalf of the Indemnifying Parties to: (i) execute, as Shareholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Indemnifying Party, to or from Purchaser (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Party individually); (iii) review, negotiate and agree to and authorize the exercise by Purchaser  (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) of indemnification claims made by way of the Set-off Right or otherwise or claims to reduce the Special Cash Dividend; (iv) object to such claims pursuant to Section 9.4(c), 9.4(d) and 6.18; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties; (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Parties in accordance with the terms hereof and in the manner provided herein; (viii) instruct the Paying Agent as to the allocation of payments under this Agreement among the Company Securityholders, to the extent that questions may arise with respect thereto; (ix) apply the Rep Reimbursement Amount to the payment of (or reimbursement of the Shareholders’ Agent for) expenses and liabilities which the Shareholders’ Agent may incur pursuant to this Agreement; and (x) take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  Purchaser and its Affiliates shall be entitled to rely on the appointment of Nadav Goshen as the Shareholders’ Agent and treat such Shareholders’ Agent as the duly appointed attorney-in-fact of each Indemnifying Party and as having the duties, power and authority provided for in this Section 9.6.  The Indemnifying Parties shall be bound by all actions taken and documents executed by the Shareholders’ Agent in connection with this Section 9.6, and Purchaser and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Shareholders’ Agent.  The Person serving as the Shareholders’ Agent may be replaced from time to time by the Company Securityholders (including their assigns or transferees) who held a majority of the Company Share Capital on a Fully-Diluted Basis, immediately prior to Closing, upon not less than 30 days’ prior written notice to Purchaser.  No bond shall be required of the Shareholders’ Agent.

(b)        The Shareholders’ Agent shall not be liable to any former holder of Company Share Capital for any act done or omitted hereunder as the Shareholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The Shareholders’ Agent shall serve as the Shareholders’ Agent without compensation; provided, that, the Indemnifying Parties shall severally indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders’ Agent.

(c)        Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Agent that is within the scope of the Shareholders’ Agent’s authority under Section 9.6(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, conclusive and binding upon each such Indemnifying Party; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party.  This power of attorney is coupled with an interest and is irrevocable. Purchaser and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Shareholders’ Agent.

(d)        Shareholders’ Agent shall treat confidentially and, subject to any Legal Requirement, not disclose any nonpublic information from or about Purchaser to anyone (except on a need to know basis to individuals (identified to Purchaser in writing in advance) who agree in writing to treat such information confidentially).

(e)        The Shareholders’ Agent shall be entitled to receive reimbursement from any Rep Reimbursement Amounts retained on behalf of the Shareholders’ Agent, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Shareholders’ Agent in the performance or discharge of its rights and obligations under this Agreement (the “Rep Expenses”). The Rep Reimbursement Amount shall only be used for the payment of the Rep Expenses or as otherwise required by this Agreement.

9.7             Third-Party Claims.

(a)        In the event Purchaser becomes aware of a third-party claim which Purchaser in good faith believes may result in an indemnification claim pursuant to this ARTICLE 9, Purchaser shall have the right in its sole discretion, with counsel reasonably satisfactory to the Shareholders’ Agent, to conduct the defense of and to settle or resolve any such claim (and the reasonable costs and expenses incurred by Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Purchaser may seek indemnification pursuant to a claim made hereunder); provided, however, that if Purchaser settles or compromises any such claim without the consent of the Shareholders’ Agent, such settlement or compromise shall not be conclusive evidence of the amount of Indemnifiable Damages incurred by Purchaser in connection with such claim (it being understood that if Purchaser requests that the Shareholders’ Agent consent to a settlement or compromise, the Shareholders’ Agent shall not unreasonably withhold or delay such consent).  Purchaser shall timely notify the Shareholders’ Agent of a third-party claim, the Shareholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim.  In the event that the Shareholders’ Agent has consented to any such settlement or resolution, neither the Shareholders’ Agent nor any Indemnifying Party shall have any power or authority to object to the amount of any claim by or on behalf of any Indemnified Person pursuant to this ARTICLE 9 with respect to such settlement or resolution but only to the extent that the amount of any such claim by or on behalf of any Indemnified Person exceeds the amount consented to by the Shareholders' Agent.

(b)        Notwithstanding the provision of Section 9.7(a), the Shareholders’ Agent shall have the right in its sole discretion, with counsel reasonably satisfactory to Purchaser, to conduct the defense of and to settle or resolve any claim that may give rise to indemnification (i) under Section 9.1(a)(vii) and any related tax audits and (ii) under Section 9.1(a)(x) (collectively, an “Excluded Claim”), provided that any settlement or compromise of an Excluded Claim shall require the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). Purchaser shall promptly notify the Shareholders’ Agent of any communication made by the ITA or other Person that may reasonably lead to an Excluded Claim. The costs and expenses incurred by Shareholders’ Agent in connection with the defense of an Excluded Claim shall be borne by the Indemnifying Parties. Purchaser shall have the right to receive copies of all pleadings, notices and communications with respect to an Excluded Claim and shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, any defense of an Excluded Claim or settlement negotiations with respect to an Excluded Claim.

9.8             Treatment of Indemnification Payments.  The Indemnifying Parties, the Shareholders’ Agent and Purchaser agree to treat (and cause their Affiliates to treat) any payment received or set-off pursuant to this ARTICLE 9 as adjustments to the Aggregate Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

9.9             Form of Indemnification Payments.

(a)        For any indemnification obligation of any Indemnifying Party owing to Purchaser (but not to any other Indemnified Person) which is not satisfied by way of the Set-off Right pursuant to this ARTICLE 9, such Indemnifying Party may, in its sole discretion, satisfy a portion of such indemnification obligation (the "Equity Portion") in the form of Purchaser Ordinary Shares issued to such Indemnifying Party pursuant to this Agreement.  Such Indemnifying Party's Equity Portion shall equal the portion of the consideration paid to such Indemnifying Party (including any consideration paid to the Paying Agent for the benefit of such Indemnifying Party) in the form of Purchaser Ordinary Shares, as set forth in the Closing Spreadsheet. The number of Purchaser Ordinary Shares that may be paid pursuant to this Section 9.9(a) shall be determined by dividing (x) the amount of Indemnifiable Damages to be paid by such Indemnifying Party multiplied by such Indemnifying Party's Equity Portion by (y) the Market Value; provided, however, that Seller shall pay in cash to the extent that (i) such Indemnifiable Damages consist of out-of-pocket expenses of Purchaser or (ii) in the reasonable opinion of counsel to Purchaser, Purchaser is prohibited by the Israeli Companies Law, 1999 (without a court order) to repurchase its shares.

(b)        Purchaser shall pay any of its indemnification obligations pursuant to Section 9.1(b) in cash.

ARTICLE 10
General Provisions

10.1           Survival of Representations and Warranties and Covenants.  If the Share Purchase is consummated, the representations and warranties of the Company, the Israeli Subsidiary and the Company Shareholders contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of Purchaser, until the 12-month anniversary of the Closing Date or, in the event that a Applicable ChangeAnnouncement, if such announcement ultimately results in an Applicable Change, shall occur prior to the 12-month anniversary of the Closing Date, until the 18-month anniversary of the Closing Date; provided, however, that the Special Representations and the representations and warranties of the Company and the Israeli Subsidiary contained in any certificate delivered to Purchaser regarding the same subject matter as those covered by the Special Representations pursuant to any provision of this Agreement, will remain in full force and effect, regardless of any investigation made by or on behalf of Purchaser, until after the expiration of the applicable statute of limitations (if later than the expiration of 18 months following the Closing Date) for claims against the Indemnifying Parties which seek recovery of Indemnifiable Damages pursuant to the terms of this ARTICLE 9, to the extent arising out of an inaccuracy or breach of such representations or warranties, except that representations and warranties set forth in Section 2.9 (Intellectual Property) shall remain in full force and effect, regardless of any investigation made by or on behalf of Purchaser, for a period of thirty-six (36) months following the Closing Date; provided, however, that no right to indemnification pursuant to ARTICLE 9 in respect of any claim delivered to the Shareholders’ Agent prior to the expiration of the applicable survival period shall be affected by the expiration of such representations and warranties; and provided further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE 9 or otherwise to seek recovery of Indemnifiable Damages arising out of the matters listed in clauses (iii) – (xi) of Section 9.1(a) or any fraud of the Company, the Israeli Subsidiary or their respective officers or directors or any Company Securityholders to the extent in connection with the Company, the Israeli Subsidiary, this Agreement, the Share Purchase and the other transactions contemplated hereby until the expiration of the applicable statute of limitations.   If the Share Purchase is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants are to be performed after the Closing.

10.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)           if to Purchaser, to:

Perion Network Ltd.
4 Ha'Nechoset Street
Tel Aviv 69710, Israel
Attention:  General Counsel
Facsimile No.:  +972-3-644-5502

with a copy (which shall not constitute notice) to:

Goldfarb Seligman & Co.
Electra Tower
98 Yigal Alon Street
Tel-Aviv 67891, Israel
Attention: Adam M. Klein, Adv.
Facsimile No.: +972 (3) 521- 2212

(ii)           if to the Company or the Israeli Subsidiary, to:

SweetIM Technologies Ltd.
14 Hacharoshet Street
Ra’anana, Israel
Attention: Nadav Goshen, CEO

with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman
Asia House
4 Weizmann Street
Tel Aviv, Israel
Attention: Hanan Haviv, Adv.
Facsimile No.: +972-3-6966464

(iii)           If to the Shareholders’ Agent, to:

Nadav Goshen
7 Hagefen Street
Herzelia, Israel
Facsimile No.: 15397732202

with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman
Asia House
4 Weizmann Street
Tel Aviv, Israel
Attention: Hanan Haviv, Adv.
Facsimile No.: +972-3-6966464

10.3           Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been provided to the party to whom such information or material is to be provided.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.  Any reference in this Agreement to the “Company” shall be deemed to be a reference to the Company and each of its Subsidiaries (separately and in the aggregate), except to the extent otherwise specified herein or required by the context of the use of the word “Company” herein.  Any dollar amounts or thresholds indicated in this Agreement shall not be an admission or be reflective of what is or may be deemed to be material or a “Material Adverse Effect.”

10.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

10.5           Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE 9 is intended to benefit Indemnified Persons and Section 6.18 is intended to benefit the current and former directors and officers of the Company) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

10.6           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Purchaser may assign this Agreement to any direct or indirect wholly owned subsidiary of Purchaser without the prior consent of any other party hereto; provided, however, that Purchaser shall remain liable for all of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.7           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8           Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein, to the extent applicable.

10.9           Governing Law.  Except to the extent that the Belize International Business Companies Act is required to apply hereto, in which event it will apply to and only to that extent, this Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.10         Arbitration; Consent to Service of Process.

(a)        IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES WITHIN 30 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE ARBITRATION AGREEMENT SET FORTH IN SECTION 9.5(c) HEREOF.

(b)        Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Tel-Aviv-Jaffa District Court in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agree that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waive and covenant not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and each party agrees not to commence any legal proceedings related hereto except in such courts. A party may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 10.10.  The appointment of an arbitrator does not preclude a party from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

10.11         Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document

10.12         No Set-Off.  Except as set forth in this Agreement, no party shall have the right to set-off from payments due to another party pursuant to this Agreement, against payments due to it from such other party.

[Signature Pages Follow]

IN WITNESS WHEREOF, Purchaser, the Company, the Company Shareholders, and the Shareholders’ Agent have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to those Company Shareholders who are individuals, personally), all as of the date first written above.

Perion Network Ltd.

By:           /s/ Josef Mandelbaum                        /s/ Yacov Kaufman
Name:           Josef Mandelbaum                           Yacov Kaufman
Title:              CEO                                                    CFO

SweetIM Ltd.

By:           /s/ Nadav Goshen
Name:      Nadav Goshen

SweetIM Technologies Ltd.

By:           /s/ Nadav Goshen
Name:      Nadav Goshen
Title:        CEO

Shareholders’ Agent

By:           /s/ Nadav Goshen
Name:      Nadav Goshen

IN WITNESS WHEREOF, Purchaser, the Company, the Company Shareholders, and the Shareholders’ Agent have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to those Company Shareholders who are individuals, personally), all as of the date first written above.

The Company Shareholders1

By:	__________________________________________________
Name:	__________________________________________________
Title:	__________________________________________________

Amount of Company Ordinary Shares Held: ___________________________
Amount of Company Series A Preferred Shares Held:____________________
Amount of Company Series B Preferred Shares Held: ____________________
Amount of Company Options Held: _________________________________
Amount of Warrants Held: ________________________________________
Amount of Company Shares Held by the 102 Trustee: ____________________

FOR COMPANY SHAREHOLDERS RECEIVING PURCHASER ORDINARY SHARES:

Please check the box below acknowledging whether you are a Regulation D Investor and/or Regulation S Investor:

☐	Regulation D Investor

☐	Regulation S Investor

If the Company Shareholder is a resident of the State of Israel, please check the applicable box(es) below certifying whether or not you are a Qualified Israeli Investor:

☐	Is not a Qualified Israeli Investor

☐	Is a Qualified Israeli Investor, as specified in one of the following categories (please check the applicable box(es)):

❑
a venture capital fund. For the purpose hereof, a “venture capital fund” is an entity primarily involved in investments in entities which, at the time of investment, are engaged primarily in research and development or manufacture of innovative, high-technology products or processes, which investments involve above-average risk;

❑	an entity wholly owned by "exempt investors" under Israeli law (including those on this list);

❑	an entity, other than an entity organized for the purpose of purchasing securities in a certain offering, with equity capital greater than NIS 50 million; or

❑
an individual who meets the qualifications set forth in Section 9 of the Addendum to the Israeli Arrangement of Investment Advising and Investment Portfolio Management Law, 5755-1995, purchasing for himself, i.e., an individual who meets any two of the following conditions: (1) the aggregate value of the cash, deposits, financial assets and securities owned by the individual exceeds NIS 12 million; (2) the individual has expertise and skills in the capital market field or was employed for at least one year in a professional position that requires capital market expertise; and (3) the individual has executed at least 30 transactions, on average, in each quarter during the four quarters preceding the date hereof, not including transactions executed by a portfolio manager for such individual pursuant to a portfolio management agreement.  If you check this category on the basis of condition no. 2, please specify the source of your applicable expertise and/or the professional position. __________ __________________________________________________________________________

1 Note: For shares held by the 102 Trustee, the signature page will be signed by the beneficial holder and the record holder (i.e., 102 Trustee and the shareholder).

EXHIBIT A

COMPANY SHAREHOLDERS

Amir Amit
Ben Garrun
Dan Gotlieb
Esti Selickter
Gigi Levy
Holine Finance Ltd.
Ilan Weintrob
Learnicom LLC
Moshe Cohen
Purple Martin Ltd.
Roee Mor
Rami Gorali
Robert Sherman
Tamir Kremener
Zach Sigal
Yoram Shiv (as trustee for Ari Jedeikin, Eran Brener, Itay Rokni, Itzik Shrik, Keren Arieli, Roee Mor, Udi Vacks)

A - 1

EXHIBIT B

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

"102 Trustee" the trustee approved by the Israeli Tax Authority with respect to the Company Option Plan for the purpose of Section 102(b).

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Cash Consideration” means the aggregate Cash Consideration payable to Company Shareholders.

“Aggregate Consideration” means the sum of the Aggregate Cash Consideration and the Aggregate Share Consideration pursuant to the Closing Spreadsheet.

“Aggregate Share Consideration” means the number of Purchaser Ordinary Shares payable to Company Shareholders pursuant to the Closing Spreadsheet.

“Business” means (i) the development and distribution of client applications to enhance user communication by adding icons and emoticons to any communication service such as social networking sites, (ii) the development and distribution of search related services and assets such as toolbar, add-ons and home page, and (iii) business intelligence and analytics relating to marketing services of (i) and (ii).

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in Israel.

“Cash” means cash, cash equivalents and marketable securities of the Israeli Subsidiary, as determined in accordance with GAAP consistently applied.

“Cash Consideration” means the cash amount payable to a Company Shareholder pursuant to the Closing Spreadsheet.

“Closing Allocation Certificate” means a form of certificate to be delivered to and certified by each Company Shareholder and Company Optionholder setting forth each such Person’s and only such Person’s information contained in the Closing Spreadsheet in substantially the form attached hereto as Exhibit G.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Employee” means any current or former employee of the Company or the Israeli Subsidiary.

“Company Employee Agreement” means each management, employment, severance, relocation, repatriation or expatriation agreement or other Contract between the Company or the Israeli Subsidiary, and any Company Employee.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, pension arrangement and any other provident fund, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company or the Israeli Subsidiary for the benefit of any Company Employee, or with respect to which the Company or the Israeli Subsidiary has or may have any liability or obligation, excluding any Company Employee Agreement.

“Company Founders” means Robert Sherman and Ben Garrun.

 “Company Option Plan” means, collectively, each stock option plan, program or arrangement of the Company or the Israeli Subsidiary.

“Company Optionholders” means the holders of Company Options, vested and unvested, immediately prior to the Closing (unless the context otherwise requires).

“Company Options” means options to purchase Company Ordinary Shares or Company Preferred Shares that are issued and outstanding as of the Closing (unless the context otherwise requires).

 “Company Ordinary Shares” means the Ordinary Shares of the Company, par value US$ 0.01 each.

 “Company Preferred Shares” means the Company Series A Preferred Shares and the Company Series B Preferred Shares.

“Company Securityholders” means the Company Shareholders and Company Optionholders, collectively.

“Company Series A Preferred Shares” means the Series A Preferred Shares of the Company, par value US$ 0.01 each.

“Company Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$ 0.01 each.

“Company Share Capital” means the share capital of the Company.

“Company Shareholders” means the holders of Company Ordinary Shares and the holders of Company Preferred Shares, in each case, immediately prior to the Closing (unless the context otherwise requires).

 “Company Shares” means the Company Ordinary Shares and the Company Preferred Shares.

“Consent” means any permit, authorization, approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consultant” any Person engaged by the Company or the Israeli Subsidiary on an independent contractor status basis including, services providers, consultants and manpower companies, excluding companies providing placement services and their employees, freelancers and sub-contractors.

 “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

"Domiciliation Application" means the application, dated August 14, 2012, filed with the ITA on behalf of the Company requesting (a) that the Company be recognized as an Israeli tax resident as of January 1, 2012, (b) confirmation that the Company (except the Israeli Subsidiary) does not have any outstanding Israeli income tax liability in respect of the period ended December 31, 2011, and (c) the tax-free transfer of intellectual property rights from the Company to the Israeli Subsidiary pursuant to Section 104A of the Israeli Income Tax Ordinance.

“Domiciliation Ruling” means a valid tax ruling issued by the ITA in response to the Domiciliation Application.

 “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and Codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the European Union Directive 2002/96/EC on waste electrical and electronic equipment, the European Union Directive 2002/95/EC on the restriction on the use of hazardous substances, and the Administrative Measure on the Control of Pollution Caused by Electronic Information Products, all as amended at any time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Fully-Diluted Basis” means all issued and outstanding shares of ordinary shares, preferred shares and other kinds of capital stock or voting securities, with all convertible and exercisable securities (or other rights to acquire capital stock) deemed converted or exercised, as the case may be, into shares of capital stock in accordance with their terms, whether or not then currently vested, exercisable, exchangeable or convertible.

 “Fully-Diluted Company Ordinary Shares” means the sum, without duplication, of (i) the aggregate number of shares of Company Ordinary Shares that are issued and outstanding immediately prior to the Closing, (ii) the aggregate number of Company Options that are issued and outstanding immediately prior to the Closing and (iii) the aggregate number of shares of  Company Preferred Shares that are issued and outstanding immediately prior to the Closing, each on an as-converted to Company Ordinary Share basis.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect at the time covered by the applicable financial statements.

“Governmental Authorization” means any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” means any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activities” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

"Indebtedness" means (i) all Indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other Indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any Encumbrance on any property and (vi) all guarantee obligations.

 “Indemnifiable Transaction Expenses” means any Transaction Expenses.  All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of ARTICLE 9.

“IP Infringement Qualifier” shall mean that following the first year anniversary of the Closing Date, the third sentence of the representation in section 2.9(j) shall be qualified by the Company’s knowledge.

 “Israeli Subsidiary Share Capital” means the share capital of the Israeli Subsidiary.

 “Israeli Subsidiary Shareholder” means the sole holder of share capital of the Israeli Subsidiary, which is the Company.

“knowledge” means, information or matters of which (A)(i) with respect to the Company or the Israeli Subsidiary, each of the directors of the Israeli Subsidiary and, (ii) with respect to Purchaser, its Chief Executive Officer and Chief Financial Officer, and (iii) with respect to each Company Shareholder that is not an individual, the principal executive officer and principal financial officer (in case of a company), or General Partner (in case of a partnership), of such Company Shareholder, actually know or (B) solely in the case of the Company and/or the Israeli Subsidiary, a principal executive officer, principal financial officer or chief technology officer should have reasonably known given the nature of his duties in the Company or the Israeli Subsidiary, as applicable.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, Code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees issued against or applicable to the Company or any Subsidiary or any of their respective assets, properties or businesses, as of the Agreement Date or the Closing Date, as applicable.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

 “Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably likely to, (i) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (C) changes in GAAP (provided that such changes do not affect such entity disproportionately as compared to such entity’s competition); or (D) the announcement or pendency of the Share Purchase or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements. For the avoidance of doubt, the payment of the Special Cash Dividend shall not be deemed a Material Adverse Effect.

 “OCS” means the Israeli Office of the Chief Scientist of the Ministry of Industry, Trade & Labor.

 “Permitted Encumbrances” means:  (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods, and (F) non-exclusive object code licenses of software by the Company or a Subsidiary in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been provided to Purchaser’s counsel).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint stock company, association, unincorporated organization, group, trust, estate, proprietorship, joint venture, business organization, Governmental Entity or any other type of entity.

“Pro Rata Share” means, with respect to a Company Securityholder, the quotient obtained by dividing (a) the number of Ordinary Shares held on the Closing Date by the Company Securityholder, on an as converted basis, by (b) the issued and outstanding capital stock of the Company on a Fully-Diluted Basis as of the Closing Date.

“Purchaser Ordinary Shares” or "Shares" means the Ordinary shares, par value NIS 0.01 per share, of Purchaser.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

 “Securities Act” means the Securities Act of 1933, as amended.

"Set-off Amount" means the amount of cash held back by Purchaser from the Deferred Payment and/or the Contingent Payment, pursuant to Section 9 of this Agreement.

“Share Transfer” means the procedures and the actions required to transfer ownership of the Company Shares from the Company Shareholder to Purchaser under the Articles of Association of the Company.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person or entity of which the Company, either alone or together with one or more of such entities (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Transaction Expenses” means all third party fees, costs, expenses, payments, and expenditures incurred by the Company in connection with the Share Purchase, this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the fees, costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Company and the Israeli Subsidiary notwithstanding any contingencies for earnouts, withholdings, etc.), and any such fees, costs, expenses, payments, and expenditures incurred by Company Securityholders paid for or to be paid for by the Company.

“Transaction Expenses Certificate” means a certificate executed by the Authorized Person dated as of the Closing Date, certifying the amount of Transaction Expenses not paid by the Closing Date (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed).  The Transaction Expenses Certificate shall include a representation of the Company, certified by the Authorized Person, that such certificate includes all of the Transaction Expenses not yet paid as of the Closing Date.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit B shall have the meanings assigned to such terms in this Agreement.

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE SHARE PURCHASE AGREEMENT (this "Amendment"), made and entered into as of November 30, 2012, by and among Perion Network Ltd., a company formed under the laws of Israel (“Purchaser”), and Nadav Goshen as “Shareholders’ Agent” (each of the Purchaser and the Shareholders' Agent referred to herein individually as a "Party", and collectively as the "Parties").

WHEREAS
the Purchaser and the Shareholders' Agent are parties to that certain Share Purchase Agreement, dated as of November 7, 2012 (the "Purchase Agreement"), by and among the Purchaser, SweetIM Ltd., SweetIM Technologies Ltd., the Company Shareholders listed on Exhibit A to the Purchase Agreement, and Nadav Goshen as “Shareholders’ Agent”; and

WHEREAS	the Parties agree to amend the Purchase Agreement pursuant to the below.

NOW THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.	The preamble and the schedules attached hereto constitute an integral part hereof.

2.	Capitalized terms in this Amendment shall have the same meaning as in the Purchase Agreement, unless otherwise expressly stated herein.

3.	Section 1.5(h) of the Purchase Agreement is hereby replaced in its entirety with the following:

3.1.
Without derogating from the right of the Purchaser to receive the Negative Adjustment Amount pursuant to Section (g), Purchaser shall pay the lower of (i) the amount by which the Company Net Working Capital is higher than the Cash as of the Closing Date, and (ii) the Google Payments actually received by the Company following the Closing (the "Google Adjustment Amount"). The Purchaser shall transfer such payment to the Paying Agent within 3 Business Days of final determination of the Company Net Working Capital under this Section 1.5 and shall instruct the Paying Agent to distribute such amounts to the Company Securityholders in accordance with the provisions of the Paying Agent Agreement and this Agreement, in accordance with each Company Securityholder's Pro Rata Share of such amount, less applicable withholdings.  Notwithstanding the foregoing, any Cash Consideration and Option Amount payable pursuant this Section 1.5(h) to Company Shareholders and Company Optionholders, as applicable, holding Company Shares and Company Options pursuant to Section 102(b) shall be paid to the 102 Trustee.  Notwithstanding anything in this Agreement, the Google Adjustment shall be reduced by $422,600 (the "Purchaser Adjustment Amount").  In the event that the Google Adjustment Amount shall be less than the Purchaser Adjustment Amount, Purchaser shall be entitled to reduce the Deferred Payment by the amount that is equal to the Purchaser Adjustment Amount less the Google Adjustment Amount.

4.	Section 10.12 of the Purchase Agreement is hereby replaced in its entirety with the following:

"No Set-Off.  Except as set forth in this Agreement, no party shall have the right to set-off from payments due to another party pursuant to this Agreement, against payments due to it from such other party, unless the party to whom a payment is due agrees to such set-off."

5.	The following is hereby added as Section 6.19 of the Purchase Agreement:

"Company Shareholder Registry. Immediately after the Closing, the Shareholders' Agent shall use his best efforts and fully cooperate with the Company to cause the official shareholder registry of the Company to be prepared by the Registered Agent reflecting Purchaser as the sole shareholder of the Company."

6.	This Amendment is made in accordance with Section 8.3 of the Purchase Agreement, and constitutes an integral part thereof.

7.	Except as expressly stated in this Amendment, the Purchase Agreement shall remain unchanged.

8.
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Amendment received by a Party via facsimile or electronic mail will be deemed an original, and binding upon the party who signed it.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Shareholders' Agent have executed this Amendment on the date first above written.

Perion Network Ltd.

By:           /s/ Josef Mandelbaum
Name:      Josef Mandelbaum
Title:        CEO

Shareholders’ Agent

/s/ Nadav Goshen
Nadav Goshen